Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of May 4, 2021

among

INSULET CORPORATION,

as the Initial Borrower,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners for the Term B Facility and the Revolving Credit Facility

i

SCHEDULES

1.01A	—	Guarantors
1.01B	—	Excluded Subsidiaries
1.01C	—	Unrestricted Subsidiaries
2.01	—	Commitments
5.06	—	Litigation
5.08	—	Environmental Compliance
5.11	—	Subsidiaries and Other Equity Investments
5.14	—	Intellectual Property
6.12	—	Post-Closing Covenants
7.01(l)	—	Existing Liens
7.02	—	Existing Investments
7.03(e)	—	Existing Indebtedness
10.02	—	Administrative Agent’s Office, Principal Office, Certain Addresses for Notices

EXHIBITS

Form of

A	—	Assignment and Assumption
B	—	Committed Loan Notice
C	—	Compliance Certificate
D	—	[Reserved]

E	—	Guaranty
F-1	—	Revolving Credit Note
F-2	—	Term Note
F-3	—	Swingline Note
G	—	Security Agreement
H	—	Discounted Prepayment Option Notice
I	—	Lender Participation Notice
J	—	Discounted Voluntary Prepayment Notice
K	—	United States Tax Compliance Certificates
L	—	[Reserved]
M	—	Holdings Covenant

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 4, 2021, among Insulet Corporation, a Delaware corporation (the “Initial Borrower”), Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative Agent and Collateral Agent and each Lender from time to time party hereto.

PRELIMINARY STATEMENTS

1. The Borrower has requested that the Lenders extend credit to the Borrower in the form of the Term B Facility and the Revolving Credit Facility.

2. The proceeds of the Term B Loans and the Revolving Credit Loans and Letters of Credit will be used for working capital and other general corporate purposes of the Company and its Subsidiaries, including to retire Indebtedness and/or to fund Investments.

3. The applicable Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).

“Acceptable Intercreditor Agreement” means a customary intercreditor agreement, subordination agreement, collateral trust agreement or other intercreditor arrangement (which may, if applicable, consist of a payment waterfall) in form and substance reasonably acceptable to the Administrative Agent and the Company.

“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Additional Borrower” means any Permitted Parent who shall become a party to this Agreement as a “Borrower” hereunder upon satisfaction of the applicable conditions set forth in Section 10.24.

“Additional Guarantor” has the meaning specified in Section 6.10(a).

“Additional Lender” has the meaning specified in Section 2.14(e).

“Additional Revolving Credit Commitment” has the meaning specified in Section 2.14(a).

“Adjusted EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date (provided that solely for purpose of this clause (a) and not for any other purpose in this Agreement, the Unrestricted Cash Amount used to calculate Consolidated Total Net Debt shall not exceed $600 million) to (b) Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) as required by this Agreement, in each case determined on a consolidated basis in accordance with GAAP; provided, that Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Administrative Agent” means, subject to Section 9.13, MSSF, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means the Company (or any Parent Entity thereof) and its Subsidiaries.

“After Year-End Transaction” has the meaning specified in Section 2.05(b)(i).

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the partners, officers, directors, employees, agents, trustees, administrators, managers, advisors, other representatives and attorneys-in-fact and successors and permitted assigns of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all the Revolving Credit Lenders. The amount of the Aggregate Revolving Credit Commitments on the Closing Date is $60,000,000.

“Agreement” means this Credit Agreement as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning specified in Section 1.08(f).

“All-In-Rate” means as to any Loans (or other Indebtedness, if applicable), the yield thereon to Lenders (or other lenders, as applicable) providing such Loans (or other Indebtedness, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Company, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate based on an assumed four year average life; and provided, further, that “All-In-Rate” shall not include arrangement, commitment, underwriting, structuring or similar fees (including any other fees not paid generally to all lenders during the primary syndication of such Indebtedness) and customary consent fees for an amendment paid generally to consenting lenders.

“Alternative Currency” means, with respect to Revolving Credit Loans, Euros, Canadian Dollars, Sterling and Australian Dollars, and other currencies as may be added with the consent of all Revolving Credit Lenders in accordance with Section 1.14.

“Alternative Currency Equivalent” means, with respect to an amount denominated in any Alternative Currency, such amount, and with respect to an amount denominated in Dollars or another Alternative Currency, the equivalent in such Alternative Currency of such amount determined at the Exchange Rate on the applicable Valuation Date.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $15,00,000 and (b) the Aggregate Revolving Credit Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facilities.

“Anti-Corruption Laws” has the meaning specified in Section 5.20.

“Applicable Asset Sale Proceeds” has the meaning specified in Section 2.05(b)(ii).

“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).

“Applicable ECF Proceeds” has the meaning specified in Section 2.05(b)(i).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans, Base Rate Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (and with respect to any Letters of Credit issued or participations purchased therein by any Revolving Credit Lender or any participations in any Swingline Loans purchased by any Revolving Credit Lender, as the context requires, the percentage equal to a fraction the numerator of which is the amount of such Revolving Credit Lender’s Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Commitments of all Revolving Credit Lenders) (provided that (i) in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” with respect to any Revolving Credit Facility shall be determined by disregarding any Defaulting Lender’s Revolving Credit Commitment under such Revolving Credit Facility and (ii) if the Revolving Credit Commitments under any Revolving Credit Facility have terminated or expired, the Applicable Percentages of the Lenders under such Revolving Credit Facility shall be determined based upon the Revolving Credit Commitments most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Rate” means a percentage per annum equal to:

(a) (i) for Eurocurrency Rate Loans that are Term B Loans, 3.25% and (ii) for Base Rate Loans that are Term B Loans, 2.25%.

(b) (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans that are Revolving Credit Loans, 3.25%, (B) for RFR Loans that are Revolving Credit Loans, 3.25%, (C) for Base Rate Loans that are Revolving Credit Loans, 2.25%, (D) for Letter of Credit fees pursuant to Section 2.03(g), 3.25% per annum and (E) for the Commitment Fee in respect of Revolving Credit Commitments, 0.50% per annum and (ii) thereafter, in connection with Revolving Credit Loans, Letter of Credit fees and the Commitment Fee in respect of Revolving Credit Commitments, the percentages per annum set forth in the table below, based upon the Adjusted Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate for Revolving Credit Loans

Pricing Level	Adjusted Total Leverage Ratio	Eurocurrency Rate Loans	RFR Loans	Base Rate Loans	Letter of Credit fees	Commitment Fee
I	≥ 4.00:1.00	3.25%	3.25%	2.25%	3.25%	0.50%
II	< 4.00:1.00 and ≥ 3.50:1.00	3.00%	3.00%	2.00%	3.00%	0.375%
III	< 3.50:1.00	2.75%	2.75%	1.75%	2.75%	0.25%

Any increase or decrease in the Applicable Rate pursuant to clause (b) above resulting from a change in the Adjusted Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that if a Compliance Certificate is not delivered within the time frame set forth in Section 6.02(a), the Applicable Rate set forth in “Pricing Level I” in the table shall apply commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the delivery of such Compliance Certificate. Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Adjusted Total Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Adjusted Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Adjusted Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Section 2.09 as a result of the miscalculation of the Adjusted Total Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.09, as applicable, at the time the interest or fees for such period were required to be paid pursuant to such Section, in accordance with the terms of this Agreement.

Notwithstanding the foregoing, the Applicable Rate in respect of any Class of Additional Revolving Credit Commitments or Extended Revolving Credit Commitments and any Incremental Term Loans, Extended Term Loans or Revolving Credit Loans made pursuant to any Additional Revolving Credit Commitments or Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swingline Loans, (i) the Swingline Lender and (ii) the Revolving Credit Lenders.

“Approved Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Currency” means Dollars and any Alternative Currency.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Sale Percentage” means, as of any date of determination (a) if the First Lien Leverage Ratio is greater than 4.50:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to 4.50:1.00 and greater than 4.00:1.00, 50%, and (c) if the First Lien Leverage Ratio is less than or equal to 4.00:1.00, 25%.

“Assignees” has the meaning specified in Section 10.07(b)(i).

“Assignment and Assumption” means (a) an Assignment and Assumption substantially in the form of Exhibit A and (b) in the case of any assignment of Term Loans in connection with a Permitted Exchange conducted in accordance with Section 2.17, such form of assignment (if any) as may have been requested by the Administrative Agent in accordance with Section 2.17(a)(viii) or, in each case, any other form (including electronic documentation generated by Clearpar® or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheets of the Initial Borrower and its Restricted Subsidiaries for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020.

“Australian Dollars” means the lawful money of Australia.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to any Revolving Credit Facility, the period from the Closing Date to but excluding the earlier of the Maturity Date for such Revolving Credit Facility and the date of termination of the Revolving Credit Commitments under such Revolving Credit Facility in accordance with the terms of this Agreement.

“Available Amount” means, at any time (the “Available Amount Reference Time”), without duplication, an amount (which shall not be less than zero) equal to the sum of:

(a) the greater of (x) $75.0 million and (y) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, plus:

(b) 50% of Consolidated Net Income for the period from the first day of the fiscal quarter of the Company during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Company prior to the Available Amount Reference Time (the amount under this clause (b), the “Growth Amount”); provided that the Growth Amount shall not be less than zero; plus

(c) the amount of any capital contributions (including mergers or consolidations that have a similar effect, with the amount of any non-cash contributions made in connection therewith being determined based on the fair market value (as reasonably determined by the Company) thereof) or Net Cash Proceeds from any Permitted Equity Issuance (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any Cure Amount), or any other capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to Section 7.02, Section 7.03, Section 7.06 or Section 7.08) received by or made to the Company during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(d) the aggregate amount of Retained Declined Proceeds and Specified Asset Sale Proceeds during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(e) to the extent not (i) already included in the calculation of Consolidated Net Income of the Company and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (f), (g), (h) or (i) of this definition or any other provision of Section 7.02, the aggregate amount of all cash dividends and other cash distributions received by the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, JV Entity or minority Investment during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(f) to the extent not (i) already included in the calculation of Consolidated Net Income of the Company and the Restricted Subsidiaries, (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (g), (h) or (i) of this definition or any other provision of Section 7.02, or (iii) used to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all cash proceeds received by the Company or any Restricted Subsidiary in connection with (x) the sale, transfer or other disposition of its direct or indirect ownership interest (including Equity Interests) in any Unrestricted Subsidiary, JV Entity or minority Investment or (y) the sale, transfer or other disposition of any assets of any Unrestricted Subsidiary, JV Entity or minority Investment, in each case, from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(g) to the extent not (i) already included in the calculation of Consolidated Net Income of the Company and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (f), (h) or (i) of this definition or any other provision of Section 7.02, the aggregate amount of all cash or Cash Equivalent interest, returns of principal, cash repayments and similar payments received by the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, JV Entity or minority Investment, from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time in respect of loans or advances made by the Company or any Restricted Subsidiary to such Unrestricted Subsidiary, JV Entity or minority Investment; plus

(h) to the extent not (i) already included in the calculation of Consolidated Net Income of the Company and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (f), (g) or (i) of this definition or any other provision of Section 7.02, (1) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Company or any Restricted Subsidiary in respect of any Investments pursuant to Section 7.02; provided that with respect to Investments made under Section 7.02(n), in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 7.02(n) and (2) the fair market value of any Unrestricted Subsidiary which is re-designated as a Restricted Subsidiary or merged, liquidated, consolidated or amalgamated into the Company or any Restricted Subsidiary, in each case, from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; minus

(i) the aggregate amount of (i) any Investments made pursuant to Section 7.02(n) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment, including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale, transfer, lease or other disposition of any such Investment), (ii) [reserved], (iii) any Restricted Payment made pursuant to Section 7.06(k) and Section 7.06(m) and (iv) any payments made pursuant to Section 7.08(a)(iii)(B) and Section 7.08(a)(iv), in each case, during the period commencing on the Closing Date through and including the Available Amount Reference Time (and, for purposes of this clause (i), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount.”

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the Prime Rate in effect on such day;

(b) 1⁄2 of 1.00% per annum above the Federal Funds Rate; and

(c) the Eurocurrency Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the Bloomberg screen page at approximately 11:00 a.m. London time on such day (without any rounding).

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“BBSY” means the Bank Bill Swap Reference Bid Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the date of determination.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 10.25(b).

“Bona Fide Lending Affiliate” means, with respect to any Competitor, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a Person separately identified to the Lead Arrangers in writing on or prior to the Closing Date) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such Competitor or Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (y) has access to any information (other than information that is publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ businesses (including any of their Subsidiaries or any Parent Entities).

“Borrower” means (i) the Initial Borrower, together with any permitted successor thereto in accordance with the terms hereof and (ii) with respect to any applicable Borrowing under the Revolving Credit Facility after the Permitted Parent Acquisition Effective Date, any Additional Borrower, together with any permitted successor thereto in accordance with the terms hereof; provided, that unless otherwise required by the context herein, references to the “Borrower” shall be deemed references to the Initial Borrower.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) with respect to Eurocurrency Rate Loans, $1,000,000, (b) with respect to RFR Loans, $500,000 and (c) with respect to Base Rate Loans, $100,000.

“Borrowing Multiple” means $100,000.

“Business Day” means, as applicable, (A) any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, (B) in relation to the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (C) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (D) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Approved Currency of such RFR Loan, any such day that is only an RFR Business Day and (E) in relation to Loans denominated in a currency other than Dollars, Euro, and Sterling, any day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful money of Canada.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by the Company and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment or similar items reflected in the consolidated balance sheets of the Company and its Restricted Subsidiaries and (b) Capitalized Lease Obligations incurred by the Company and its Restricted Subsidiaries during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided that all obligations of the Company and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 15, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following December 15, 2018 (or any change in the implementation in GAAP for future periods that are contemplated as of December 15, 2018) that would otherwise require such obligation to be recharacterized as a Capitalized Lease.

“Capitalized Research and Development Costs” means research and development costs that are required to be, in accordance with GAAP, capitalized.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Company” means (i) any Subsidiary of the Company operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Company or any of its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor, and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize or Backstop” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or any L/C Issuer (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect thereof, cash or deposit account balances denominated, in the case of collateral for L/C Obligations, in Dollars, or, if the applicable L/C Issuer benefiting from such collateral agrees in its reasonable discretion, other credit support (including by backstopping with other letters of credit), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent, (b) the applicable L/C Issuer and (c) the Company (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following to the extent owned by the Company or any Restricted Subsidiary:

(1) (a) Dollars, Canadian Dollars, Sterling, Euro, Yen, any national currency of any member state of the European Union or any Alternative Currency; or (b) any other foreign currency held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(2) securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “P-2” or the equivalent thereof by S&P or at least “A-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) or (b) having combined capital and surplus in excess of $100.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any Person meeting the qualifications specified in clause (3) above;

(5) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualification in clause (3) above;

(6) commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(8) readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(11) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(13) bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14) investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above; and

(15) any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (15) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (15) above and in this paragraph.

In addition, in the case of Investments by any Captive Insurance Company, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses of this definition above or clause (a) in this paragraph, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Agreement and the other Loan Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” means any agreement to provide to the Company or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Person that, is a Lender, Lead Arranger, an Agent or an Affiliate of a Lender, Lead Arranger, or an Agent (x) on the Closing Date, with respect to Cash Management Agreements existing on the Closing Date or (y) at the time it enters into a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement (regardless of whether such Person subsequently ceases to be a Lender, Lead Arranger or Agent or an Affiliate of the foregoing).

“Cash Management Obligations” means the obligations owed by the Company or any of its Subsidiaries to any Cash Management Bank under any Cash Management Agreement entered into by and between the Company or any of its Subsidiaries and any Cash Management Bank.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CDOR Rate” means, with respect to each day during an Interest Period pertaining to a Loan denominated in Canadian Dollars, the interest rate per annum which is the rate based on the average rate applicable to Canadian Dollar bankers’ acceptances, for a term comparable to such Interest Period, appearing on the applicable Bloomberg screen page at approximately 10:00 a.m. (Toronto, Ontario time) on the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as reasonably determined by the Administrative Agent), or if such date is not a Business Day, then on the immediately preceding Business Day; provided that to the extent a comparable or successor rate is approved by the Administrative

Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, in consultation with the Borrower; provided, further that in no event shall the CDOR Rate be less than 0.00%.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means, subject to Section 8.06, (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of all shares of the capital stock of the Company entitled to vote generally in elections of directors, (ii) after the consummation of a transaction described in clause (a) of Section 8.06, Holdings ceases to own, directly or indirectly through any one or more Wholly-Owned Restricted Subsidiaries, 100% of the voting Equity Interests of the Company, (iii) after the consummation of a Permitted Parent Acquisition, the Permitted Parent ceases to own, directly or indirectly through any one or more Wholly-Owned Restricted Subsidiaries, 100% of the voting Equity Interests of the Initial Borrower and (iv) the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person other than the Company or any of its Restricted Subsidiaries. For the avoidance of doubt, a Permitted Parent Acquisition shall not be deemed to constitute a Change of Control, so long as the conditions set forth in clause (i) (tested at the Permitted Parent) and (iv) of this definition shall not have occurred on the Permitted Parent Acquisition Effective Date immediately after giving effect to the Permitted Parent Acquisition.

“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., and/or any of their affiliates as may be appropriate to provide the services contemplated herein.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term B Commitments, Extended Revolving Credit Commitments that are designated as an additional Class of Commitments, Additional Revolving Credit Commitments that are designated as an additional Class of Commitments or commitments in respect of any Incremental Term Loans that are designated as an additional Class of Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term B Loans, Extended Term Loans that are designated as an additional Class of Term Loans, Incremental Term Loans that are designated as an additional Class of Term Loans and any Loans made pursuant to any other Class of Commitments.

“Closing Date” means the date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or similar term) as defined in the Collateral Documents and all other property of whatever kind and nature pledged, charged or in which a Lien is granted or purported to be granted under any Collateral Document, and shall include the Mortgaged Properties; provided that, “Collateral” shall not include any Excluded Property.

“Collateral Agent” means MSSF, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that (in each case, subject to Schedule 6.12 (which, for the avoidance of doubt, shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):

(a) on the Closing Date, the Collateral Agent shall have received a counterpart of each Collateral Document and a counterpart of the Guaranty in each case required to be delivered by each applicable Loan Party (including as of the Closing Date, those that are listed on Schedule 1.01A) on the Closing Date) pursuant to Section 4.01(a);

(b) [reserved];

(c) in the case of any person that becomes (or is required to become) a Guarantor after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Guaranty and (ii) supplements to the Security Agreement and any other Collateral Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Guarantor;

(d) on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Property, and (y) all Indebtedness owing to any Loan Party, other than Excluded Property, shall have been pledged or assigned to the Collateral Agent pursuant to the Collateral Documents and (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Collateral Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e) after the Closing Date (x) all outstanding Equity Interests of any person that becomes or is required to become a Guarantor after the Closing Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, in each case other than Excluded Property, shall have been pledged pursuant to the Collateral Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(f) except as otherwise contemplated by this Agreement or any Collateral Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(g) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property that is not Excluded Property required to be delivered pursuant to Section 6.10 and/or Section 6.12, as applicable, duly executed and delivered by the record owner of such property, (ii) a title insurance policy for such Mortgaged Property (or marked-up title insurance commitment having the effect of a title insurance policy) (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein, in an amount equal to 100% of the fair market value of the real property covered thereby (as determined in good faith by the Company) and free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and to the extent available in each applicable jurisdiction, (iii) a Survey with respect to each Mortgaged Property, provided, however, that a Survey shall not be required to the extent that (A) an existing survey together with an “affidavit of no change” reasonably satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (B) the Title Company removes the standard survey exception and provides reasonable and customary survey-related endorsements and other coverages in the applicable Mortgage Policy, (iv) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Company), (v) [reserved], (vi) an opinion of local counsel addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties in form and substance reasonably acceptable to the Administrative Agent with respect to the enforceability and perfection of each Mortgage, and (vii) any existing abstracts and appraisals and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property; and

(h) after the Closing Date, the Collateral Agent shall have received (i) such other Collateral Documents as may be required to be delivered pursuant to Section 6.10 or the Collateral Documents and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 6.10.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of the title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the Company agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) required by the Collateral and Guarantee Requirement where it reasonably determines, in consultation with the Company, that obtaining or perfecting such security interest cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Company;

(B) the Collateral and Guarantee Requirement shall not apply to any Excluded Property;

(C) no deposit account control agreement, securities account control agreement or other control agreements or control arrangements or lockbox or similar arrangements shall be required with respect to any deposit account, securities account or commodities account;

(D) other than with respect to Non-U.S. Discretionary Guarantors (for which actions shall be reasonably agreed between the Administrative Agent and the Company), no actions in any jurisdiction outside of the United States or required by the Laws of any jurisdiction outside of the United States, shall be required in order to create any security interests in assets located, titled, registered or filed outside of the United States, or to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction outside of the United States);

(E) no stock certificates evidencing Excluded Equity shall be required to be delivered to the Collateral Agent;

(F) in no event shall landlord, mortgagee and bailee waivers, consents or subordination agreements (other than any subordination agreement expressly contemplated by Section 7.03 of this Agreement) be required;

(G) other than in connection with an exercise of remedies in accordance with the Loan Documents during the continuance of an Event of Default, no notices shall be required to be sent to account debtors or other contractual third parties; and

(H) no actions shall be required with respect to, and the Collateral Agent shall not perfect its security interest (if any) in, commercial tort claims, motor vehicles or other assets subject to certificate of title (except to the extent perfected through the filling of Uniform Commercial Code financing statements).

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the collateral assignments, Security Agreement Supplements, security agreements, intellectual property security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, as applicable, Section 6.10 or Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment, a Revolving Credit Commitment, an Extended Revolving Credit Commitment, an Incremental Revolving Credit Commitment, a Refinancing Revolving Credit Commitment, a commitment in respect of any Incremental Term Loans, or a commitment in respect of any Extended Term Loans or any combination thereof, as the context may require.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a Swingline Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means (a) prior to the Permitted Parent Acquisition Effective Date, the Initial Borrower or (b) from and after the Permitted Parent Acquisition Effective Date, the Permitted Parent.

“Company Materials” has the meaning specified in Section 6.02.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Competitor” means a competitor of the Company or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on any Swap Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b) (x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes (such as Delaware franchise tax, Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) any distributions made to a Parent Entity with respect to the foregoing, and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transaction costs associated with becoming a public company, including Public Company Costs), Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement and the other Loan Documents (including a refinancing thereof or amendment, waiver or other modification thereto) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the incurrence of, or ongoing administration, of the Facilities or the Loan Documents, any other credit facilities and any Securitization Fees, and (ii) any amendment, waiver or other modification of the Loan Documents, Receivables Facilities, Securitization Facilities, any other credit facilities, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e) (i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Closing Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused warehouse space costs) and new product introductions (including labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Facilities) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period form such actions) projected by the Company in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Company); plus

(h) any costs or expenses incurred by the Company or a Restricted Subsidiary or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Equity Interests held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of the Company ; plus

(i) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(j) any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(k) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(l) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes; plus

(m) with respect to any joint venture, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to the Company’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(n) the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Company or any of its Subsidiaries or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries or any Parent Entities, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(o) adjustments of the nature or type used in any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm; and

(2) decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840—Leases).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries on a consolidated basis for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (i) Securitization Fees, (ii) penalties and interest relating to taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any credit facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Swap Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to any acquisitions after the Closing Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting and (xii) any lease, rental or other expense in connection with a Non-Financing Lease Obligations); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Company in its reasonable discretion) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2) [reserved];

(3) any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Company or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) other than in the ordinary course of business, provided that, notwithstanding anything to the contrary herein or in any classification under GAAP of any person, business, assets or operations in respect of which a definitive agreement for the disposition, abandonment, transfer, closure or discontinuation of operations thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to any such person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition, abandonment, transfer, closure or discontinuation of operations shall have been consummated;

(4) (a) any extraordinary, exceptional, unusual or nonrecurring loss, charge or expense, Public Company Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Company or a Subsidiary or a Parent Entity had entered into with employees of the Company, a Subsidiary or a Parent Entity, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(5) (a) at the election of the Company with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (b) subject to the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Company to apply IFRS or other accounting changes) and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b);

(6) (a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Company or any Parent Entity or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Equity Interests by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Parent Entity or Subsidiary, and any cash awards granted to employees of the Company and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation and (c) any net pension or post- employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;

(7) any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Swap Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(8) any unrealized or realized gains or losses in respect of any Swap Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(9) any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the incurrence and rating of the Facilities, other securities and any credit facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including the incurrence of the Facilities, any amendment or other modification of the Facilities, other securities and any credit facilities), in each case, including any such transaction consummated on, prior to, on or after the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460—Guarantees or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(10) any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency risk), intercompany balances, other balance sheet items, Swap Obligations or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(11) any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(12) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(13) any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;

(14) (a) accruals and reserves (including contingent liabilities) that are established or adjusted or within eighteen months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(15) any income (loss) related to any realized or unrealized gains and losses resulting from Swap Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825—Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(16) [reserved];

(17) the amount of (x) Board of Director (or equivalent thereof) fees, management, monitoring, consulting, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to (or on behalf of) any member of the Board of Directors (or the equivalent thereof) of the Company, any of its Subsidiaries or any Parent Entity, and (y) payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;

(18) the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(19) (i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed and (ii) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption and (iii) the amount of distributions actually made to any Parent Entity of such Person up to the amount required for such Parent Entity to pay any Related Taxes, as though such amounts had been paid as taxes directly by such Person for such periods.

“Consolidated Total Assets” means, as to the Company and its Restricted Subsidiaries on a consolidated basis at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, at any date of determination, an amount equal to the aggregate principal amount of outstanding Indebtedness for borrowed money of the Company and its Restricted Subsidiaries on a consolidated basis as of such date (excluding, for the avoidance of doubt, (i) Indebtedness with respect to Cash Management Obligations and Swap Obligations, (ii) intercompany Indebtedness, (iii) the aggregate principal amount of Capitalized Lease Obligations and Purchase Money Obligations and other obligations of the type described in Section 7.03(s) and (iv) guarantees of the foregoing). For the avoidance of doubt, Consolidated Total Debt shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (i) Consolidated Total Debt on such date less (ii) the Unrestricted Cash Amount on such date.

“Consolidated Working Capital” means, at any date, the excess of (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries on a consolidated basis at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries on a consolidated basis on such date, but excluding, without duplication, (i) the current portion of any Funded Debt or other long-term liabilities, (ii) all Indebtedness consisting of revolving loans and letter of credit obligations to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) the current portion of any Capitalized Lease Obligations, (vi) deferred revenue arising from cash receipts that are earmarked for specific projects, (vii) the current portion of deferred acquisition costs and (viii) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Convertible Notes” means the Initial Borrower’s (x) 1.375% Convertible Senior Notes due 2024 and (y) 0.375% Convertible Notes due 2026.

“Covered Entity” has the meaning specified in Section 10.25(b).

“Covered Party” has the meaning specified in Section 10.25(a).

“Credit Extension” means each Borrowing (but not, for the avoidance of doubt, the continuation of any Loan or conversion of any Loan from one Type to another) and each issuance, amendment, extension or renewal of a Letter of Credit or increase of the stated amount of a Letter of Credit.

“Cure Amount” has the meaning specified in Section 8.05(a).

“Cure Right” has the meaning specified in Section 8.05(a).

“Customary Term A Loans” means any term loans that contain provisions customary for “term A loans,” as reasonably determined by the Company in consultation with the Administrative Agent, that (i) are syndicated primarily to Persons regulated as banks in the primary syndication thereof, (ii) amortize at a rate in excess of 1.0% per annum and less than or equal to 10.0% per annum and (iii) do not mature prior to the Maturity Date of the Revolving Credit Facility.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (b) 0%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Debt Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default (other than any event or condition that, with the giving of any notice, the passage of time, or both, would become an Event of Default solely as a result of Section 8.01(e)).

“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans may not be converted to, or continued as, Eurocurrency Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning specified in Section 10.25(b).

“Defaulting Lender” means, subject to Section 2.16(e), any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it, (ii) fund any portion of its participations in Letters of Credit or Swingline Loan required to be funded by it or (iii) pay over to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans), unless, in the case of clause (i) above, such Lender notifies the Administrative Agent, such L/C Issuer or the Swingline Lender in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, the L/C Issuer, Swingline Lender or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, L/C Issuer’s, the Swingline Lender’s or Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent entity that has, in any such case (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity and/or (iii) become the subject of a Bail-In Action; provided that, in the case of clause (d), a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent entity thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(e)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.

“Delaware Divided LLC” means a Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Differential Amount” means, with respect to any Financial Covenant Material Acquisition, the amount selected by the Company, which amount shall not exceed the amount by which (i) the Financial Covenant Leverage Ratio immediately following such Financial Covenant Material Acquisition (determined after giving Pro Forma Effect thereto) exceeds (ii) the Financial Covenant Leverage Ratio immediately prior to such Financial Covenant Material Acquisition (determined without giving Pro Forma Effect thereto).

“Discount Range” has the meaning specified in Section 2.05(d)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).

“Disposition” or “Dispose” means the sale, transfer, license, sublicense, lease or other disposition (including (a) any Sale and Leaseback Transaction and any sale of Equity Interests and (b) any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Company of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares of such Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued; provided that (x) an Equity Interest in any Person that would constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (or the cash collateralization or backstop thereof in a manner permitted hereunder) and (y) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Company (or any direct or indirect parent thereof) or any of the Subsidiaries, or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Company (or any Parent Entity thereof) or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (i) such Persons (or related funds of such Persons) that have been specified by name in writing to the Administrative Agent on or prior to April 20, 2021, (ii) Competitors that have been specified by name in writing to the Administrative Agent from time to time and (iii) in the case of clauses (i) and (ii), any of their Affiliates (other than, in the case of clause (ii), Affiliates that are Bona Fide Lending Affiliates) that are (A) specified by name in writing to the Administrative Agent from time to time or (B) reasonably identifiable on the basis of such Affiliate’s name; it being understood, that any subsequent designation of a Disqualified Lender shall not apply retroactively to disqualify any person that has been assigned any Loans or any participation therein in accordance with the terms of this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or any other currency, the equivalent in Dollars of such amount, determined at the Exchange Rate on the applicable Valuation Date. In making the determination of the Dollar Equivalent for purposes of determining the aggregate available Revolving Credit Commitments on any date of any Credit Extension, the Administrative Agent pursuant to Section 1.08 shall use the Exchange Rate in effect at the date on which the Borrower requests the Credit Extension for such date or as otherwise provided pursuant to the provisions of such Section.

“Domestic Foreign Holding Company” means any direct or indirect Domestic Subsidiary of the Company that owns no material assets (held directly or indirectly through one or more disregarded entities) other than capital stock (or capital stock and/or debt and/or other instrument treated as equity) of one or more Foreign Subsidiaries and/or Domestic Foreign Holding Companies.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b) and/or Section 10.07(l) (subject to such consents, if any, as may be required under Section 10.07). For the avoidance of doubt, (x) any Disqualified Lender is subject to Section 10.07(l), (y) any Affiliated Lender may be an Eligible Assignee, including as a result of non-pro rata open market purchases, subject to compliance with the provisions of Section 10.07 and (z) no natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) may be an Eligible Assignee.

“Environment” means air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of the Environment, the generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment, including, in each case, any such liability which any Loan Party has retained or assumed either contractually or by operation of Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Offering” means (x) a sale of Equity Interests (other than through the issuance of Disqualified Equity Interests or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Equity Interests to any Subsidiary of the Company or (y) a cash equity contribution to the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Pension Plan maintained or contributed to by any Loan Party which would reasonably be expected to result in liability to any Loan Party; (j) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; or (k) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan.

“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time.

“EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement the European and Monetary Union as contemplated in the Treaty on European Union.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, (I) in relation to a Loan denominated in Canadian Dollars, the CDOR Rate, (II) in relation to a Loan denominated in Australian Dollars, BBSY, (III) in relation to a Loan denominated in Euros, the Adjusted EURIBOR Rate, and (IV) in relation to a Loan denominated in another LIBOR Quoted Currency, the rate per annum equal to (a) the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period multiplied by (b) the Statutory Reserve Rate and (V) in relation to an Alternative Currency that is not a LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.14(a); provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding any provision to the contrary in this Agreement, the Eurocurrency Rate at any date of determination shall not be less than (a) 0.00% per annum with respect to any Revolving Credit Loan and (b) 0.50% per annum with respect to any Term B Loan.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such Excess Cash Flow Period;

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income but excluding any non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future Excess Cash Flow Period or amortization of a prepaid cash gain that was paid in a prior Excess Cash Flow Period, in each case, for such Excess Cash Flow Period;

(iii) decreases in Consolidated Working Capital for such applicable period (other than any such decreases arising from acquisitions by the Company and its Restricted Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting);

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Company and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v) cash receipts in respect of Swap Contracts during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent included in arriving at such Consolidated Net Income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior Excess Cash Flow Period);

(ii) without duplication of amounts subtracted pursuant to clause (x) below in prior Excess Cash Flow Periods, the amount of Capital Expenditures or acquisitions made in cash during such Excess Cash Flow Period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Company or its Restricted Subsidiaries (other than revolving Indebtedness);

(iii) the aggregate amount of all principal payments of Indebtedness of the Company and its Restricted Subsidiaries (including (A) the principal component of Capitalized Lease Obligations and (B) the amount of repayments of Term Loans pursuant to Section 2.07(a) and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments under any Revolving Credit Facility and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such Excess Cash Flow Period in cash, except to the extent financed with the proceeds of an incurrence or issuance of other long-term Indebtedness of the Company or its Restricted Subsidiaries (other than revolving Indebtedness);

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Company and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital for such Excess Cash Flow Period (other than any such increases arising from acquisitions by the Company and its Restricted Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting);

(vi) cash payments by the Company and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Company and its Restricted Subsidiaries other than long-term Indebtedness (including such Indebtedness specified in clause (b)(iii) above);

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior Excess Cash Flow Periods, the amount of Investments and acquisitions made during such Excess Cash Flow Period in each case in cash pursuant to Section 7.02 (other than Section 7.02(a), (d) or (f) or (n) (other than any Investments made in reliance on clause (a) of the definition of “Available Amount” or amounts accrued during such period under clause (b) of the definition of “Available Amount”)) except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Company or its Restricted Subsidiaries (other than revolving Indebtedness);

(viii) the amount of Restricted Payments paid in cash during such Excess Cash Flow Period pursuant to Section 7.06 (other than Section 7.06(b)) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Company or its Restricted Subsidiaries (other than revolving Indebtedness);

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and its Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Company or its Restricted Subsidiaries (other than revolving Indebtedness);

(x) the aggregate amount of expenditures actually made by the Company and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such Excess Cash Flow Period and were not financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Company or its Restricted Subsidiaries (other than revolving Indebtedness);

(xi) without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods, the aggregate consideration required to be paid in cash by the Company or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the Excess Cash Flow Period of four (4) consecutive fiscal quarters of the Company following the end of such Excess Cash Flow Period except to the extent intended to be financed with the proceeds of an incurrence or issuance of other long-term Indebtedness of the Company or its Restricted Subsidiaries (other than revolving Indebtedness); provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such Excess Cash Flow Period of four (4) consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such Excess Cash Flow Period of four (4) consecutive fiscal quarters;

(xii) the amount of cash taxes and Tax Distributions (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Excess Cash Flow Period; and

(xiii) cash expenditures in respect of Swap Contracts during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Percentage” means, as of any date of determination (a) if the First Lien Leverage Ratio is greater than 4.50:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 4.50:1.00 and greater than 4.00:1.00, 25%, and (c) if the First Lien Leverage Ratio is less than or equal to 4.00:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.05(b)(i) for any fiscal year, the First Lien Leverage Ratio shall be determined on a Pro Forma Basis on the scheduled date of prepayment (after giving effect to all voluntary prepayments, Permitted Acquisitions, Investments and Capital Expenditures described in Section 2.05(b)(i)(1), (2), (3) and (4) for such Excess Cash Flow Period and including any such applicable After Year-End Transactions as of the date of such prepayment).

“Excess Cash Flow Period” means each fiscal year of the Company (commencing with the first full fiscal year ending after the Closing Date).

“Excess Cash Flow Threshold” means the greater of $15.0 million and 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, for a currency, the rate determined by the Administrative Agent, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase (or in the case of such Person being MSSF or any of its Affiliates, the sale) by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Excluded Contribution” means net cash proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Equity Interests) of the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Equity Interests (other than Disqualified Equity Interests) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to a certificate of a Responsible Officer of the Company.

“Excluded Equity” means Equity Interests (i) of any Unrestricted Subsidiary, (ii) of a Foreign Subsidiary or a Subsidiary that is a Domestic Foreign Holding Company of the Company or a Subsidiary Guarantor, in each case, other than 65% of the issued and outstanding voting (and 100% of the non-voting) Equity Interests of a First Tier Foreign Subsidiary or any Subsidiary that is a Domestic Foreign Holding Company; provided that, for the avoidance of doubt, Excluded Equity shall not include any non-voting Equity Interests of any such First Tier Foreign Subsidiary or Domestic Foreign Holding Company, (iii) of a Subsidiary of any Person described in clause (ii), (iv) of any Immaterial Subsidiary that is not a Guarantor, (v) of any Subsidiary with respect to which the Administrative Agent and the Company have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Secured Parties therefrom, (vi) Equity Interests in any Person other than the Company and Wholly-Owned Subsidiaries to the extent (A) not permitted to be pledged by the terms of such Person’s Organization Documents, shareholder agreement, joint venture documents or similar agreement or other Contractual Obligation after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and other than proceeds thereof or (B) a pledge thereof would give any other party (other than a Loan Party or a Wholly-Owned Subsidiary) to any Person’s Organization Documents, shareholder agreement, joint venture documents or similar agreement or other Contractual Obligation governing such Equity Interests the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code; (vii) of any Captive Insurance Companies, not-for-profit Subsidiaries, special purpose entities (including any Securitization Subsidiary used solely to effect a Qualified Securitization Financing), (viii) that constitute margin stock (within the meaning of Regulation U), (ix) of any Subsidiary of the Company or any Subsidiary Guarantor, the pledge of which is prohibited by applicable Laws or by any contractual obligation existing on the Closing Date or at the time such Subsidiary is acquired and not incurred in contemplation of such acquisition, as applicable, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and (x) of any Subsidiary of the Company or any Subsidiary Guarantor acquired pursuant to a Permitted Acquisition or other Investment subject to assumed secured Indebtedness permitted hereunder not incurred in contemplation of such Permitted Acquisition or other Investment permitted hereunder if such Equity Interests are pledged as security for such Indebtedness pursuant to a Lien that is a Permitted Lien and if and for so long as the terms of such Indebtedness (not entered into in contemplation of such Permitted Acquisition of Investment) prohibit the creation of any other Lien on such Equity Interests after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law; provided, however, that Excluded Equity shall not include any proceeds, substitutions or replacements of any Excluded Equity referred to in clauses (i) through (x) (unless such proceeds, substitutions or replacements would constitute Excluded Equity referred to in clauses (i) through (x)).

“Excluded Property” means (i) any (x) fee-owned real property other than Material Real Property, (y) fee-owned real property located in a special flood hazard area (as determined by the Company or any Revolving Credit Lender) and (z) all leasehold interests in real property, including the requirement to deliver landlord waivers, estoppels or collateral access letters, (ii) motor vehicles and other assets subject to certificates of title, (iii) letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (iv) commercial tort claims with a value of less than $25,000,000, (v) assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws or by any contractual obligation existing on the Closing Date or at the time such assets are acquired and not incurred in contemplation of such acquisition, as applicable, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law or which could reasonably be expected to require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (vi) any cash and cash equivalents, deposit accounts and securities accounts (including securities entitlements and related assets held in a securities account) (it being understood that this exclusion shall not affect the grant of the Lien on proceeds of Collateral and all proceeds of Collateral shall be Collateral), (vii) any lease, license or other agreements, or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements (in any event including the arrangements described in Section 7.03(s)), in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Company and its Subsidiaries) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Company or its Subsidiaries (other than on account of any non-income taxes payable in connection with filings, recordings, registrations, stampings and any similar actions in connection with the creation or perfection of Liens), as reasonably determined by the Company in consultation with (but without the consent of) the Administrative Agent, but for the avoidance of doubt, including the assets and properties of any Domestic Foreign Holding Company or any Foreign Subsidiary, (ix) any intent-to-use trademark application filed in the United States Patent and Trademark Office prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, solely, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability, or result in the voiding, of such intent-to-use trademark application or any registration issuing therefrom under applicable Federal law, (x) any Securitization Assets, Receivables Assets and/or related assets to the extent Disposed of or pledged in connection with a Qualified Securitization Financing, (xi) any segregated funds held in escrow for a the benefit of an unaffiliated third party (including such funds in Escrow), (xii) Excluded Equity and (xiii) those assets as to which the Administrative Agent and the Company reasonably agree that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided, however, that (x) Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property referred to each of the clauses above (unless such proceeds, substitutions or replacements would constitute Excluded Property referred to in such clauses) and (y) the Company may in its sole discretion elect to exclude any property from the definition of “Excluded Property”.

“Excluded Subsidiary” means (a) each Subsidiary of the Company listed on Schedule 1.01B hereto, (b) any Subsidiary that is prohibited by applicable Law or by any contractual obligation existing on the Closing Date or at the time such Subsidiary is acquired and not incurred in contemplation of such acquisition, as applicable, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, or any Subsidiary of the Company for which the provision of a guarantee would result in a material adverse tax consequence to the Company or its subsidiaries or direct or indirect parent companies (as reasonably determined by the Company in consultation with the Administrative Agent), (c) any Foreign Subsidiary, (d) any Domestic Subsidiary of a Foreign Subsidiary of the Company, (e) any Domestic Foreign Holding Company, (f) any Immaterial Subsidiary, (g) Captive Insurance Companies, (h) not-for-profit Subsidiaries, (i) special purpose entities (including any Securitization Subsidiary used solely to effect a Qualified Securitization Financing), (j) any Unrestricted Subsidiary, (k) any non-Wholly-Owned joint venture, (l) any non-Wholly-Owned Subsidiary, (m) any Subsidiary of the Company acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder that, at the time of such Permitted Acquisition or other Investment, has assumed secured Indebtedness permitted hereunder not incurred in contemplation of such Permitted Acquisition or other Investment, and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness at the time of such Permitted Acquisition, in each case, to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that such prohibition was not entered into in contemplation of such Permitted Acquisition or Investment, and each such Subsidiary shall cease to be an Excluded Subsidiary under this clause (m) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to be an obligor with respect to such secured Indebtedness or such prohibition no longer exists, as applicable) and (n) any other Subsidiary in circumstances where the Company and the Administrative Agent reasonably agree that the cost or burden of providing a Guaranty outweighs the benefit afforded thereby. For the avoidance of doubt, no Borrower shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and solely to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document (each, a “Recipient”) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, that are Other Connection Taxes or otherwise imposed by any jurisdiction as a result of such Recipient being organized under the laws of, or having its principal office in or maintaining an Applicable Lending Office in such jurisdiction (or any political subdivision thereof), (b) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of a Recipient pursuant to a law in effect at the time such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Company under Section 3.06) or changes its Applicable Lending Office; provided that, this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Recipient would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the Recipient’s assignor (if any) was entitled to receive immediately prior to the assignment to such Recipient, or that such Recipient was entitled to receive immediately prior to its change in Applicable Lending Office, as applicable, (c) any Tax attributable to any failure of such Recipient to comply with Section 3.01(f) or Section 3.01(g), as applicable, and (d) any withholding Tax imposed pursuant to FATCA.

“Expiring Credit Commitment” has the meaning specified in Section 2.04(f).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a)(i).

“Extended Term Loans” has the meaning specified in Section 2.15(a)(ii).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means a Class of Term Loans or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention (and any related laws, regulations or official administrative guidance) among Governmental Authorities and implementing any of the foregoing.

“FCPA” has the meaning specified in Section 5.20.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to MSSF on such day on such transactions as reasonably determined by the Administrative Agent; provided that in no event shall the Federal Funds Rate at any time be less than 0.00% per annum.

“Financial Covenant” means the covenant set forth in Section 7.09.

“Financial Covenant Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date (provided that solely for purpose of this clause (a) and not for any other purpose in this Agreement, the Unrestricted Cash Amount used to calculate Consolidated Total Net Debt shall not exceed $700 million) to (b) Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) pursuant to Section 6.01(a) or 6.01(b), in each case determined on a consolidated basis in accordance with GAAP; provided, that Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Financial Covenant Material Acquisition” means any Material Acquisition that is consummated on or prior to the date that is two (2) years after the Closing Date.

“First Lien Leverage Ratio” means, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Total Debt consisting of Loan Obligations outstanding as of the last day of the Test Period most recently ended as of such date that are then secured by first-priority Liens on the Collateral and (y) the aggregate principal amount of any other Consolidated Total Debt of the Company and its Restricted Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral that are pari passu with the Liens securing the Obligations less (ii) without duplication, the Unrestricted Cash Amount as of the last day of such Test Period, to (B) Consolidated EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary whose Equity Interests are directly owned by the Company or a Subsidiary Guarantor.

“Fixed Amounts” has the meaning specified in Section 1.13.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) as required by this Agreement to (b) the Fixed Charges of the Company and its Restricted Subsidiaries on a consolidated basis for such Test Period; provided, that Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests of such Person during such period.

“Fixed Incremental Amount” means (i) the greater of $150.0 million and 100% of Consolidated EBITDA as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis minus (ii) the aggregate outstanding principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on this definition.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Restricted Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Company and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that (A) if the Company notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Closing Date, the Company may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of the Company or the Required Lenders to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) the Company may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Sections 6.01(a) and (b), in IFRS.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” shall mean the guarantees of the Obligations by the Loan Parties provided for in the Guaranty.

“Guarantors” shall mean the Company and each Subsidiary of the Company that is or becomes a Loan Party, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from its obligations under the Guaranty in accordance with the terms and provisions hereof or thereof.

“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious characteristics, including petroleum or petroleum distillates, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, Lead Arranger or Agent or an Affiliate of the foregoing (x) at the time it enters into (including by way of novation) a Swap Contract (regardless of whether such Person subsequently ceases to be a Lender, Lead Arranger or Agent or an Affiliate of the foregoing) or (y) as of the Closing Date (regardless of whether such Person subsequently ceases to be a Lender, Lead Arranger or Agent or an Affiliate of the foregoing) and that is a party to a Swap Contract in existence on the Closing Date with a Loan Party or any Restricted Subsidiary, in its capacity as a counterparty to such Swap Contract.

“Holdings” has the meaning specified in Section 8.06(a)(ii).

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Company that has been designated by the Company in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), provided that (a) for purposes of this Agreement, at the time of such designation the Consolidated Total Assets of all Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) at the last day of the most recent Test Period shall not equal or exceed 5.0% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries at such date, (b) the Company shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the Consolidated Total Assets of all Restricted Subsidiaries so designated by the Company as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Company shall redesignate one or more Immaterial

Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the Consolidated Total Assets of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided, further that the Company may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition. For the avoidance of doubt, no Borrower shall constitute an Immaterial Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate- planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means

(a) the Fixed Incremental Amount, plus

(b) (i) the amount of any optional prepayment of any Term Loans (in accordance with Section 2.05(a)) or optional prepayment, redemption or discharge of Incremental Equivalent Debt, in each case secured on a pari passu basis with the Term B Loans, and/or the amount of any permanent reduction of any Revolving Credit Commitment and (ii) the amount paid in cash in respect of any reduction in the outstanding amount of any Term Loans or Incremental Equivalent Debt, in each case secured on a pari passu basis with the Term B Loans resulting from any assignment of such Term Loans or Incremental Equivalent Debt to (and/or purchase of such Term Loan or such Incremental Equivalent Debt by) the Loan Parties and/or any of their Restricted Subsidiaries, and/or application of any “yank-a-bank” provisions, so long as, in the case of any such optional prepayment, redemption, discharge, assignment and/or purchase, the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving indebtedness), plus

(c) an unlimited amount so long as, in the case of this clause (c), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt, (i) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, the First Lien Leverage Ratio does not exceed 4.50:1.00 (or, to the extent such Incremental Facility or Incremental Equivalent Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 and the First Lien Leverage Ratio at the end of the most recently ended Test Period) and (ii) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, is secured by non-Collateral assets or is unsecured, either at the Company’s option (A) the Total Leverage Ratio does not exceed 6.50:1.00 (or, to the extent such Incremental Facility or Incremental Equivalent Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 6.50:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period) or (B) the Fixed Charge Coverage Ratio is not less than 1.75:1.00 (or, to the extent such Incremental Facility or Incremental Equivalent Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the lesser of 1.75:1.00 and the Fixed Charge Coverage Ratio at the end of the most recently ended Test Period), in each case described in this clause (c), calculated on a Pro Forma Basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Facility or Incremental Equivalent Debt on the consolidated statement of financial position of the Company and its Restricted Subsidiaries), and in the case of any Incremental Revolving Credit Commitments, assuming a full drawing of such Incremental Revolving Credit Commitments; provided that:

(w) Incremental Facilities and Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (c) of this definition as selected by the Company in its sole discretion and in the absence of such selection, any Incremental Facilities or Incremental Equivalent Debt shall be deemed to be incurred under clause (c) of this definition before clauses (a) and (b);

(x) if Incremental Facilities or Incremental Equivalent Debt are intended to be incurred under clause (c) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) the incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under clause (c) of this definition shall first be calculated without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred under all other clauses of this definition, but giving full pro forma effect to the use of proceeds of all such Incremental Facilities or Incremental Equivalent Debt and related transactions, and (B) thereafter, incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under such other applicable clauses of this definition shall be calculated,

(y) any portion of Incremental Facilities or Incremental Equivalent Debt incurred under clauses (a) and (b) of this definition may be reclassified, as the Company elects from time to time, as incurred under clause (c) of this definition if such portion of Incremental Facilities or Incremental Equivalent Debt could at such time be incurred under clause (c) of this definition on a pro forma basis; provided, that upon delivery of any financial statements pursuant to Section 6.01 following the initial incurrence of such Incremental Facilities or Incremental Equivalent Debt under clauses (a) and (b) of this definition, if all or any portion of such Incremental Facilities or Incremental Equivalent Debt could, based on any such financial statements, have been incurred under clause (c) of this definition at such time, then all or such portion of such Incremental Facilities or Incremental Equivalent Debt shall automatically be reclassified as incurred under the applicable provision of clause (c) above. Once such Incremental Facilities or Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as incurred under the original basket pursuant to which such item was originally incurred, and

(z) solely with respect to any Incremental Facility or Incremental Equivalent Debt incurred to fund, in whole or in part, any Material Acquisition or similar Investment not prohibited by this Agreement (including the repayment of Indebtedness and/or transaction expenses in connection therewith), the Company may elect to increase the First Lien Leverage Ratio or the Total Leverage Ratio, as applicable, set forth in clause (c) of this definition to (i) in the case of any such Incremental Facility or Incremental Equivalent Debt, as applicable, that is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, a First Lien Leverage Ratio not exceeding 5.00:1.00 and (ii) in the case of any such Incremental Facility or Incremental Equivalent Debt, as applicable, that is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, is secured by non-Collateral assets or is unsecured, a Total Leverage Ratio not exceeding 7.00:1.00 (any such election to increase such leverage ratio, an “Incremental Cap Ratio Increase”); provided that (x) such Incremental Cap Ratio Increase shall apply solely in connection with and for testing the permissibility of the incurrence of such Incremental Facility or Incremental Equivalent Debt and related Liens and not for any other incurrence of an Incremental Facility or Incremental Equivalent Debt or any other purpose hereunder and (y) the Company may elect a Ratio Increase no more than once in any twelve (12) month period.

“Incremental Cap Ratio Increase” has the meaning specified in the definition of “Incremental Cap”.

“Incremental Equivalent Debt” means Indebtedness incurred by the Loan Parties in the form of senior secured or unsecured notes or loans or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Facility; provided that:

(a) the aggregate outstanding amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b) [reserved],

(c) the Weighted Average Life to Maturity applicable to such notes or loans (other than Inside Maturity Loans) is no shorter than the Weighted Average Life to Maturity of the then-existing Term B Loans (without giving effect to any prepayments thereof) on the date of the issuance or incurrence, as applicable, thereof,

(d) the final maturity date with respect to such notes or loans (other than Inside Maturity Loans) is no earlier than the Maturity Date applicable to the then-existing Term B Loans on the date of the issuance or incurrence, as applicable, thereof,

(e) subject to clauses (c) and (d), may otherwise have an amortization schedule as determined by the Company and the lenders providing such Incremental Equivalent Debt,

(f) in the case of any such Indebtedness in the form of Qualifying Term Loans to the extent incurred in reliance on clause (c) of the Incremental Cap, the MFN Provisions shall apply,

(g) if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement,

(h) [reserved], and

(i) no such Indebtedness may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral (provided that, in the case of any Incremental Equivalent Debt that is funded into Escrow, such Incremental Equivalent Debt may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof until such Incremental Equivalent Debt is released from Escrow)).

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(e).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Increase Lender” has the meaning specified in Section 2.14(e).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incurrence Based Amounts” has the meaning specified in Section 1.13.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except (i) trade payables or similar obligations, including accrued expenses owed, to a trade creditor and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Equity Interests or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Swap Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (3), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement and the other Loan Documents as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than guarantees or other assumptions of Indebtedness;

(ii) Cash Management Obligations;

(iii) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date, Non-Financing Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice;

(v) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii) obligations under or in respect of Qualified Securitization Financing or Receivables Facilities;

(viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP;

(ix) Equity Interests (other than in the case of clause (6) above, Disqualified Equity Interests); or

(x) amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 7.04.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise included in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Agreement” has the meaning specified in Section 7.11.

“Initial Lenders” means the Lead Arrangers and their respective affiliates who are party to this Agreement as Lenders on the Closing Date.

“Inside Maturity Loans” means (i) any customary bridge facility, so long as the long-term debt into which any customary bridge facility is to be converted satisfies any maturity and weighted average life limitations, (ii) any Customary Term A Loans and/or (iii) other Indebtedness under this clause (iii) in the aggregate amount at any time outstanding not to exceed the greater of (x) $75.0 million and (y) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the Borrowing of such Loan and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability for the Benchmark applicable to the relevant Loan or Commitment for any Approved Currency) as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve (12) months, less than one month or such other period as may be requested by the Borrower and in each case, consented to by all the Lenders of such Eurocurrency Rate Loan; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

Notwithstanding the foregoing, the Borrower may select an initial Interest Period for the Term B Loans ending on the date that is no more than three (3) months after the Closing Date that is, subject to clause (a) of this definition of “Interest Period,” the first Business Day of the first fiscal quarter following the Closing Date.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Company and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but in each case, without duplication of any adjustments to the amount of Investments permitted under Section 7.02, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts.

“IP Rights” has the meaning specified in Section 5.14.

“ISDA CDS Definitions” has the meaning specified in Section 10.01.

“ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Judgment Currency” has the meaning specified in Section 1.08(f).

“Junior Debt” means any third party Indebtedness for borrowed money (excluding any intercompany Indebtedness) that is expressly subordinated in right of payment to the Obligations.

“Junior Debt Documents” means the agreements governing any Junior Debt.

“JV Entity” means any joint venture of either the Company or any of its Restricted Subsidiaries that is not a Subsidiary.

“L/C Advance” means, with respect to each Revolving Credit Lender under the Revolving Credit Facility, such Lender’s funding of its participation in any relevant L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing under the Revolving Credit Facility.

“L/C Commitment” means, as to any L/C Issuer, its commitment to issue Letters of Credit, and to amend or extend Letters of Credit previously issued by it, pursuant to Section 2.03, in an aggregate amount at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “Letter of Credit Commitments” and (b) in the case of any Revolving Credit Lender that becomes a L/C Issuer hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an L/C Issuer, in each case as the maximum outstanding amount of Letters of Credit to be issued by such L/C Issuer, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower and the Administrative Agent and, in the event such commitment is decreased non-ratably among L/C Issuers under the applicable Facility, the other L/C Issuers. The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Exposure” means, at any time, the sum of (a) the undrawn portion of the Outstanding Amount of all Letters of Credit at such time and (b) the Outstanding Amount of all L/C Borrowings in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of (i) any L/C Issuer under the Revolving Credit Facility shall be the aggregate L/C Exposure in respect of all Letters of Credit issued by that L/C Issuer (other than for purposes of determining such aggregate L/C Exposure for purposes of determining such L/C Issuer’s unused L/C Commitment, net of any participations by other Revolving Credit Lenders in such Letters of Credit) and (ii) any Revolving Credit Lender under the Revolving Credit Facility at any time shall be the aggregate amount of all participations by that Lender in the aggregate L/C Exposure at such time which shall be in an amount equal to its Applicable Percentage of the aggregate L/C Exposure at such time.

“L/C Issuer” means, initially, MSSF in its capacity as issuer of Letters of Credit hereunder and each other Revolving Credit Lender designated pursuant to Section 2.03(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, together with their respective permitted successors and assigns in such capacity. Each L/C Issuer may arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case references to the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings in respect thereof. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes under this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, article 29 of the UCP, or any similar provision under the applicable law or the express terms of the Letter of Credit, the “Outstanding Amount” of such Letter of Credit shall be deemed to be the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment, Additional Revolving Credit Commitment, Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning specified in Section 1.10(a).

“LCT Provisions” means the provisions of Section 1.10.

“LCT Test Date” has the meaning specified in Section 1.10(a).

“Lead Arrangers” means Morgan Stanley Senior Funding, Inc. and Citi, each in its capacities as a lead arranger and as a joint bookrunner under this Agreement.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.07), as well as any person that becomes a “Lender” hereunder in accordance with the terms hereof, including pursuant to Section 10.07 or Article II), including, as the context requires (including, without limitation, for purposes of Sections 3.03 and 10.22) any L/C Issuer and the Swingline Lender, and in each case the successors and assigns of the foregoing as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).

“Letter of Credit” has the meaning specified in Section 2.03(a)(i).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Facility Expiration Date” means, for Letters of Credit under the Revolving Credit Facility, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facilities.

“LIBOR” has the meaning assigned to it in the definition of “Eurocurrency Rate”.

“LIBOR Quoted Currency” means each of the following currencies: Dollars and Euro; in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, license, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in or on such asset (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition (including by way of merger, amalgamation or consolidation) or Investment by one or more of the Company and its Restricted Subsidiaries of or in any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party acquisition financing.

“Limited Condition Transaction” means (i) a Limited Condition Acquisition, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment or (iii) any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the Company.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan (including any Incremental Term Loans, any Extended Term Loans, loans made pursuant to any Additional Revolving Credit Commitment, loans made pursuant to Extended Revolving Credit Commitments) or a Swingline Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents, (v) any Acceptable Intercreditor Agreement that is entered into, (vi) any Incremental Facility Amendment, and (vii) any Permitted Parent Joinder Agreement, in each case as amended.

“Loan Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest, fees and expenses (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest, fees and expenses thereon (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents (including in each case monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding). Without limiting the generality of the foregoing, the Loan Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Agent or Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Loan Parties” means, collectively, the Initial Borrower, the Permitted Parent (if any) and each Subsidiary Guarantor.

“Local Time” means local time in New York City.

“Losses” has the meaning specified in Section 10.05.

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company, or any Restricted Subsidiary:

(1) (a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of capital stock (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with (in the case of this clause (1)(b)) the approval of the Board of Directors of the Company;

(2) in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in connection with any closing or consolidation of any facility or office; or

(3) not exceeding $7.5 million and 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period in the aggregate outstanding at the time of incurrence.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the Company or any Parent Entity on the date of the declaration or notice of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests on the principal securities exchange on which such common stock or common equity interests are traded for the thirty (30) consecutive trading days immediately preceding the date of declaration or notice of such Restricted Payment.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Acquisition” means a Permitted Acquisition or other similar Investment that involves the payment of consideration or assumption of Indebtedness by the Company and its Restricted Subsidiaries in excess of $75,000,000 (including if effected as a Permitted Parent Acquisition).

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition” means a sale or other Disposition or series of Dispositions of assets (including Equity Interests, and including by way of a merger or consolidation) accounting for greater than or equal to 2.50% of Consolidated Total Assets of the Company and its Restricted Subsidiaries.

“Material Intellectual Property” means intellectual property that is material to the business of the Company and its Subsidiaries taken as a whole, as reasonably determined by the Company.

“Material Real Property” means any fee owned real property of a Loan Party acquired by any Loan Party after the Closing Date and located in the United States with a fair market value in excess of $50,000,000 (as reasonably determined by the Company in good faith as of the date of such acquisition).

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Company that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a)(x) with respect to the Revolving Credit Facility, the third anniversary of the Closing Date and (y) with respect to any Additional Revolving Credit Commitments or Extended Revolving Credit Commitments, the maturity date applicable to such Additional Revolving Credit Commitments or Extended Revolving Credit Commitments in accordance with the terms hereof and (b)(x) with respect to Term B Loans, the seventh year anniversary of the Closing Date or (y) with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Tender Condition” has the meaning specified in Section 2.17(b).

“MFN Provision” has the meaning specified in Section 2.14(b).

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Tender Condition” has the meaning specified in Section 2.17(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation, security deeds, and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.

“Mortgage Policies” has the meaning specified in paragraph (g) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” means each Material Real Property owned by any Loan Party, if any, which shall be subject to a Mortgage delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.

“MSSF” has the meaning specified in the introductory paragraph to this Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Cash Proceeds” means:

(a) with respect to any Prepayment Asset Sale or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Prepayment Asset Sale or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Company or any Restricted Subsidiary (excluding any business interruption insurance proceeds)) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Prepayment Asset Sale or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Prepayment Asset Sale or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Company or such Restricted Subsidiary in connection with such Prepayment Asset Sale or Casualty Event, (C) taxes and Tax Distributions paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Company), (D) [reserved] and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Company or any Restricted Subsidiary in any such Prepayment Asset Sale and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 18 months after such Prepayment Asset Sale or Casualty Event, the amount of such reserve;

provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds under this clause (a) unless such net cash proceeds shall exceed $10,000,000 for such single or series of related transactions and (y) no net cash proceeds shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $100,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Company or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by the Company or such Restricted Subsidiary (or, in the case of taxes, any member thereof) in connection with such incurrence or issuance and, in the case of Indebtedness of any Foreign Subsidiary of the Company, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Company.

“Net Short Lender” has the meaning specified in Section 10.01.

“Non-Consenting Lender” has the meaning specified in Section 3.06(d).

“Non-Expiring Credit Commitment” has the meaning specified in Section 2.04(f).

“Non-Extending Lender” has the meaning specified in Section 3.06(d).

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Loan Party” means any Restricted Subsidiary of the Company that is not a Loan Party.

“Non-U.S. Discretionary Guarantor” has the meaning specified in Section 6.10(a)(i).

“Note” means a Term Note, a Revolving Credit Note or Swingline Note as the context may require.

“Obligations” means all (x) Loan Obligations, (y) obligations of any Loan Party or any Restricted Subsidiary arising under any Secured Hedge Agreement and (z) Cash Management Obligations; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 5.19.

“Offered Loans” has the meaning specified in Section 2.05(d)(iii).

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Pari Indebtedness” has the meaning specified in Section 2.05(b)(i).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax that is an Other Connection Tax resulting from an Assignment and Assumption or transfer or assignment (other than an assignment pursuant to a request by the Borrower under Section 3.06).

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate reasonably determined in good faith by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of MSSF in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Entity” means any direct or indirect parent of the Company.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Payment” has the meaning specified in Section 9.16(a).

“Payment Notice” has the meaning specified in Section 9.16(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Exchange” has the meaning specified in Section 2.17(a).

“Permitted Exchange Securities” has the meaning specified in Section 2.17(a).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests.

“Permitted Exchange Offer” has the meaning specified in Section 2.17(a).

“Permitted Intercompany Activities” means any transactions (A) between or among the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries and, in the reasonable determination of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; and (B) between or among the Company, its Restricted Subsidiaries and any Captive Insurance Company.

“Permitted Liens” means any Liens permitted by Section 7.01.

“Permitted Parent” means the entity designated by the Initial Borrower as the Permitted Parent in accordance with Section 10.24, which shall be an entity which at all times is organized under the laws of a jurisdiction of the United States, any State of the United Stated or the District of Columbia or any territory thereof.

“Permitted Parent Acquisition” has the meaning specified in Section 10.24.

“Permitted Parent Acquisition Effective Date” has the meaning specified in Section 10.24.

“Permitted Parent Conditions” has the meaning specified in Section 10.24.

“Permitted Parent Joinder Agreement” means an agreement among the Administrative Agent, the Initial Borrower and the Permitted Parent pursuant to which the Permitted Parent becomes a party hereto, including as an Additional Borrower if applicable, in accordance with the provisions of Section 10.24, in form and substance reasonably satisfactory to the Administrative Agent and the Initial Borrower.

“Permitted Tax Amount” means (a) if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent Entity thereof, any dividends or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Company and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; and (b) for any taxable year (or portion thereof) ending after the Closing Date for which the Company is treated as a disregarded entity, partnership, or other flow-through entity for U.S. federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the direct or indirect owner or owners of equity of the Company in an aggregate amount equal to each of the direct or indirect owners’ Tax Amount. Each direct or indirect owner’s “Tax Amount” is the product of (i) the aggregate taxable income of the Company and its Subsidiaries allocated to such owner for U.S. federal income tax purposes for such taxable year (or portion thereof) and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to an individual residing in New York, New York (whichever is higher for the relevant taxable year or portion thereof).

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring does not materially impair the Guarantees or Collateral of the Lenders and is not materially adverse to the Lenders in their capacity as such, in each case taken as a whole (as determined by the Company in good faith), and after giving effect to such restructuring, the Loan Parties and their Restricted Subsidiaries otherwise comply with the definition of “Collateral and Guarantee Requirement” and Section 6.10.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan of Reorganization” has the meaning specified in Section 10.07(l)(ii).

“Platform” has the meaning specified in Section 6.02.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prepayment Asset Sale” means any Disposition of property or assets outside the ordinary course of business of Company or any Restricted Subsidiary, other than:

(a) a disposition of Cash Equivalents or investment grade securities or obsolete, damaged, surplus, uneconomic, negligible or worn out property or equipment or otherwise as may be required pursuant to the terms of any lease, sublease, license or sublicense;

(b) [reserved];

(c) any Restricted Payment or Investment that is permitted to be made, and is made, under Section 7.02 or Section 7.06, as applicable;

(d) any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of the Company or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate fair market value (as determined in good faith by the Company) of less than $10.0 million;

(e) any disposition of property or assets, or the sale or issuance of securities, by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(f) any disposition of the capital stock of any joint venture to the extent required by the terms of customary buy-sell type arrangements entered into in connection with the formation of such joint venture;

(g) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(h) foreclosure or any similar action with respect to any property or other asset of the Company or any of its Restricted Subsidiaries;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) any sale of inventory or other assets in the ordinary course of business;

(l) any grant in the ordinary course of business of any license or sublicense of patents, trademarks, know-how or any other intellectual property;

(m) the abandonment, surrender or transfer for no consideration of intellectual property of the Company or any Restricted Subsidiary that is reasonably determined in good faith to be no longer used or useful, necessary or otherwise not material in the operation of the business of the Company and the Restricted Subsidiaries, or no longer economical to maintain;

(n) any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(o) a transfer of assets of the type specified in the definition of “Qualified Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Qualified Securitization Financing;

(p) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including any Sale and Leaseback Transaction or asset securitization permitted by this Agreement;

(q) dispositions in connection with Permitted Liens;

(r) any disposition of capital stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(s) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(t) any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(u) any transfer of accounts receivable and related assets in connection with any factoring or similar arrangements entered into by Foreign Subsidiaries on arm’s-length terms;

(v) dispositions of real property (i) for the purpose of (x) resolving minor title disputes or defects, including encroachments and lot line adjustments, or (y) granting easements, rights of way or access and egress agreements, or (ii) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of any Loan Party’s business, in each case which does not materially interfere with the business conducted on such real property; and

(w) dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted Investment or made to obtain the approval of an anti-trust authority and any Dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Principal Office” means, for each of the Administrative Agent, the Swingline Lender and each L/C Issuer, such Person’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as such Person may from time to time notify in writing to the Company, the Administrative Agent, the Swingline Lender and the L/C Issuers.

“Proceeding” has the meaning specified in Section 10.05.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that all Specified Transactions, the receipt of cash or Cash Equivalents in connection therewith and any retirement or incurrence or assumption of Indebtedness by the Company or its Restricted Subsidiaries in connection therewith that have been made during the applicable period of measurement or, except for determining the Applicable Rate and for determining actual compliance with the Financial Covenant, subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement (or as of the last date in the case of a balance sheet item) in such test; provided that (1) with respect to any Indebtedness incurred or assumed by the Company or any of its Restricted Subsidiaries in connection with any such Specified Transaction that has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (2) without limiting the application of the foregoing, pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including cost savings, synergies and operating expense reductions) that are (as determined by the Company in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and its Restricted Subsidiaries and (z) factually supportable and (3) in connection with any Specified Transaction that is the incurrence of Indebtedness in respect of which compliance with any specified leverage ratio test is by the terms of this Agreement required to be calculated on a Pro Forma Basis, (I) the proceeds of such Indebtedness shall not be netted from Indebtedness in the calculation of the applicable leverage ratio test and (II) subject to Section 1.11, if such Indebtedness is a revolving facility, (other than in respect of actual compliance with the Financial Covenant) the incurrence or repayment of any indebtedness in respect of such revolving facility (including the Revolving Credit Facility) included in such financial covenant ratio or incurrence test calculation immediately prior to or simultaneously with the incurrence of such indebtedness for which the pro forma calculation of such ratio or test is being made and/or any drawing under any revolving facilities used to finance working capital needs of the Company and its Restricted Subsidiaries (as reasonably determined by the Company), shall be disregarded but, for avoidance of doubt, shall thereafter be included in any future calculations after giving effect to any prepayments or other Specified Transactions with respect thereto.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).

“Protected Person” has the meaning specified in Section 10.05.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the    provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Public Lender” has the meaning specified in Section 6.02.

“Public Offer” has the meaning specified in Section 1.10(a)(ii).

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Equity Interests), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Equity Interests of any Person owning such property or assets, or otherwise.

“QFC” has the meaning specified in Section 10.25(b).

“QFC Credit Support” has the meaning specified in Section 10.25.

“Qualified Equity Interests” means any Equity Interests of the Company that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Term Loans” means term loans that are (i) effective prior to the six-month anniversary of the Closing Date and (ii) denominated in Dollars and broadly syndicated to banks and other institutional investors in financings similar to the Term B Facility (other than term loans incurred in connection with a Permitted Acquisition or other Investment permitted hereunder), secured by the Collateral on a pari passu basis with the Term B Loans in right of payment and with respect to security.

“Ratio Debt Ratio Increase” has the meaning specified in Section 7.03.

“Ratio Increase” means any Ratio Debt Ratio Increase and any Incremental Cap Ratio Increase.

“Ratio Indebtedness” means Indebtedness incurred under Section 7.03(a) or Section 7.03(f) (to the extent incurred pursuant to clause (II) of the proviso to such clause (f)).

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations and with respect to Standard Securitization Undertakings) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Recipient” has the meaning specified in Section 9.16(a).

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement and the other Loan Documents shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date or incurred (or established) in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances the Loan Obligations or other Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that: (1) (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced, (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, and is subordinated to the Facilities on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, (c) to the extent such Refinancing Indebtedness refinances Indebtedness that is not secured by a Lien on the Collateral, such Refinancing Indebtedness shall not be secured by a Lien on the Collateral and (d) to the extent such Refinancing Indebtedness refinances Indebtedness that is secured by a Lien on the Collateral, (i) the Lien securing such Refinancing Indebtedness shall not be senior in priority to the Lien on the Collateral securing the Indebtedness being refinanced unless such Lien is otherwise permitted under any basket or exception under Section 7.01 (with such amounts constituting utilization of the applicable basket or exception under Section 7.01) and/or an Acceptable Intercreditor Agreement is entered into and (ii) shall not be secured by any additional assets that do not constitute Collateral unless such additional assets substantially concurrently become Collateral or a Lien on such assets is otherwise permitted under any basket or exception under Section 7.01 (with such amounts constituting utilization of the applicable basket or exception under Section 7.01); (2) Refinancing Indebtedness shall not include (i) Indebtedness of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Borrower or a Guarantor or (ii) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and (3) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under any financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 7.03 hereof immediately prior to such refinancing, plus (z) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

“Refinancing Revolving Credit Commitments” means Incremental Revolving Credit Commitments that are designated by a Responsible Officer of the Company as “Refinancing Revolving Credit Commitments” in a certificate of a Responsible Officer of the Company delivered to the Administrative Agent on or prior to the date of incurrence (or in the applicable Incremental Facility Amendment).

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Company as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Company delivered to the Administrative Agent on or prior to the date of incurrence (or in the applicable Incremental Facility Amendment).

“Refunded Swingline Loans” has the meaning specified in Section 2.04(c)(i).

“Register” has the meaning specified in Section 10.07(d).

“Regulated Bank” means an Approved Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System of the United States of America under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).

“Related Taxes” means (i) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its (a) being organized or having Equity Interests outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law, (b) being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company, or (c) receiving dividends from or other distributions in respect of the Equity Interests of, directly or indirectly, the Company or any Subsidiaries of the Company, and (ii) any Permitted Tax Amount.

“Release” means any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching of Hazardous Materials into or through the Environment or into, from or through any building, structure or facility.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Event” means with respect to the Term B Loans (i) any prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of long-term term loans secured on a pari passu basis with the Term B Loans that is broadly syndicated to banks and other institutional investors in financings similar to the Term B Facility bearing interest with an All-In-Rate less than the All-In-Rate applicable to the Term B Loans prepaid, repaid or replaced (as such comparative rates are determined by the Administrative Agent) and (ii) any amendment to this Agreement (including pursuant to a replacement term loan as contemplated by Section 10.01 and any assignment of Term B Loans pursuant to Section 3.06) which reduces the All-In-Rate applicable to any Term B Loans, but in each case of clauses (i) and (ii) excluding in connection with (v) a Transformative Transaction, (w) a Change of Control, (x) Material Disposition, (y) Material Acquisition or (z) any transaction resulting in the upsizing of the Term B Loans; provided that in the cases of clauses (i) and (ii), the primary purpose of such prepayment, repayment or amendment is to reduce the All-In-Rate with respect to the Term B Loans (in the good faith determination of the Company).

“Required Debt Terms” shall mean in respect of any Indebtedness, (a) other than in the case of Inside Maturity Loans, compliance with Sections 2.14(b)(iii) and (iv), in each case, as if such Indebtedness were incurred thereunder and (b) solely in the case of Qualifying Term Loans and only to the extent incurred in reliance on clause (c) of the Incremental Cap or Section 7.03(a)(x), compliance with the MFN Provisions.

“Required Lenders” means, as of any date of determination, Lenders that taken together hold more than 50.0% of the sum of the (a) Total Outstandings (with the aggregate Outstanding Amount of each Lender’s Revolving Credit Exposure being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, two or more Lenders that taken together hold more than 50.0% of the Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments under any Revolving Credit Facility, of the Revolving Credit Exposure under such Revolving Credit Facility of all Lenders); provided that in each case the Revolving Credit Commitment and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for all purposes of making a determination of Required Revolving Credit Lenders.

“Reserved Indebtedness Amount” has the meaning specified in Section 7.03.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or other similar officer (including, in any event, so long as employed by the Company, David Flanagan and Bao Tran) of a Loan Party and, as to any document delivered on a Closing Date, any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Casualty Event” has the meaning specified in Section 2.05(b)(vi).

“Restricted Disposition” has the meaning specified in Section 2.05(b)(vi).

“Restricted Group” means, collectively, the Company and its Restricted Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests, of the Company.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary; it being agreed that, unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Company (including, following the Permitted Parent Acquisition Effective Date, the Initial Borrower).

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) increased from time to time pursuant to Section 2.14. The initial amount of each Lender’s Revolving Credit Commitment on the Closing Date is set forth on Schedule 2.01 under the caption “Revolving Credit Commitment,” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Credit Commitments on the Closing Date is $60,000,000.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Exposure” means, at any time for any Lender, the sum of (a) the Outstanding Amount of the Revolving Credit Loans of such Lender outstanding at such time, (b) the L/C Exposure of such Lender at such time and (c) such Lender’s (including the Swingline Lender’s) Applicable Percentage of the Outstanding Amount of all Swingline Loans.

“Revolving Credit Facility” means the Revolving Credit Commitments and the extension of credit made thereunder.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit F-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender under the Revolving Credit Facility.

“RFR” means, for any RFR Loan denominated in Sterling, SONIA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary S&P Global Inc.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctions” has the meaning specified in Section 5.19.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted hereunder that is entered into by and between (a) any Loan Party or any Restricted Subsidiary (or any Person that merges into or becomes a Restricted Subsidiary), and (b) any Hedge Bank, unless when entered into such Swap Contract is designated in writing by the Company to the Administrative Agent to not be included as a Secured Hedge Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, and/or receivables purchase agreements, in each case, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty, covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for this purpose.

“Security Agreement” means, collectively, the Security Agreement executed by the Initial Borrower, the Subsidiary Guarantors and the Collateral Agent on the Closing Date substantially in the form of Exhibit G, as supplemented by any Security Agreement Supplement executed and delivered pursuant to Section 6.10.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Similar Business” means (a) any businesses, services or activities engaged in by the Initial Borrower or its Subsidiaries on the Closing Date, (b) any businesses, services and activities engaged in by the Company or its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof and/or (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and/or any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Equity Interests or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Solvent” and “Solvency” mean, with respect to the Company and its Subsidiaries, on a consolidated basis, on any date of determination, that on such date (i) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Asset Sale Proceeds” means the Net Cash Proceeds of any Prepayment Asset Sale not required to be applied to prepay the Term Loans, which Net Cash Proceeds have not otherwise been reinvested in accordance with Section 2.05(b)(ii) or used to prepay any Other Pari Indebtedness (other than any Net Cash Proceeds not required to be applied to prepay the Term Loans pursuant to Section 2.05(b)(vi)).

“Specified Event of Default” means any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g).

“Specified Transaction” means any Investment, Disposition (including any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Company or, any asset sale of a business unit, line of business or division), incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Incremental Revolving Credit Commitments.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation related to the foregoing shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse account receivable factoring arrangement.

“Standby Letters of Credit” has the meaning specified in Section 2.03(a)(i).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to LIBOR or the Adjusted EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee of Indebtedness under this Agreement.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or, the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Company that are Guarantors.

“Successor Company” has the meaning specified in Section 7.04.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning specified in Section 10.25.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, (v) sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements of the type required by paragraph (g) of the definition of “Collateral and Guarantee Requirement” and (vi) otherwise reasonably acceptable to the Administrative Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Company, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Company, if no Hedge Bank is party to such Swap Contract).

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.04, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Swingline Commitments” as the maximum outstanding principal amount of Swingline Loans to be made by the Swingline Lender, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of the Swingline Lender, the Borrower and the Administrative Agent. The Swingline Commitment of the Swingline Lender shall be less than or equal to the Swingline Sublimit at all times.

“Swingline Lender” means MSSF, in its capacity as a lender of Swingline Loans hereunder or any successor swingline lender hereunder.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.04(b).

“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender or its registered assigns, in substantially the form of Exhibit F-3 hereto, evidencing the aggregate Indebtedness of the Borrower to the Swingline Lender resulting from the Swingline Loans made by the Swingline Lender from time to time.

“Swingline Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the Aggregate Revolving Credit Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Distributions” mean the Restricted Payment permitted pursuant to Section 7.06(g)(i).

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term B Commitments” means, as to each Term B Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term B Commitments is $500,000,000.

“Term B Facility” means the Term B Commitments and the extension of credit made thereunder.

“Term B Lender” means, at any time, any Lender that has a Term B Commitment or a Term B Loan at such time.

“Term B Loan” means a Loan made pursuant to Section 2.01(a) on the Closing Date.

“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.

“Term Commitments” means a Term B Commitment or a commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.

“Term Lenders” means the Term B Lenders, the Lenders with Incremental Term Loans and the Lenders with Extended Term Loans.

“Term Loans” means the Term B Loans, the Incremental Term Loans and the Extended Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit F-2 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from any Class of Term Loans made by such Term Lender.

“Term Yield Differential” has the meaning specified in Section 2.14(b).

“Test Period” means, at any date of determination, the most recently completed four (4) consecutive fiscal quarters of the Company ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Threshold Amount” means $25,000,000.

“Title Company” means any title insurance company as shall be retained by Company to issue the Mortgage Policies and reasonably acceptable to the Administrative Agent.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with GAAP; provided, that Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means, as at any date of determination, the Dollar Equivalent, as applicable, of the sum of the aggregate Outstanding Amount of Revolving Credit Loans, Swingline Loans and L/C Obligations.

“Trade Date” has the meaning specified in Section 10.07(l).

“Trade Letters of Credit” has the meaning specified in Section 2.03(a)(i).

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means, collectively, (a) the establishment of the Facilities and entry into this Agreement, (b) the funding of the Term B Loans, (c) any Credit Extension made on the Closing Date under the Revolving Credit Facility, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of Transaction Expenses.

“Transformative Transaction” means any acquisition, disposition or investment by the Restricted Group that either (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Restricted Group with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Company acting in good faith.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan, a Eurocurrency Rate Loan or an RFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash Amount” shall mean, on any date, the amount of cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Company listed on Schedule 1.01C, (ii) any Subsidiary of the Company designated by the Company as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and (iii) any Subsidiary of an Unrestricted Subsidiary. For the avoidance of doubt, no Borrower shall constitute an Unrestricted Subsidiary.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.25.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Valuation Date” means, with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan or an RFR Loan, in each case, denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan or an RFR Loan, in each case denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan, as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(c) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(d) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) The Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definition of Benchmark or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing.

SECTION 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transactions occur or, other than for determining the Applicable Rate or for determining actual compliance with the Financial Covenant, subsequent to such period and prior to or simultaneously with the event for which the calculation is made, the Total Leverage Ratio, the Financial Covenant Leverage Ratio, the First Lien Leverage Ratio, the Fixed Charge Coverage Ratio and Consolidated EBITDA and any other financial calculation (other than the calculation of Excess Cash Flow) shall be calculated with respect to such period and such Specified Transactions on a Pro Forma Basis and shall be calculated for the applicable period of measurement (which may, at the Company’s election, be the most recently ended twelve months) for which quarterly or fiscal year-end financial statements are internally available, as determined by the Company, immediately preceding the date of such event.

(c) Where reference is made to “the Company and its Restricted Subsidiaries on a consolidated basis”, “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Company other than Restricted Subsidiaries.

(d) In the event that the Company (or any Parent Entity) elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Company, the Lenders and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the Adjusted Total Leverage Ratio, the Financial Covenant Leverage Ratio, the First Lien Leverage Ratio and the Fixed Charge Coverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Company) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment or Performance. Unless otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Exchange Rates; Currency Equivalents Generally.

(a) The Administrative Agent shall determine the Exchange Rates as of each Valuation Date to be used for calculating Alternative Currency Equivalent and Dollar Equivalent amounts of Credit Extensions and amounts outstanding hereunder denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Valuation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Valuation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such currency as so determined by the Administrative Agent at the Exchange Rate as of any Valuation Date.

(b) Notwithstanding the foregoing, in the case of Loans denominated in an Alternative Currency, the Administrative Agent may at periodic intervals (no more frequently than monthly, or more frequently during the continuance of an Event of Default) recalculate the aggregate exposure under such Loans to account for fluctuations in the Exchange Rate affecting the Alternative Currency in which any such Loans are denominated. If, as a result of such recalculation the Total Revolving Outstandings exceed an amount equal to 105% of the Revolving Credit Commitments then in effect, the Borrower will prepay Revolving Credit Loans and, if necessary, Cash Collateralize or Backstop the outstanding amount of Letters of Credit in the amount necessary to eliminate the excess over the Revolving Credit Commitments then in effect.

(c) Whenever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or an RFR Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, conversion, continuation or prepayment is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 or a unit being rounded upward), as determined by the Administrative Agent.

(d) For the avoidance of doubt, in the case of a Loan denominated in an Alternative Currency, except as expressly provided herein, all interest and fees shall accrue and be payable thereon based on the actual amount outstanding in such Alternative Currency (without any translation into the Dollar Equivalent thereof).

(e) If at any time on or following the Closing Date all of the Participating Member States that had adopted the Euro as their lawful currency on or prior to the Closing Date cease to have the Euro as their lawful national currency unit, then the Company, the Administrative Agent, and the Lenders will negotiate in good faith to amend the Loan Documents to (a) follow any generally accepted conventions and market practice with respect to redenomination of obligations originally denominated in Euro and (b) otherwise appropriately reflect the change in currency.

(f) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be the Exchange Rate. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

(g) No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VII or clause (e) or (h) of Section 8.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the date on which such determination occurs or in respect of which such determination is being made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(h) For purposes of determining compliance under the covenants herein, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Company’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of whether Indebtedness is permitted to be incurred hereunder (which shall be subject to clause (i) below).

(i) For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency (or in a currency different than the Indebtedness being refinanced), and such refinancing would cause the applicable restriction to be exceeded on the date of such refinancing, such restriction shall be deemed not to have been exceeded so long as the principal (or committed) amount of such refinancing Indebtedness does not exceed the principal (or committed) amount of such Indebtedness being refinanced plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

SECTION 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount available to be drawn under such Letter of Credit after giving effect to all such increases, whether or not such maximum amount at such times.

SECTION 1.10 Limited Condition Transactions.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, the Total Leverage Ratio, the Financial Covenant Leverage Ratio, the Fixed Charge Coverage Ratio or any other financial ratio; or (ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA, if any), in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such transaction is permitted hereunder shall be deemed to be the date (the “LCT Test Date”), (x) the definitive agreement for such Limited Condition Transaction is entered into (or, in respect of any transaction described in clause (ii) or clause (iii) of the definition of “Limited Condition Transaction,” delivery of irrevocable notice or offer, declaration of dividend or similar event), and not at the time of consummation of such Limited Condition Transaction or (y) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law in another jurisdiction), the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (a “Public Offer”) in respect of a target of such acquisition, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, calculated on a Pro Forma Basis, then such test, ratio or basket shall be deemed to have been complied with.

(b) For the avoidance of doubt, if the Company has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Consolidated Total Assets or Consolidated EBITDA of the Company and its Subsidiaries on a consolidated basis or of the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if such ratios or baskets improve as a result of such fluctuations, such improved ratios and/or baskets may be utilized. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any test, ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments or Investments, the prepayment of any Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires (or, if applicable, the irrevocable notice or offer, declaration of dividend or similar event is terminated or expires or, as applicable, the offer in respect of a Public Offer for, such acquisition is terminated) without consummation of such Limited Condition Acquisition, any such test, ratio or basket shall be tested by calculating the availability under such test, ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof; provided that Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith).

(c) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on the LCT Test Date. For the avoidance of doubt, if the Company has exercised its option under this Section 1.10, and any Default, Event of Default or Specified Event of Default occurs following the LCT Test Date and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

SECTION 1.11 Leverage Ratios. Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (b) to the extent the Indebtedness to be incurred is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn.

SECTION 1.12 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, any Extended Term Loans, loans made pursuant to any Additional Revolving Credit Commitment, loans made pursuant to Extended Revolving Credit Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

SECTION 1.13 Certain Calculations and Tests. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Loan Document that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with Section 7.09 hereof (but not actual compliance therewith), any Fixed Charge Coverage Ratio, any First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Financial Covenant Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section (but not for the avoidance of doubt, sub-section) of any Loan Document that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts and any substantially concurrent borrowings under the Revolving Credit Facility (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

SECTION 1.14 Additional Alternative Currencies.

(a) The Company may from time to time request that Revolving Credit Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars). In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent.

(i) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). The Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans in such requested currency.

(ii) Any failure by a Revolving Credit Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender to permit Revolving Credit Loans to be made in such requested currency. If, and only if, the Administrative Agent and all the Revolving Credit Lenders consent to making Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Credit Loans; provided, that, if the Administrative Agent notifies the Company that the Administrative Agent requests an amendment to any provision hereof to facilitate that Revolving Credit Loans be made in a currency other than Dollars, the Company and the Administrative Agent shall negotiate such amendment in good faith and such amendment shall be deemed approved by the Required Revolving Credit Lenders if the Revolving Credit Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Revolving Credit Lenders, a written notice from the Required Revolving Credit Lenders stating that the Required Revolving Credit Lenders object to such amendment. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.14, the Administrative Agent shall promptly so notify the Company.

SECTION 1.15 Change of Currency. Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the Company may from time to time reasonably agree to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent and the Borrower may from time to time reasonably agree to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.16 Successor Companies. Notwithstanding anything to the contrary herein, with respect to any reference herein to the Borrower or Permitted Parent, such reference shall automatically be deemed to refer to any Successor Company that assumes the obligations of such Person in accordance with this Agreement.

Article II

The Commitments and Credit Extensions

SECTION 2.01 The Loans. Subject to the terms and conditions set forth herein:

(a) The Term B Borrowings. Each Term B Lender severally agrees to make to the Initial Borrower a single loan denominated in Dollars in a principal amount equal to such Term B Lender’s Term B Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) Revolving Credit Loans to the Borrowers from time to time during the Availability Period for the Revolving Credit Facility in Dollars or in any other Approved Currency in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that, after giving effect to the making of any Revolving Credit Loans, in no event shall (i) the Total Revolving Outstandings exceed the Aggregate Revolving Credit Commitments then in effect or (ii) the Total Revolving Outstandings denominated in an Alternative Currency exceed the Alternative Currency Sublimit. Within the limits of the foregoing, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans, Eurocurrency Rate Loans or RFR Loans.

SECTION 2.02 Borrowings, Conversions and Continuation of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice (which notice may be telephonic if promptly followed by a written notice signed by a Responsible Officer), to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon Local Time (A) three (3) Business Days prior to the requested date of any Dollar-denominated Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans (provided that, if such Dollar-denominated Borrowing is an initial Credit Extension of Term

B Loans to be made on the Closing Date, notice must be received by the Administrative Agent not later than 12:00 noon Local Time one (1) Business Day prior to the Closing Date) and (B) four (4) Business Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans denominated in an Alternative Currency, (ii) 12:00 noon Local Time four (4) Business Days prior to the requested date of any Borrowing of RFR Loans denominated in Sterling, and (iii) 12:00 noon Local Time on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and each Borrowing of RFR Loans shall, in each case, be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Except as provided in Section 2.03(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) in the case of any Revolving Credit Borrowing, whether the requested Borrowing will be made to the Initial Borrower or the Additional Borrower and the Approved Currency for the requested Borrowing, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the Class, currency and principal amount of Loans to be borrowed, converted or continued, (v) whether the Loans to be borrowed or into which existing Loans are to be converted are to be Base Rate Loans, Eurocurrency Rate Loans, or RFR Loans, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the account designated by the Borrower to be credited with the proceeds of such Borrowing. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice with respect to a Borrowing or fails to give a timely notice requesting a conversion or continuation with respect to a Borrowing, then the applicable Loans shall be made or continued as, or converted to Eurocurrency Rate Loans in Dollars or the applicable Alternative Currency with an Interest Period of one (1) month (subject to the definition of “Interest Period”). Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Borrowing. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent by wire transfer in immediately available funds at the Administrative Agent’s Principal Office not later than 1:00 p.m. Local Time for Eurocurrency Rate Loans or RFR Loans and 3:00 p.m. Local Time for Base Rate Loans on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 and in the case of a Credit Extension after the Closing Date, Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent to the account specified in the applicable Committed Loan Notice.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.04 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans may be converted to or continued as Eurocurrency Rate Loans and (ii) unless repaid, each Eurocurrency Rate Loan denominated in Dollars shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any time for all Borrowings of Eurocurrency Rate Loans plus up to two (2) additional Interest Periods in respect of each Incremental Facility.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) For the avoidance of doubt, no conversion or continuation of any Loan pursuant to this Section shall affect the currency in which such Loan is denominated prior to any such conversion or continuation and each such Loan shall remain outstanding denominated in the currency originally issued.

SECTION 2.03 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders under the Revolving Credit Facility set forth in this Section 2.03, (x) from time to time on any Business Day during the Availability Period for the Revolving Credit Facility, to issue (x) trade letters of credit in support of trade obligations of the Company and its Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Company and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit” each such letter of credit issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”), in each case in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the account of the Company or any Subsidiary of the Company); provided, further that the Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Company or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Company or any Subsidiary, and the Borrower hereby irrevocably agrees to be bound jointly and severally to reimburse the applicable L/C Issuer for amounts drawn on any Letter of Credit issued for the account of any Subsidiary) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders under the Revolving Credit Facility severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit if immediately after giving effect to such L/C Credit Extension, (w) the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments then in effect, (x) the sum of the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, would exceed such Lender’s Revolving Credit Commitment, (y) the aggregate L/C Exposure would exceed the Letter of Credit Sublimit or (z) the aggregate L/C Exposure in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment. Letters of Credit shall constitute utilization of the Revolving Credit Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the relevant L/C Issuer has approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Facility Expiration Date, unless the relevant L/C Issuer has approved such expiry date (it being understood that the participations of the Revolving Credit Lenders under the Revolving Credit Facility in any undrawn Letter of Credit shall in any event terminate on the Letter of Credit Facility Expiration Date);

(D) [reserved]; or

(E) the applicable L/C Issuer would have any Fronting Exposure to any Defaulting Lender after giving effect to any reallocation of participations in accordance with Section 2.16; or

(F) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer or one or more policies of such L/C Issuer applicable to letters of credit in general;

(G) such Letter of Credit is not a Standby Letter of Credit; or

(H) such Letter of Credit is in an initial amount less than $10,000.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower hand delivered or facsimiled (or transmitted by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer not later than 1:00 p.m., Local Time, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof in Dollars; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. If requested by the L/C Issuer, the Borrower also shall submit a letter of credit application on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) The Borrower shall provide the Administrative Agent with a copy of any Letter of Credit Application. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Facility times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Facility Expiration Date (unless such Letter of Credit is Cash Collateralized or backstopped pursuant to an arrangement reasonably acceptable to the relevant L/C Issuer); provided that if the L/C Issuer consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the Letter of Credit Facility Expiration Date but the participations of the Revolving Credit Lenders of the applicable Class shall terminate on the applicable Maturity Date.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any compliant drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. On the Business Day immediately following the Business Day on which the Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 1:00 p.m. Local Time on any Business Day, on the second succeeding Business Day) (such date of payment, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer on the Honor Date (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then the Administrative Agent shall promptly notify the applicable L/C Issuer and each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In the event that the Borrower does not reimburse the L/C Issuer on the Business Day following the date it receives notice of the Honor Date (or, if the Borrower shall have received such notice later than 1:00 p.m. Local Time on any Business Day, on the second succeeding Business Day), the Borrower shall be deemed to have requested, for the account of the Borrower, a Revolving Credit Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans nor the conditions set forth in Section 4.02, but subject to the amount of the unutilized portion of the relevant Revolving Credit Commitments in respect of the Revolving Credit Facility. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day as the day on which it is paid, such drawing shall, without duplication, accrue interest at the rate applicable to Base Rate Loans under the Revolving Credit Facility until the date of reimbursement.

(ii) Each Revolving Credit Lender of the applicable Class (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Principal Office for payments in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a relevant Letter of Credit not later than 1:00 p.m., Local Time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer in accordance with the instructions provided to the Administrative Agent by such L/C Issuer (which instructions may include standing payment instructions, which may be updated from time to time by such L/C Issuer, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing for any reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in Dollars in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Loans under the Revolving Credit Facility. In such event, each Revolving Credit Lender’s payment under the Revolving Credit Facility to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender under the Revolving Credit Facility funds its Revolving Credit Loan under the Revolving Credit Facility or relevant L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any relevant Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or relevant L/C Advances to reimburse an L/C Issuer for amounts drawn under relevant Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing, and shall survive the payment in full of the Obligations and the termination of this Agreement. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any relevant Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender under the Revolving Credit Facility fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the Overnight Rate. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender under the Revolving Credit Facility (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender under the Revolving Credit Facility such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender under the Revolving Credit Facility its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender of the applicable Class shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Loan Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Role of L/C Issuers. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit (in each case, as determined by a court of competent jurisdiction in a final non-appealable decision). In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. In addition to any other provision under this Agreement requiring Cash Collateral to be provided, (i) if the relevant L/C Issuer has honored any full or partial drawing under any Letter of Credit and such drawing has resulted in an L/C Borrowing for reasons other than the failure of a Revolving Credit Lender to fulfill its obligations under clause (c)(ii) above, (ii) if, as of the Letter of Credit Facility Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Revolving Credit Lenders or the Required Lenders, as applicable, require the Borrower to Cash Collateralize or Backstop the L/C Obligations pursuant to Section 8.02(c) or (iv) an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, then the Borrower shall Cash Collateralize or Backstop the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount plus any accrued or unpaid fees thereon determined as of the date such Cash Collateral is provided).

The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders under the Revolving Credit Facility, a security interest in all such cash, deposit accounts, Cash Collateral Account and all balances therein and all proceeds of the foregoing that secure any of its L/C Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest or profits, if any, on such investments shall accumulate in such account for the benefit of the Borrower. Cash Collateral shall be maintained in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders under the Revolving Credit Facility and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the L/C Exposure required to be Cash Collateralized hereunder, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts specified by the Administrative Agent, an amount equal to the excess of (a) such L/C Exposure over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the L/C Exposure plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral (including any accrued interest thereon) shall be refunded to the Borrower.

(g) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent in Dollars for the account of each Revolving Credit Lender under the Revolving Credit Facility in accordance with its Applicable Percentage, a relevant Letter of Credit fee for each relevant Letter of Credit issued on its behalf pursuant to this Agreement equal to the product of (i) the Applicable Rate for relevant Letter of Credit fees and (ii) the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Facility Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) in Dollars with respect to each Letter of Credit issued by such L/C Issuer in an amount to be agreed between the Borrower and such L/C Issuer (but in any case, not to exceed 0.125% per annum) of the daily maximum amount then available to be drawn under such Letter of Credit. Such Fronting Fees shall be computed on a quarterly basis in arrears. Such Fronting Fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Facility Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit, Letter of Credit Application and any other document, agreement and instrument entered into by the applicable L/C Issuer relating to such Letter of Credit, the terms hereof shall control.

(j) Addition of an L/C Issuer. From time to time, the Borrower may by notice to the Administrative Agent designate any Revolving Credit Lender (in addition to the initial L/C Issuer) which agrees (in its sole discretion) to act in such capacity and is reasonably acceptable to the Administrative Agent as an L/C Issuer. Each such additional L/C Issuer shall execute a letter of credit issuer agreement in accordance with the definition of “L/C Issuer” and shall thereafter be an L/C Issuer hereunder for all purposes. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each Letter of Credit.

(l) Indemnification of L/C Issuers. To the extent not indemnified by the Borrower or any other Loan Party pursuant to Section 10.05, the Revolving Credit Lenders hereby agree to indemnify each L/C Issuer for all Indemnified Liabilities, subject to the terms and limitations set forth in Section 10.05.

SECTION 2.04 Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in this Section 2.04, agrees to make Swingline Loans to the Borrower from time to time on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding such Swingline Lender’s Swingline Commitment; provided that, after giving effect to any Swingline Loan, (i) in no event shall the Total Revolving Outstandings exceed the Aggregate Revolving Credit Commitments then in effect, (ii) the sum of the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s Revolving Credit Commitment and (iii) the Outstanding Amount of all Swingline Loans shall not exceed the Swingline Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans without premium or penalty. The Swingline Lender’s Swingline Commitment shall expire on the Maturity Date for the Revolving Credit Facility. All Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans shall be paid in full on the earlier of the Maturity Date for the Revolving Credit Facility and ten (10) Business Days after the date of such borrowing.

(b) Borrowing Procedures for Swingline Loans. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice (which notice may be telephonic if promptly followed by a written notice signed by a Responsible Officer) to the Swingline Lender and the Administrative Agent. Each such notice shall be in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, and must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. Local Time on the date of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $500,000 or a larger multiple of $100,000, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) whether the applicable Borrower will be the Additional Borrower or Initial Borrower. Promptly after receipt by a Swingline Lender of such notice, such Swingline Lender will confirm with the Administrative Agent that the Administrative Agent has also received such notice and, if not, the Swingline Lender will notify the Administrative Agent of the contents thereof. Subject to the terms and conditions set forth herein, the Swingline Lender shall make each Swingline Loan available to the Borrower, by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) such Swingline Lender, not later than 3:00 p.m. Local Time on the requested date of such Swingline Loan (which instructions may include standing payment instructions, which may be updated from time to time by the Borrower, provided that, unless the Swingline Lender shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Swingline Lender). Notwithstanding anything herein to the contrary, no Swingline Lender shall be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of an Event of Default, (B) it does not in good faith believe that all conditions under Section 4.02 to the making of such Swingline Loan have been satisfied or waived by the Required Revolving Credit Lenders or (C) at a time when any Revolving Credit Lender is a Defaulting Lender as set forth in Section 2.16 and the amount of such Defaulting Lender’s participation in Swingline Loans has not been reallocated to non-Defaulting Lenders or Cash Collateralized or Backstopped in full.

(c) Refinancing of Swingline Loans.

(i) With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.05(a)(ii) or repaid pursuant to clause (a) above, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (which the Administrative Agent shall deliver to the Lenders) with a copy to the Borrower, no later than 11:00 a.m. at least one (1) Business Day in advance of the proposed Credit Extension, a notice (which shall be deemed to be a Committed Loan Notice given by the Borrower) requesting that each Revolving Credit Lender make Revolving Credit Loans that are Base Rate Loans to the Borrower on the date of such Credit Extension in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Credit Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the applicable Refunded Swingline Loans and (2) on the day such Revolving Credit Loans are made, the Swingline Lender’s Applicable Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Credit Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans but shall instead constitute part of the Swingline Lender’s outstanding Revolving Credit Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Credit Lenders in the manner contemplated by Section 2.13.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each of the Revolving Credit Lenders shall be deemed to have purchased, and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its Applicable Percentage of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Days’ notice from the Swingline Lender, each Revolving Credit Lender shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation, each such Revolving Credit Lender agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of a Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party, (D) any breach of this Agreement or any other Loan Document by any party thereto, or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will promptly remit such Revolving Credit Lender’s Applicable Percentage of such payment to the Administrative Agent (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participation was funded) in like funds as received by the Swingline Lender, and any such amounts received by the Administrative Agent will be remitted by the Administrative Agent to the Revolving Credit Lenders that shall have funded their participations pursuant to Section 2.04(c)(ii) to the extent of their interests therein.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by such Swingline Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Credit Lender shall pay to such Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the Federal Funds Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Credit Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Payments Directly to Swingline Lenders. Except as otherwise expressly provided herein, the Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender at its Principal Office.

(f) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments, Additional Revolving Credit Commitments or Extended Revolving Credit Commitments (such expiring tranche, the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments, Additional Revolving Credit Commitments or Extended Revolving Credit Commitments available in Dollars is or are in effect with a longer Maturity Date (each, a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender, on the earliest occurring Maturity Date such Swingline Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized or Backstopped and (y) notwithstanding the foregoing, if a Default has occurred and is continuing, the applicable Borrower shall still be obligated to pay Swingline Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment. On the Maturity Date of any Expiring Credit Commitment, the sublimit for Swingline Loans shall be agreed solely with the Swingline Lender.

SECTION 2.05 Prepayments.

(a) Optional Prepayments.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Borrowing of any Class in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(iv)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m., Local Time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans, (B) three (3) Business Days prior to the any date of prepayment of RFR Loans and (C) on the date of prepayment of Base Rate Loans and (2) any prepayment of Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04.

(ii) The Borrower may, upon delivery of a notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. Local Time on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) In the event that, on or prior to the date that is six (6) months after the Closing Date, the Borrower (A) makes any voluntary prepayment or a mandatory prepayment pursuant to Section 2.05(b)(iii) of Term B Loans in each case in connection with any Repricing Event or (B) effects any amendment of this Agreement resulting in a Repricing Event with respect to any Term B Loans, the Borrower shall pay or cause to be paid to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, (x) in the case of clause (A), a prepayment premium of 1.00% of the amount of the Term B Loans being prepaid and (y) in the case of clause (B), an amount equal to 1.00% of the aggregate amount of the Term B Loans for which the All-In-Rate has been reduced pursuant to such Repricing Event.

(b) Mandatory Prepayments.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) for the relevant Excess Cash Flow Period, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) the Excess Cash Flow Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements, minus (B) the sum of

(1) without duplication of amounts deducted pursuant to clause (b)(iii) or (b)(ix) of the definition of Excess Cash Flow, all voluntary prepayments of Term Loans and any other prepayments of Incremental Equivalent Debt and/or other Indebtedness secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral securing the Term B Loans (including in connection with debt buybacks made by the Company in an amount equal to the discounted amount actually paid in respect thereof pursuant to Section 2.05(d), Section 10.07 and/or otherwise, including pursuant to open market purchases, and/or application of any “yank-a-bank” provisions), plus

(2) without duplication of amounts deducted pursuant to clause (b)(iii) or (b)(ix) of the definition of Excess Cash Flow, all voluntary prepayments of Revolving Credit Loans to the extent the applicable Revolving Credit Commitments are permanently reduced by the amount of such payments, or any voluntary prepayments of revolving loans or other revolving Indebtedness constituting Incremental Equivalent Debt or an Additional Revolving Credit Commitment secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral securing the Revolving Credit Loans to the extent the applicable commitments are permanently reduced by the amount of such payments, plus

(3) without duplication of amounts deducted pursuant to clause (b)(ii) or (b)(x) of the definition of Excess Cash Flow, the amount of cash consideration paid by the Company and its Restricted Subsidiaries in connection with Capital Expenditures, plus

(4) without duplication of amounts deducted pursuant to clause (b)(vii) or (b)(xi) of the definition of Excess Cash Flow, the amount of cash consideration paid by the Company and its Restricted Subsidiaries in connection with Investments permitted by Section 7.02 (other than pursuant to Section 7.02(a), (d) or (f)), plus in each case of this Clause (B), during such Excess Cash Flow Period or after the end of such Excess Cash Flow Period and prior to the prepayment date in clause (b)(i) (any such transaction made following the fiscal year end but prior to the making of such prepayment date, an “After Year-End Transaction”), and to the extent such prepayments, Capital Expenditures or Investments (as applicable) are not funded with the proceeds of Indebtedness constituting long-term Indebtedness of the Company or its Restricted Subsidiaries (other than revolving indebtedness) or any Cure Amount (such amount, as may be further reduced by applicable of clause (x) of the proviso hereto, the “Applicable ECF Proceeds”); provided that (x) to the extent the voluntary prepayments pursuant to clause (B) would reduce the Applicable ECF Proceeds to an amount less than $0, such excess voluntary prepayments may be credited against the Excess Cash Flow Percentage of Excess Cash Flow dollar-for-dollar for the immediately subsequent Excess Cash Flow Period, when taken together with the amounts of any other prepayments required for such Excess Cash Flow Period, (y) if at the time that any such prepayment would be required, the Borrower or the Company is required to offer to repurchase any Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Lien securing the Term B Loans (such Indebtedness, “Other Pari Indebtedness”) pursuant to the terms of the documentation governing such Indebtedness with the Excess Cash Flow, then the Borrower, at its election, may apply the Applicable ECF Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) and the remaining Excess Cash Flow to the prepayment of such Other Pari Indebtedness and (z) prepayments under this Section 2.05(b) shall only be required if the Applicable ECF Proceeds are in excess of the Excess Cash Flow Threshold and solely to the amount of such Applicable ECF Proceeds in excess thereof; provided that to the extent so elected by the Borrower, following the consummation of any After Year-End Transaction, (1) the First Lien Leverage Ratio shall be recalculated giving Pro Forma Effect to such After Year-End Transaction as if the transaction was consummated during the fiscal year of the applicable Excess Cash Flow prepayment and the Excess Cash Flow Percentage for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated First Lien Leverage Ratio and (2) such After Year-End Transaction shall not be applied to the calculation of the First Lien Leverage Ratio in connection with the determination of the Excess Cash Flow Percentage for purposes of any subsequent Excess Cash Flow prepayment.

(ii) (A) Subject to Section 2.05(b)(ii)(B), if following the Closing Date (x) the Company or any of its Restricted Subsidiaries makes any Prepayment Asset Sale, or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Company or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of an aggregate principal amount of Term Loans equal to the Asset Sale Percentage of such excess Net Cash Proceeds realized or received (the “Applicable Asset Sale Proceeds”); provided that (1) no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Company shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to utilize in accordance with Section 2.05(b)(ii)(B) and (2) if at the time that any such prepayment would be required, the Borrower or the Company is required to repay, prepay or offer to repurchase any Other Pari Indebtedness outstanding at such time, then the Borrower, at its election, may apply the Applicable Asset Sale Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) and the remaining Net Cash Proceeds so received to the prepayment of such Other Pari Indebtedness.

(B) With respect to any Net Cash Proceeds realized or received with respect to any Prepayment Asset Sale or any Casualty Event, at the option of the Company, the Company or its Restricted Subsidiaries (as applicable) may reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets useful for its business and in Permitted Acquisitions and other similar Investments not prohibited hereunder and capital expenditures or to reimburse the cost of any of the foregoing incurred on or after the date on which the Prepayment Asset Sale giving rise to such proceeds was contractually committed, in each case, within (x) eighteen (18) months following receipt of such Net Cash Proceeds or (y) if the Company enters into a legally binding commitment to reinvest such Net Cash Proceeds in assets useful for its business within eighteen (18) months following receipt thereof, one hundred eighty (180) days after the eighteen (18) month period that follows receipt of such Net Cash Proceeds; provided that (I) any Net Cash Proceeds may be applied to replenish cash that was not funded from long-term indebtedness (other than revolving indebtedness) that had been utilized by the Company and its Restricted Subsidiaries for any reinvestments or other utilization contemplated in this clause (B) during the six (6) month period prior to the receipt of the relevant Net Cash Proceeds (or repay revolving indebtedness used to fund such reinvestment) and (II) if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, any such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C) On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds in the minimum amount specified above (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans to the extent required by, and subject to the qualifications of, Section 2.05(b)(ii)(A).

(iii) If the Company or any of its Restricted Subsidiaries incurs or issues any (A) Refinancing Term Loans, (B) [reserved] or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds. If the Borrower obtains any (A) Refinancing Revolving Credit Commitments or (B) [reserved], the Borrower shall, concurrently with the receipt thereof, terminate Revolving Credit Commitments in an equivalent amount pursuant to Section 2.06.

(iv) [reserved].

(v) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.05(b) prior to 1:00 p.m. Local Time at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment with respect to any Class of Term Loans. Each Appropriate Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (i) or (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. Local Time two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(vi) Notwithstanding any other provision of this Section 2.05(b), (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Restricted Subsidiary that is a Foreign Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Restricted Disposition”), the Net Cash Proceeds of any Casualty Event of a Restricted Subsidiary that is a Foreign Subsidiary (a “Restricted Casualty Event”), or Excess Cash Flow to the extent attributable to Foreign Subsidiaries, in each case would be prohibited or delayed by applicable local law from being repatriated to the United States, the realization or receipt of the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be used to repay Term Loans at the times provided in Section 2.05(b)(i) (after determining the amount of Excess Cash Flow required to be used to prepay Term Loans, assuming such amounts are included in the calculation of Excess Cash Flow), or the Borrower shall not be required to make a prepayment at the time provided in Section 2.05(b)(ii) (after determining the amount of Net Cash Proceeds available from Prepayment Asset Sales), as the case may be, for so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to promptly take or cause the applicable Subsidiary to promptly take all commercially reasonable actions available under the applicable local law to permit such repatriation), and once repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Net Cash Proceeds or Excess Cash Flow permitted to be repatriated (net of additional taxes payable or reserved against as a result thereof) will be promptly (and in any event not later than three (3) Business Days after such repatriation is permitted) taken into account in measuring the Borrower’s obligation to repay the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Restricted Disposition or any Restricted Casualty Event or Excess Cash Flow could reasonably be expected to have an adverse tax consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the amount of the Net Cash Proceeds or Excess Cash Flow so affected shall not be taken into account in measuring the Borrower’s obligation to repay Term Loans pursuant to this Section 2.05(b); provided that, to the extent the situations specified in clauses (i) and/or (ii) are in effect for a period of more than 365 days, the Borrower’s obligations to repay any Term Loans pursuant to Sections 2.05(b)(i) and 2.05(b)(ii) shall expire and no longer be in effect after the expiration of such 365-day period.

(vii) If for any reason the aggregate Revolving Credit Exposure of all Lenders under any Revolving Credit Facility at any time exceeds the aggregate Revolving Credit Commitments under such Revolving Credit Facility then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans under such Revolving Credit Facility and/or Cash Collateralize or Backstop the L/C Obligations under such Revolving Credit Facility in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize or Backstop the L/C Obligations under such Revolving Credit Facility pursuant to this Section 2.05(b)(vii) unless after the prepayment in full of the Revolving Credit Loans under such Revolving Credit Facility the aggregate Revolving Credit Exposures under such Revolving Credit Facility exceed the aggregate Revolving Credit Commitments under such Revolving Credit Facility.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon in the currency in which such Loan is denominated, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.04.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent in the currency in which such Loan is denominated the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

(d) Discounted Voluntary Prepayments.

(i) Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders at a discount to the par value of such Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d); provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of such Class on a pro rata basis, and (C) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(d) has been or substantially concurrently with such prepayment shall be satisfied and (3) specifying the aggregate principal amount of Term Loans of any Class offered to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $5,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five (5) Business Days from and including the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.05(d)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the Outstanding Amount of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.04), upon irrevocable notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., Local Time, three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(d)(ii) above) established by the Administrative Agent and the Borrower, each acting reasonably.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii) Nothing in this Section 2.05(d) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

(ix) Notwithstanding anything herein to the contrary, the Administrative Agent shall be under no obligation to act as manager for any Discounted Voluntary Prepayment and to the extent the Administrative Agent shall choose not to act as manager for any Discounted Voluntary Prepayment, each reference in this Section 2.05(d) to “Administrative Agent” shall be deemed to mean and be a reference to the Person that has been appointed by the Borrower and has agreed to act as the manager for such Discounted Voluntary Prepayment.

(e) Application of Payments. Each prepayment of Term Loans pursuant to this Section 2.05 and the reduction in the face amount of the Term Loans as a result of any open market purchase thereof by an Affiliated Lender pursuant to Section 10.07 shall be, unless otherwise specified by the Borrower, applied to the remaining installments of principal thereof in direct order of maturity. Any voluntary prepayment pursuant to this Section 2.05 shall be applied between Classes of Term Loans as directed by the Borrower or, if the Borrower does not so direct any voluntary prepayment to a specific Class of Term Loans at the time of such prepayment, such prepayment shall be applied to prepay the Term Loans on a pro rata basis across Classes. Any mandatory prepayment pursuant to Section 2.05 shall be applied to the Term B Loans on a pro rata basis in accordance with the terms hereof and, except to the extent required pursuant to the applicable Incremental Facility Amendment or Extension Offer with respect to any applicable Class of Incremental Term Loans or Extended Term Loans, any prepayment of any Term Loans pursuant to this Section 2.05 may be applied to any Class of Term Loans as directed by the Borrower, which prepayment may not be directed towards a later maturing Class of Term Loans without at least a pro rata repayment of any earlier maturity Class of Term Loans. Each prepayment of any Class of Term Loans shall be paid to the Lenders of such Class in accordance with their respective Applicable Percentages subject to clause (v) of Section 2.05(b).

SECTION 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce, (A) the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of all L/C Obligations would exceed the Letter of Credit Sublimit or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of all Swingline Loans would exceed the Swingline Sublimit; provided, further that upon any such partial reduction of the Letter of Credit Sublimit or the Swingline Sublimit, unless the Borrower, the Administrative Agent and the relevant L/C Issuer or the Swingline Lender, as the case may be, otherwise agree, the commitment of each L/C Issuer or the Swingline Lender to issue Letters of Credit or extend Swingline Loans, as applicable, will be reduced proportionately by the amount of such reduction. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swingline Sublimit unless, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swingline Sublimit, as the case may be, exceeds the amount of the Revolving Credit Facility, in which case such sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from the effectiveness of other credit facilities, indentures or similar agreements or other transactions, which effectiveness or other transactions shall not have occurred or been consummated or otherwise shall be delayed.

(b) Mandatory. The Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a). The Revolving Credit Commitments shall terminate on the Maturity Date therefor. The Extended Revolving Credit Commitments and any Additional Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the relevant Term Lenders holding Term B Loans in Dollars (i) on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the first full fiscal quarter after the Closing Date, an aggregate amount equal to 0.25% of the initial aggregate principal amount of all Term B Loans made on the Closing Date and (ii) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date; provided that payments required by Section 2.07(a)(i) above shall be reduced as a result of the application of prepayments in accordance with Section 2.05. In the event any Incremental Term Loans or Extended Term Loans are made, (x) such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof and (y) (A) clause (i) of this Section 2.07(a) shall, at the election of the Borrower, be amended, as it relates to any then-existing tranche of Term B Loans to increase the amortization with respect thereto, in connection with the Borrowing of any Incremental Term Loans or Extended Term Loans that constitute Other Pari Indebtedness if and to the extent necessary so that such Incremental Term Loans or Extended Term Loans and the applicable existing Term B Loans form the same Class of Term Loans and to the extent possible, a “fungible” tranche, in each case, without the consent of any party hereto, and (B) any such amendments shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior thereto.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for each Revolving Credit Facility the principal amount of each of its Revolving Credit Loans outstanding on such date under such Revolving Credit Facility.

(c) Swingline Loans. The Borrower shall repay the aggregate principal amount of all of its Swingline Loans outstanding on the earlier of the Maturity Date for the Revolving Credit Facility and ten (10) Business Days after the date of such borrowing.

SECTION 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, (iii) each RFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Daily Simple RFR plus the Applicable Rate and (iv) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) The Borrower shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements; provided, that this clause (b) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.01.

(c) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender under the Revolving Credit Facility in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to the Applicable Rate times the average daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender under the Revolving Credit Facility exceeds the Revolving Credit Exposure of such Lender under the Revolving Credit Facility (it being understood and agreed that the Outstanding Amount of all Swingline Loans shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the Commitment Fee). The Commitment Fee for the Revolving Credit Facility shall accrue at all times from the Closing Date until the earlier of the date on which the Revolving Credit Commitments are terminated as provided herein and the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December (commencing with the first such date to occur for the first full fiscal quarter after the Closing Date), and on the earlier of the date on which the Revolving Credit Commitments are terminated as provided herein and the Maturity Date for the Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans and RFR Loans shall be made on the basis of a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

SECTION 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall be conclusive in the absence of demonstrable error.

SECTION 2.12 Payments Generally.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made (i) with respect to the Term B Loans, Letters of Credit and Swingline Loans, in Dollars, and (ii) with respect to the Revolving Credit Commitments, in the applicable Approved Currency in which such Obligations are denominated, without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m., Local Time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m., Local Time, shall (in the sole discretion of the Administrative Agent) be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Other than as specified herein, all payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in Dollars.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment on such date in accordance with Section 2.02 and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then

(i) if the Borrower failed to make such payment, then each of the applicable Lenders severally agree to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lenders in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lenders to the date such amount is repaid to the Administrative Agent in immediately available funds at the Overnight Rate plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to generally similarly situated borrowers (but not necessarily all such borrowers) in connection with the foregoing; it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to generally similarly situated borrowers (but not necessarily all such borrowers) in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make its payment under Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation or to make its payment under Section 9.07.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Loan Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Loan Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or its participations in L/C Obligations and Swingline Loans, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations and Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations and Swingline Loans to any assignee or participant or the application of Cash Collateral pursuant to, and in accordance with, the terms of this Agreement. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Obligations purchased.

SECTION 2.14 Incremental Credit Extensions.

(a) At any time and from time to time, subject to the terms and conditions set forth herein, the Loan Parties may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the amount of Term B Loans of any Class or add one or more additional tranches of term loans (any such Term B Loans or additional tranche of term loans, the “Incremental Term Loans”) and/or one or more increases in the Revolving Credit Commitments under the Revolving Credit Facility (a

“Revolving Credit Commitment Increase”) and/or the establishment of one or more new revolving credit commitments (an “Additional Revolving Credit Commitment” and, together with any Revolving Credit Commitment Increases, the “Incremental Revolving Credit Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”). Notwithstanding anything to contrary herein, the aggregate Dollar Equivalent amount of all Incremental Facilities (other than Refinancing Term Loans and Refinancing Revolving Credit Commitments), together with the aggregate principal amount of all Incremental Equivalent Debt, shall not exceed the Incremental Cap (determined at the time of incurrence). Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000 in case of Incremental Term Loans or $2,500,000 in case of Incremental Revolving Credit Commitments, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above or the principal amount of any Loans or Commitments being refinanced by Refinancing Term Loans or Refinancing Revolving Credit Commitments. Each Incremental Facility shall have the same guarantees as, and to the extent secured, shall be secured only by (and on an equal or junior priority basis with) the Collateral securing, all of the other Loan Obligations under this Agreement (provided that, in the case of any Incremental Facility that is funded into Escrow, such Incremental Facility may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until such Incremental Facility is released from Escrow) and to the extent incurred on a junior lien basis, shall be subject to an Acceptable Intercreditor Agreement.

(b) Any Incremental Term Loans (i) may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term B Loans in any mandatory prepayment hereunder, (ii) shall have interest rate margins and (subject to clauses (iii) and (iv)) amortization schedules as determined by the Borrower and the lenders thereunder (provided that, except in the case of Refinancing Term Loans, if such Incremental Term Loans are Qualifying Term Loans incurred in reliance on clause (c) of the Incremental Cap, the All-In-Rate applicable thereto may exceed the All-In-Rate in respect of the Term B Loans by no more than 0.75% per annum, or if it does so exceed such All-In-Rate (such difference, the “Term Yield Differential”), then the Applicable Rate (and/or, as provided in the proviso below, the Base Rate floor or Eurocurrency Rate floor) with respect to the Term B Loans shall be adjusted such that after giving effect to such adjustment, the Term Yield Differential shall not exceed 0.75% per annum (it being agreed that, (x) the relative rate differentials in any pricing grid specified in the Applicable Rate for the Term B Loans shall continue to be maintained and (y) to the extent the Incremental Term Loans include a pricing grid, the Applicable Rate for the Term B Loans may be amended to include a pricing grid to maintain the greater of (I) the 0.75% per annum differential and (II) the Applicable Rate of such Term B Loans immediately prior to giving effect to such Incremental Term Loans), provided that, (A) to the extent any portion of the Term Yield Differential is attributable to a higher Base Rate floor or Eurocurrency Rate floor being applicable to such Incremental Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Eurocurrency Rate in effect for an Interest Period of three months’ duration or the Base Rate at such time and (B) unless otherwise agreed by the Borrower in its sole discretion, any increase in All-In-Rate to any Term B Loan due to the application or imposition of a Base Rate floor or Eurocurrency Rate floor on any such Indebtedness shall be effected solely through an increase in (or implementation of, as applicable) any Base Rate floor or Eurocurrency Rate floor applicable to such Term B Loan (this proviso to this clause (b)(ii), the “MFN Provision”)), (iii) other than Inside Maturity Loans, shall not have a final maturity date earlier than the Maturity Date applicable to the Term B Loans, (iv) other than Inside Maturity Loans, shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Term B Loans and (v) shall, to the extent the terms and conditions are inconsistent with the terms set forth herein, be on terms and conditions reasonably acceptable to the Agent (excluding (x) pricing, rate floors, original issue discounts or call protection, premiums and optional prepayment or redemption terms and (y) (I) covenants or other provisions applicable only to periods after the latest maturity date of the applicable Facility or (II) any more restrictive covenant, to the extent that (A) if such more restrictive covenant is added for the benefit of any Incremental Facility consisting of term loans other than Customary Term A Loans, such covenant (except to the extent only applicable after the maturity date of the Term B Loans) is also added for the benefit of all of the Facilities or (B) if such more restrictive covenant is added for the benefit of any Incremental Facility consisting of a revolving facility or Customary Term A Loans, such covenant (except to the extent only applicable after the maturity date of the Revolving Credit Facility) is also added for the benefit of the Revolving Credit Facility; it being understood and agreed that in each such case of clauses (A) and (B), no consent of any Agent and/or any Lender shall be required in connection with adding such covenant).

(c) Any Revolving Credit Commitment Increase shall (i) have the same maturity date as the Revolving Credit Commitments under such Revolving Credit Facility that is being increased, (ii) require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Credit Commitments and (iii) be on the same terms and pursuant to the same documentation applicable to the Revolving Credit Commitments under such Revolving Credit Facility that is being increased (it being understood that, if required to consummate a Revolving Credit Commitment Increase, the pricing, interest margin, rate floors and commitment fees shall, if such Revolving Credit Commitment Increase is consummated, be increased so long as such increases apply to the entire Revolving Credit Facility under such Revolving Credit Facility that is being increased (provided that additional upfront or similar fees may be payable to the Lenders participating in the Revolving Credit Commitment Increase without any requirement to pay such amounts to Lenders holding existing Revolving Credit Commitments)). Any Additional Revolving Credit Commitments (i) shall have interest rate margins and, subject to clause (ii), have amortization schedules as determined by the Borrower and the lenders thereunder but shall not require scheduled amortization or mandatory commitment reductions prior to the Maturity Date of the Revolving Credit Facility, (ii) mature no earlier than, and will require no mandatory commitment reduction prior to, the Maturity Date applicable to the Revolving Credit Commitments, (iii) which are Refinancing Revolving Credit Commitments shall not have a final maturity date earlier than the Maturity Date applicable to the Revolving Credit Commitments being refinanced thereby and (iv) shall have the same terms as the Revolving Credit Commitments or such terms as are reasonably satisfactory to the Administrative Agent, it being understood that no consent shall be required from the Administrative Agent for terms and conditions that are more restrictive than the existing Revolving Credit Commitments to the extent that they apply to periods after the Maturity Date applicable to the Revolving Credit Commitments or are otherwise added for the benefit of the Revolving Credit Lenders hereunder (which shall not require the consent of any Revolving Credit Lender or any Agent); provided that to the extent any financial covenant that is more restrictive than the Financial Covenant is added for the benefit of any Additional Revolving Credit Commitments, such covenant (except to the extent only applicable after the maturity date of each Revolving Credit Facility) is also added for the benefit of each Revolving Credit Facility; it being understood and agreed that in each such case, no consent of any Agent and/or any Lender shall be required in connection with adding such covenant); provided that notwithstanding anything to the contrary in this Section 2.14(c), (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Additional Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the applicable Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Revolving Credit Loans with respect to Additional Revolving Credit Commitments shall be made on a no less than pro rata basis (with respect to borrowings) and a no greater than pro rata basis (with respect to repayments) with all other Revolving Credit Commitments, (2) all Letters of Credit may be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments, (3) the permanent repayment of commitments with respect to, and termination of, Additional Revolving Credit Commitments prior to the Maturity Date applicable to the Revolving Credit Commitments as in effect at the time of incurrence of such Additional Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any Class of Revolving Credit Commitments on a better than a pro rata basis as compared to any other Class with a later maturity date than such repaid and terminated Class and (4) assignments and participations of Additional Revolving Credit Commitments (and Revolving Credit Loans made thereunder) shall be governed by the same or equivalent assignment and participation provisions applicable to the Revolving Credit Commitments and Revolving Credit Loans.

(d) [Reserved].

(e) Each notice from the applicable Loan Party pursuant to this Section 2.14 shall set forth the requested amount of the relevant Incremental Term Loans and/or Incremental Revolving Credit Commitments and the date on which such Incremental Term Loans and/or Incremental Revolving Credit Commitments are requested to become effective. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans or Incremental Revolving Credit Commitments shall be Persons which would qualify as permitted assignees of Term Loans or Revolving Credit Commitments, as applicable, in accordance with Section 10.07 (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and such Additional Lender; provided, that each Additional Lender providing Incremental Revolving Credit Commitments shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 10.07, each L/C Issuer and the Swingline Lender (which approvals shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, no L/C Issuer is required to act as such for any Additional Revolving Credit Commitments unless they so consent. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. Commitments in respect of any Incremental Term Loans or Incremental Revolving Credit Commitments may become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14 and the existence and terms of the applicable Incremental Facility. Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.14 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that (i) all references to “the date of such Credit Extension” and similar words in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date and (ii) if the proceeds of such Incremental Facility are to be used, in whole or in part, (x) to finance a Permitted Acquisition or other Investment, (A) such incurrence shall be subject to the LCT Provisions, (B) to the extent the Additional Lenders so agree, such incurrence shall not be subject to the conditions set forth in Section 4.02(a) and (b) and (C) no Specified Event of Default shall exist on the Incremental Facility Closing Date) or (y) for any other purpose, no Event of Default shall exist on the Incremental Facility Closing Date. Upon each increase in the Revolving Credit Commitments under any Revolving Credit Facility pursuant to this Section 2.14 that is in the form of a Revolving Credit Commitment Increase, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment (each, an “Incremental Revolving Increase Lender”) in respect of such Revolving Credit Commitment Increase, and each such Incremental Revolving Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Incremental Revolving Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment after giving effect to such Revolving Credit Commitment Increase. Additionally, if any Revolving Credit Loans are outstanding under a Revolving Credit Facility at the time any Revolving Credit Commitment Increase is implemented under such Revolving Credit Facility, the Revolving Credit Lenders immediately after the effectiveness of such Revolving Credit Commitment Increase shall purchase and assign at par such amounts of the Revolving Credit Loans outstanding under such Revolving Credit Facility at such time as the Administrative Agent may require such that each Revolving Credit Lender holds its Applicable Percentage of all Revolving Credit Loans outstanding under such Revolving Credit Facility immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.14. In furtherance of the foregoing, each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Incremental Term Loans established as an additional tranche of term loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Credit Loans in respect of Revolving Credit Commitment Increase, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Credit Loans on a pro rata basis.

SECTION 2.15 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Term Loans or any Class of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments of the applicable Class and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer

(including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings), modifying the amortization schedule in respect of such Lender’s Term Loans and/or modifying any prepayment premium or call protection in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, it being understood that an Extension may be in the form of an increase in the amount of any outstanding Class of Term Loans or Revolving Credit Commitments otherwise satisfying the criteria set forth below), so long as the following terms are satisfied:

(i) except as to interest rates, fees and final and extended maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Credit Commitments (and related outstandings); provided that at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates;

(ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer;

(iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, and the maturity of any Extended Term Loans shall not be earlier than the maturity of the Term Loans extended thereby;

(iv) any Extended Term Loans may participate (x) on a pro rata basis, greater than pro rata or a less than pro rata basis in any voluntary repayments or prepayments hereunder and (y) on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(v) if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments of such Class, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Class, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer;

(vi) all documentation in respect of such Extension shall be consistent with the foregoing; and

(vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and no Lender shall be obligated to extend its Term Loans or Revolving Credit Commitments unless it so agrees.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes shall have accepted the Extension Offer. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of any Class of Revolving Credit Commitments, the consent of the relevant L/C Issuer (if such L/C Issuer is being requested to issue letters of credit with respect to the Class of Extended Revolving Credit Commitments). All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Loan Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize and direct the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.15 (and to the extent any such amendment is consistent with the terms of this Section 2.15 (as reasonably determined by the Borrower), the Administrative Agent shall be deemed to have consented to such amendment, and no such consent of the Administrative Agent shall be necessary to have such amendment become effective).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15; provided that, failure to give such notice shall in no way affect the effectiveness of any amendment entered into to effectuate such Extension in accordance with this Section 2.15.

SECTION 2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Commitment, Outstanding Amount of Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Required Revolving Credit Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms adversely affects any Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any L/C Exposure or Swingline Loans exists at the time a Lender under the Revolving Credit Facility becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure and Revolving Credit Exposure in respect of Swingline Loans of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure and Revolving Credit Exposure in respect of Swingline Loans does not exceed the total of all non-Defaulting Lenders’ relevant Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent, (A) Cash Collateralize or Backstop for the benefit of the L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure and (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Exposure is outstanding and (B) repay the Swingline Loans in an amount of such Defaulting Lender’s Revolving Credit Exposure in respect of Swingline Loans;

(iii) if the Borrower Cash Collateralizes or Backstops any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized or Backstopped;

(iv) if the L/C Exposures of the non-Defaulting Lenders are increased pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.03(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized or Backstopped pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.03(h) with respect to such portion of such Defaulting Lender’s L/C Exposure shall be payable to the L/C Issuer until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized or Backstopped; and

(vi) subject to Section 10.23, no reallocation pursuant to this Section 2.16 shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(d) so long as such Lender is a Defaulting Lender under the Revolving Credit Facility, (A) the relevant L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.16(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein) and (B) the Swingline Lender shall not be required to fund any Swingline Loans unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure, and participating interests in any newly issued Swingline Loans shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).

(e) In the event that the Administrative Agent, the Borrower and the relevant L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the relevant L/C Exposures shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage.

SECTION 2.17 Permitted Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Exchange Offer”) made from time to time by the Borrower to all Lenders (other than, with respect to any Permitted Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or term loans) or Qualified Equity Interests (such Indebtedness or Qualified Equity Interests, “Permitted Exchange Securities” and each such exchange, a “Permitted Exchange”), so long as the following conditions are satisfied:

(i) each such Permitted Exchange Offer shall be made on a pro rata basis to the Term Lenders (other than, (x) with respect to any Permitted Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) or (y) any Lender that, if requested by the Borrower, is unable to certify that it can receive the type of Permitted Exchange Securities being offered in connection with such Permitted Exchange) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii) the aggregate principal amount (calculated on the face amount thereof) of such Permitted Exchange Securities shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Exchange;

(iii) the stated final maturity of such Permitted Exchange Securities is not earlier than the latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such latest maturity date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Exchange Securities upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv) such Permitted Exchange Securities are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the latest Maturity Date for the Class or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Exchange Securities shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(v) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is or substantially concurrently becomes a Loan Party;

(vi) if such Permitted Exchange Securities are secured, such Permitted Exchange Securities are secured on a pari passu basis or junior priority basis to the Obligations and (A) such Permitted Exchange Securities are not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations and (B) the beneficiaries thereof (or an agent or trustee on their behalf) shall have become party to an Acceptable Intercreditor Agreement with the Collateral Agent;

(vii) the terms and conditions of such Permitted Exchange Securities (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Class or Classes of Term Loans being exchanged) reflect market terms and conditions at the time of incurrence or issuance (as reasonably determined by the Borrower); provided that if such Permitted Exchange Securities contain any financial maintenance covenants, such covenants shall not be more restrictive than (or in addition to) those contained in this Agreement (unless such covenants are also added for the benefit of the Lenders under this Agreement, which amendment to add such covenants to this Agreement shall not require the consent of any Lender or Agent hereunder);

(viii) all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Exchange shall automatically be canceled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Exchange to the Borrower for immediate cancellation), and to the extent contemplated by the applicable Permitted Exchange Offer, accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Exchange);

(ix) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(x) all documentation in respect of such Permitted Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent; and

(xi) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower.

Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Exchange Offer.

(b) With respect to all Permitted Exchanges effected by the Borrower pursuant to this Section 2.17, such Permitted Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Exchange that a minimum amount (to be determined and specified in the relevant Permitted Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Exchange that no more than a maximum amount (to be determined and specified in the relevant

Permitted Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.05, 2.06 and 2.13 do not apply to the Permitted Exchange and the other transactions contemplated by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Exchange or any other transaction contemplated by this Section 2.17.

(c) In connection with each Permitted Exchange, (i) the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof; provided that, failure to give such notice shall in no way affect the effectiveness of any Permitted Exchange consummated in accordance with this Section 2.17 and (ii) the Borrower, in consultation with the Administrative Agent, acting reasonably, shall establish such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Exchange shall be not less than five (5) Business Days following the date on which the Permitted Exchange Offer is made. The Borrower shall provide the final results of such Permitted Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

Article III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Laws (as determined in the good faith discretion of the applicable withholding agent). If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document, (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions or withholdings applicable to additional sums payable under this Section 3.01), the applicable Lender or Agent (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall be entitled to make such withholding or deductions, (iii) the applicable withholding agent shall pay or remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws, and (iv) as soon as practicable after the date of any such payment of Taxes by any Loan Party, such Loan Party (or the Borrower) shall furnish to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(b) In addition, and without duplication of any obligation set forth in Section 3.01(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c) Without duplication of any amounts paid pursuant to Section 3.01(a) or Section 3.01(b), the Borrower shall indemnify each Agent and each Lender within ten (10) days of receipt of a written demand thereof for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable or paid by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Agent, shall be conclusive absent manifest error.

(d) If any party determines, in its reasonable and good faith discretion, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund) to the Borrower, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, shall promptly return an amount equal to such refund (plus any applicable interest, additions to tax or penalties imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Notwithstanding anything to the contrary in this Section 3.01(d), in no event will any Lender or Agent be required to pay any amount to any Loan Party pursuant to this Section 3.01(d) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or additional amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any refund or to make available its Tax returns or disclose any information relating to its Tax affairs (or any other information that it deems confidential) or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to Taxes or Section 3.03 with respect to increased costs, in each case with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions), at the Borrower’s expense, to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event if doing so would reduce or eliminate amounts payable under Section 3.01(a) or (c) or Section 3.03; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, and provided, further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by applicable Laws, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii) Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by applicable Laws or upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly signed original copies of whichever of the following is applicable:

(A) Internal Revenue Service Forms W-8BEN or Form W-8BEN-E, as applicable (or any successor forms), claiming eligibility for benefits of (i.e., reduction of or exemption from Tax) an income tax treaty to which the United States is a party,

(B) Internal Revenue Service Forms W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments under any Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business, and (y) Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, a United States Tax Compliance Certificate, Internal Revenue Service Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E) any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplemental documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 3.01(f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(f).

(g) The Administrative Agent (or any successor thereto) shall provide the Borrower with, (i) if it is a “United States person” (as defined in Section 7701(a)(30) of the Code), on or prior to the date that it becomes a party to this Agreement, a duly completed Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding (along with any other tax forms reasonably requested by the Borrower), or (ii) if it is not a “United States person” (as defined in Section 7701(a)(30) of the Code), (1) with respect to amounts payable to the Administrative Agent for its own account, a duly completed Internal Revenue Service Form W-8ECI or Form W-8BEN-E, as applicable (along with any other tax forms reasonably requested by the Borrower), together with any required accompanying documentation), and (2) with respect to amounts payable to the Administrative Agent on behalf of a Lender, a duly completed Internal Revenue Service Form W-8IMY (together with any required accompanying documentation) and shall update such forms periodically upon the reasonable request of the Borrower. Notwithstanding any other provision of this clause (g), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.

(h) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

(i) Each parties’ obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.02 Inability to Determine Rates.

(a) Subject in all respects to clause (b) below, if in connection with any request for a Eurocurrency Rate Loan, RFR Loan or, in each case, a conversion to or continuation thereof, (a) (i) the Administrative Agent reasonably determines in good faith that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of any Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period, the Daily Simple RFR or RFR with respect to a proposed Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (b) the Administrative Agent reasonably determines in good faith that the Eurocurrency Rate for any requested Interest Period, the Daily Simple RFR or RFR with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans or RFR Loans, as applicable, in the affected currency or currencies shall be suspended, (to the extent of the affected Type of Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or RFR in the affected currency or currencies (to the extent of the affected Type of Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if:

(i) (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) a Benchmark Replacement Date with respect thereto have occurred for a currency prior to the Reference Time in connection with any setting of the then-current Benchmark, then:

(x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, the then current Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document, and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” with respect to any Approved Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class; or

(ii) with respect to a Loan denominated in Dollars, (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto has already occurred prior to the Reference Time for any setting of the then-current Benchmark and as a result the then-current Benchmark is being determined in accordance with clause (2) or (3) of the definition of “Benchmark Replacement”; and

(B) the Administrative Agent subsequently determines, in its sole discretion, that (w) Term SOFR and a Benchmark Replacement Adjustment with respect thereto is or has becomes available and the Benchmark Replacement Date with respect thereto has occurred, (x) there is currently a market for U.S. dollar-denominated syndicated credit facilities utilizing Term SOFR as a Benchmark and for determining the Benchmark Replacement Adjustment with respect thereto, (y) Term SOFR is being recommended as the Benchmark for U.S. dollar-denominated syndicated credit facilities by the Relevant Government Body and (z) in any event, Term SOFR, the Benchmark Replacement Adjustment with respect thereto and the application thereof is administratively feasible for the Administrative Agent (as determined by the Administrative Agent in its sole discretion), then clause (1) of the definition of “Benchmark Replacement” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document, replace such then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings on and from the beginning of the next Interest Period or, as the case may be, Available Tenor so long as the Administrative Agent notifies the Borrower and the Lenders prior to the commencement of such next Interest Period or, as the case may be, Available Tenor.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its (or their) sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, LIBOR or EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency or RFR Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any such request for a Eurocurrency Borrowing denominated in Dollars into a request for a Borrowing of or conversion to Base Rate Loans or (y) any Eurocurrency Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(g) Definitions. Capitalized terms used in this Section 3.02 and not otherwise defined shall have the meanings ascribed to such terms below:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Approved Currency, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and, for the avoidance of doubt, shall exclude any tenor for such Benchmark that is removed from the definition of “Interest Period” pursuant to clause (e) of this Section 3.02.

“Benchmark” means, initially, (i) with respect to any amounts denominated in Dollars, LIBOR, (ii) with respect to any amounts denominated in Euros, the EURIBOR Rate, (iii) with respect to any amounts denominated in Sterling, the RFR, (iv) with respect to amounts denominated in Canadian Dollars, the CDOR Rate and (v) with respect to amounts denominated in Australian Dollars, BBSY; provided that, if a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 3.02.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided, that in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1)	in the case of any Loan denominated in Dollars, the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment with respect thereto;

(2)	in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) the Benchmark Replacement Adjustment with respect thereto;

(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Approved Currency at such time in the United States and (b) the Benchmark Replacement Adjustment with respect thereto;

provided that, in the case of clause (1) of this definition, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If at any time the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreement Currency at such time;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with this Section 3.02 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank of the Approved Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.02.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is a LIBOR, the occurrence of:

(1)

(a) with respect to Dollars, a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review) or (b) with respect to an Alternative Currency utilizing LIBOR, a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities which include such Alternative Currency at such time in the U.S. syndicated loan market contain (as a result of amendment or as originally executed) a new benchmark interest rate to replace the then current Benchmark with respect to such Alternative Currency as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means, for the Loans or any tranche thereof, as applicable, the benchmark rate floor (which may be zero), if any, provided for in this Agreement with respect to LIBOR, the EURIBOR Rate or Daily Simple RFR, as determined for the Loans or such tranche thereof, as applicable.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, 11 a.m. London time four (4) Business Days prior to such setting and (4) if such Benchmark is any other rate, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at h ttp://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.

SECTION 3.03 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of any Change in Law (including with respect to Taxes), or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) Excluded Taxes or (iii) reserve requirements contemplated by Section 3.03(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that as a result of any Change in Law regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity requirements, and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upward, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 3.03(c).

(d) No Lender or L/C Issuer shall request compensation under Section 3.03(a), (b) or (c) hereof unless such Lender or L/C Issuer is generally requesting similar compensation from its borrowers with similar provisions in their loan or credit documents. Subject to Section 3.05(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section 3.03 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such demand for compensation and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such demand for compensation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.03(a), (b), (c) or (d).

SECTION 3.04 Funding Losses.

(a) Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of the principal of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower;

including any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, continue or convert, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.04 shall be delivered to the Borrower and shall be conclusive absent manifest error. Notwithstanding the foregoing, in connection with any Incremental Term Loans, parties thereto shall endeavor to adjust Interest Periods thereon to minimize amounts payable under this Section 3.04 with respect thereto.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default), (ii) the conversion of any RFR Loan other than on the Interest Payment Date applicable thereto, (iii) the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.05 and is revoked in accordance therewith), (iv) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 3.06 or (v) the failure by the Borrower to make any payment of any Loan denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.04 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 3.05 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.03, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.05(b) hereof, such Lender’s Eurocurrency Rate Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.03 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans denominated in Dollars have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans denominated in Dollars that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans denominated in Dollars pursuant to this Section 3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.06 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender, (iv) any Lender becomes a Non-Extending Lender and/or, (v) there occurs any suspension or cancellation of any obligation of any Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing pursuant to Section 3.07, then the Borrower may, at its election and its sole expense and effort, on prior written notice to the Administrative Agent and such Lender, to the extent not in conflict with applicable Laws in any material respect, either (x) replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable consent, waiver or amendment of the Loan Documents or (y) repay the Loans and terminate the Commitments held by any such Lender notwithstanding anything to the contrary herein (including, without limitation, Section 2.05, Section 2.06, Section 2.07 or Section 2.13), on a non-pro rata basis so long as any accrued and unpaid interest and required fees are paid to any such Lender. Nothing in this Section 3.06 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(b) Pursuant to such assignment, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swingline Loans, (B) (i) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full to such assigning Lender concurrently with such assignment and assumption, (ii) the assignee Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (iii) any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.04 as a consequence of such assignment and, in the case of an assignment of Term Loans in connection with a Repricing Event, the premium, if any, that would have been payable by the Borrower on such date pursuant to Section 2.05(a)(iii) if such Lender’s Term Loans subject to such assignment had been prepaid on such date pursuant to a Repricing Event, shall have been paid by the Borrower to the assigning Lender and (C) upon such payments, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower (if so requested by the assignee Lender), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender to the extent set forth therein. Notwithstanding anything to the contrary contained above, no action by or consent of any Lender being replaced pursuant to Section 3.06(a) shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon such payments set forth in the immediately preceding sentence. In connection with any such assignment the Borrower, Administrative Agent, the Lender being replaced and the replacing Lender shall otherwise comply with Section 10.07; provided, that if such Lender being replaced does not comply with Section 10.07 within one Business Day after the Borrower’s request, compliance with Section 10.07 (but only on the part of such Lender being replaced) shall not be required to effect such assignment.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer, or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent have requested that the Lenders (A) consent to a departure or waiver of any provisions of the Loan Documents or (B) agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.” In the event that the Borrower or the Administrative Agent has requested that the Lenders consent to an extension of the Maturity Date of any Class of Loans as permitted by Section 2.15, then any Lender who does not agree to such extension shall be deemed a “Non-Extending Lender.”

SECTION 3.07 Illegality. Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Eurocurrency Rate Loan, as contemplated by this Agreement, then, unless that Lender is able to make or to continue to fund or to maintain such Eurocurrency Rate Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or Commitments or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through the Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain such Eurocurrency Rate Loans, as the case may be, shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding Eurocurrency Rate Loans owing by it to such Lender, together with interest accrued thereon, unless such Lender may maintain such Eurocurrency Rate Loans through the end of such Interest Period under applicable law or unless Borrower, within five Business Days after the delivery of such notice and demand, converts all Eurocurrency Rate Loans into Base Rate Loans.

SECTION 3.08 Survival. Each Party’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Loan Obligations hereunder and any assignment of rights by or replacement of a Lender or L/C Issuer.

Article IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions to Initial Credit Extension. The effectiveness of the Commitments hereunder and the obligations of the Revolving Credit Lenders, each L/C Issuer and each Lender with a Term B Commitment with respect to each Credit Extension on the Closing Date are subject only to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or other electronic copies (in each case, followed promptly by originals if requested) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Initial Lenders:

(i) executed counterparts of this Agreement, the Guaranty, the Security Agreement (and intellectual property security agreements required thereunder), and each of the other applicable Loan Documents to be entered into on the Closing Date and prior to any such initial Credit Extension, in any case, subject to the provisions of this Section 4.01 and together with (except as provided in the Collateral Documents and/or the provisions of this Section 4.01 or Section 6.12):

(A) certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and (if applicable) instruments evidencing the pledged debt referred to therein endorsed in blank, and

(B) evidence that that all other actions, recordings and filings (UCC financing statements and intellectual property security agreements) that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for;

(ii) a Note executed by the Borrower in favor of each Initial Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date;

(iii) such certificates, copies of Organization Documents of the Loan Parties, resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(iv) opinions from (i) Wachtell, Lipton, Rosen & Katz in its capacity as counsel to the Loan Parties, (ii) Morris, Nichols, Arsht & Tunnell LLP, in its capacity as Delaware counsel to the Loan Parties and (iii) Seder & Chandler, LLP, in its capacity as Massachusetts counsel to the Loan Parties, in each case addressed to the Administrative Agent, the Collateral Agent and each Lender;

(v) a certificate attesting to the Solvency of the Initial Borrower and its Subsidiaries (on a consolidated basis) on the Closing Date after giving effect to the Transactions, from the Borrower’s chief financial officer, treasurer or other officer with equivalent duties;

(vi) a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the Credit Extensions to be made on the Closing Date and an associated letter of direction (if applicable);

(vii) copies of recent customary state level UCC lien, tax and judgment searches prior to the Closing Date with respect to the Loan Parties located in the United States; and

(viii) if available in the relevant jurisdiction, good standing certificates or certificates of status, as applicable, for each Loan Party.

(b) All documented fees and expenses required to be paid on the Closing Date hereunder or pursuant to any agreement in writing entered into by the Borrower, as applicable, to the extent, with respect to expenses, invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid in full in cash or will be paid on the Closing Date out of the initial Credit Extension of Loans on the Closing Date.

(c) The Lead Arrangers shall have received the Audited Financial Statements.

(d) The Administrative Agent and the Initial Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or such Initial Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(e) Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(f) Each of the conditions set forth in Section 4.02(a) and (b) are satisfied as of the Closing Date.

(g) The Administrative Agent shall have received a certificate, dated as of the Closing Date, of a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.01(e) and (f).

For purposes of determining compliance with the conditions specified in this Section 4.01, each Initial Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Initial Lender prior to the Closing Date, specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Closing Date and such notification shall be conclusive and binding.

SECTION 4.02 Conditions to All Credit Extensions. Each Credit Extension and any requests for Incremental Revolving Credit Commitments which are established (other than a Credit Extension under any Incremental Facility in connection with a Permitted Acquisition or other Investment which is subject to the LCT Provisions) is subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent on the date of such Credit Extension:

(a) The representations and warranties of the Company and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) At the time of and immediately after such Credit Extension (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received, in the case of a Borrowing, a Committed Loan Notice (or a Committed Loan Notice shall have been deemed given) or, in the case of the issuance of a Letter of Credit, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application, in each case in accordance with the requirements hereof.

Each such Committed Loan Notice and Letter of Credit Application (other than a Credit Extension in connection with a Permitted Acquisition or other Investment which is subject to the LCT Provisions) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

SECTION 4.03 Conditions to Credit Extensions to an Additional Borrower. Each Credit Extension to the Additional Borrower is subject to the occurrence of the Permitted Parent Acquisition Effective Date.

Article V

Representations and Warranties

The Company represents and warrants to the Agents and the Lenders on the Closing Date and the date of each Credit Extension that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower or Permitted Parent), (b)(i), (c), (d) or (e), to the extent that failure to do so or be would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or pursuant to which such Person or the properties of such Person is bound or (B) any material order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Loan Documents and Permitted Liens) or (iv) violate any material Law; except (in the case of clauses (b)(i) (other than with respect to the Borrower or Permitted Parent), (b)(ii) and (b)(iv)), to the extent that such conflict, breach, contravention, payment or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain, take, give or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, and (iv) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements fairly present in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof, and their results of operations for the periods covered thereby, in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Closing Date.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Company and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default under the Loan Documents.

SECTION 5.06 Litigation. Except as set forth on Schedule 5.06 and as has been disclosed in the Audited Financial Statements, there are no actions, suits, proceedings or claims pending or, to the knowledge of the Company, threatened in writing, at law, in equity, in arbitration or by or before any Governmental Authority, by or against the Company or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Permitted Liens and any Liens and privileges arising mandatorily by Law and, in each case, except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) On the Closing Date, the Initial Borrower is in compliance with the insurance procedures and policies in Section 6.06(a) hereof, except where the failure to so be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08 Environmental Compliance. Except as set forth on Schedule 5.08 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) there are no pending or, to the knowledge of the Company, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings by or against any Loan Party or any of their respective Restricted Subsidiaries alleging potential liability under, or responsibility for violation of, any Environmental Law.

(b) there has been no Release of Hazardous Materials at, on, under or from any property currently or formerly owned, leased or operated by any Loan Party or their respective Restricted Subsidiaries which would reasonably be expected to give rise to liability under Environmental Laws;

(c) no Loan Party nor any of their respective Restricted Subsidiaries is currently undertaking, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location pursuant to the order of any Governmental Authority or the requirements of any Environmental Law;

(d) all Hazardous Materials transported by or on behalf of any Loan Party or any of their respective Restricted Subsidiaries from any property currently or formerly owned, leased or operated by any Loan Party or any of their respective Restricted Subsidiaries for off-site disposal have been disposed of in compliance with any Environmental Laws; and

(e) the Loan Parties and their respective Restricted Subsidiaries and their respective businesses, operations and properties are and have been for the last eighteen (18) months in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses or approvals required under Environmental Laws for their operations.

SECTION 5.09 Taxes. The Company and each of its Restricted Subsidiaries has timely filed all federal, provincial, state, municipal, non-U.S. and other Tax returns required to be filed, and have timely paid all federal, provincial, state, municipal, non-U.S. and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or IFRS, as applicable, or (b) failures to file or pay as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other similar claims with respect to the Company or any of its Restricted Subsidiaries that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Compliance with ERISA.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b) (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The Initial Borrower represents and warrants as of the Closing Date that it is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; or (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code.

SECTION 5.11 Subsidiaries; Equity Interests. As of the Closing Date, neither the Initial Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11. As of the Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of organization or incorporation of each Subsidiary of a Loan Party, (b) sets forth the ownership interest of the Initial Borrower and any of the Loan Parties in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings and no Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b) None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 5.13 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information (other than forward looking information and information of a general economic or industry specific nature) concerning the Initial Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby furnished by or on behalf of any Loan Party to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (as modified or supplemented by other information so furnished), did not, when taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when furnished; provided that, with respect to projected financial information, the Initial Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.14 Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own or otherwise possess a valid and enforceable license or right to use, all of the trademarks, service marks, trade names, logos, domain names, social media identifiers and accounts, copyrights and other rights in works of authorship, patents, patent rights, technology, software, know-how, trade secrets, database rights, design rights and all other intellectual property rights (collectively, “IP Rights”) that are used, held for use in or otherwise reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Company, without any infringement, misappropriation or other violation of the rights of any Person, except to the extent such failures to own, license or possess or such infringements, misappropriations or other violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.14 and as has been disclosed in the Audited Financial Statements, no claim or litigation regarding any such IP Rights is pending or, to the knowledge of the Company, threatened against any Loan Party or its Restricted Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, no Loan Party and none of its Restricted Subsidiaries has suffered any cybersecurity breaches and each is in compliance with all applicable Laws and Contractual Obligations with respect to data privacy.

SECTION 5.15 Solvency. On the Closing Date, immediately after giving effect to the Transactions occurring on the Closing Date, the Initial Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.16 Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and as of the Closing Date (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (to the extent required to be delivered by any Collateral Document), the Collateral Agent for the benefit of the Secured Parties shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

SECTION 5.17 Use of Proceeds. The proceeds of the Term B Loans and the Revolving Credit Loans and Letters of Credit shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

SECTION 5.18 Patriot Act. (i) Neither the Borrower nor any other Loan Party is in material violation of any applicable federal or state laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act. (ii) The use of proceeds of the Loans and Letters of Credit will not violate in any material respect the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).

SECTION 5.19 Sanctioned Persons. None of the Company, its Restricted Subsidiaries, or, to the knowledge of the Company and its Restricted Subsidiaries, any director, officer, agent or affiliate of the Company or any of its Restricted Subsidiaries is a person that is, or is 50% or more owned by one or more persons that are, (i) currently listed in any economic or financial sanctions-related list of designated persons maintained by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”) or (ii) located, organized, or resident in a country or territory that is the target of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine). The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or Letters of Credit, (i) to fund any activities or business of or with any Person that is the subject of Sanctions or in any country or territory, that, at the time of such funding, is the subject of comprehensive Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any person.

SECTION 5.20 FCPA. No part of the proceeds of the Loans or Letters of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the Bribery Act 2010 of the United Kingdom, as amended, or any other similar applicable anti-corruption law (collectively, the “Anti-Corruption Laws”).

Article VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or Backstopped or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), the Company shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Company ending after the Closing Date, a consolidated balance sheet of the Company as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and including a customary management discussion and analysis of the financial condition and results, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification (other than an emphasis of matter or explanatory or like paragraph) (other than with respect to, or resulting from, (x) a current debt maturity and/or (y) any potential default or event of default of any financial covenant under this Agreement and/or any other Indebtedness);

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company beginning with the first fiscal quarter ending after the Closing Date, a consolidated balance sheet of the Company as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and including a customary management discussion and analysis of the Company and its Subsidiaries, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of income or operations, stockholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above, the Company shall provide the related unaudited consolidating financial information (in a form reasonably acceptable to the Administrative Agent) in reasonable detail necessary to eliminate the accounts of any Parent Entity (other than Holdings) that is not a Loan Party or Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 shall be satisfied with respect to financial information of the Company by furnishing the Company’s or a Parent Entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion by an independent registered public accounting firm of nationally recognized standing, which statements, report and opinion may be subject to the same exceptions and qualifications as contemplated in Section 6.01(a) (including the proviso thereto).

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the required deadline for delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company files with the SEC, or distributed to its stockholders generally, as applicable, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary for the Test Period covered by such Compliance Certificate or a confirmation that there is no change for such period in such information since the later of the Closing Date or the date of the last such list and (ii) such other information required by the Compliance Certificate; and

(d) promptly, such additional information regarding the business, legal, financial or corporate affairs, including a Beneficial Ownership Certification (to the extent applicable) for any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; provided that, notwithstanding anything to the contrary in this Section 6.02(d), none of the Company or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (z) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, further that in the event that the Company does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

Documents required to be delivered pursuant to Section 6.01(a) and (b) or Section 6.02(a) and (b) may be delivered (1) electronically or (2) to the extent that such documents are publicly available via EDGAR or another publicly available reporting system, by the Company advising the Administrative Agent of the filing thereof, and if so delivered pursuant to clause (1), shall be deemed to have been delivered on the date (i) on which the Company (or any Parent Entity) posts such documents, or provides a link thereto on the Company’s (or any Parent Entity’s) website on the Internet; or (ii) on which such documents are posted on the Company’s (or any Parent Entity’s) behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or pursuant to clause (2), shall be deemed to have been delivered on the date the Company advises the Administrative Agent of the availability thereof; provided that with respect to clause (1): upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Company hereby acknowledges that (A) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Company Materials”) by posting the Company Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders (“Public Lenders”) may be “Public-Side” Lenders (i.e., Lenders that (or have personnel that) do not wish to receive material non-public information with respect to the Company or its Subsidiaries, or the respective securities of any of the foregoing for purposes of United States federal and state securities laws, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities). The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” The Company agrees that any financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) and the Compliance Certificate delivered under Section 6.02(a) will be deemed to be “PUBLIC” Company Materials and may be made available to Public Lenders. Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC”.

SECTION 6.03 Notices.

(a) Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:

(i) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto;

(ii) of any litigation or governmental proceeding (including, without limitation, pursuant to any Environmental Laws) pending against the Company or any of the Subsidiaries that if adversely determined would result in a Material Adverse Effect;

(iii) of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that would result in a Material Adverse Effect; and

(iv) of any other event that would have a Material Adverse Effect.

(b) [reserved].

SECTION 6.04 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in each case of clauses (a) (other than with respect to the Company) and (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) in each case, pursuant to a transaction permitted by Section 7.04.

SECTION 6.05 Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.06 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) With respect to Loan Parties organized in the United States, (i) such Loan Parties shall use commercially reasonable efforts to procure that such insurance shall provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least ten (10) days (or, to the extent reasonably available, thirty (30) days) after receipt by the Collateral Agent of written notice thereof (the Company shall deliver a copy of the policy (and to the extent any such policy is canceled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) within thirty (30) days after the Closing Date (or such later date as the Collateral Agent may agree in its reasonable discretion), cause such insurance to name the Collateral Agent as lender loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance), as applicable.

SECTION 6.07 Compliance with Laws. (i) Implement and maintain in effect policies and procedures designed to ensure compliance in all material respects with the requirements of the Anti-Corruption Laws and Sanctions and (ii) comply in all respects with all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation, Environmental Laws and ERISA), except as to clause (ii) if the failure to comply therewith would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 6.08 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions involving the assets and business of the Company and its Subsidiaries, as the case may be; it being agreed that the Company and its Restricted Subsidiaries shall only be required to provide such books of record and account in accordance with and to the extent required by the standards set forth in Section 6.09.

SECTION 6.09 Inspection Rights. With respect to any Loan Party, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections as contemplated by the next proviso, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of a Specified Event of Default and such inspection shall be at the Company’s sole expense; provided, further that to the extent (A) any Specified Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may, and (B) to the extent any Event of Default under Section 8.01(b) (solely with respect to the Financial Covenant) exists, the Administrative Agent or any Revolving Credit Lender (or any of their respective representatives or independent contractors) may, in each case of clauses (A) and (B), do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of the Company or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that in the event that the Company does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

SECTION 6.10 Covenant to Guarantee Obligations and Give Security. At the Company’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon (x)(A) the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, (B) the designation in accordance with Section 6.13 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary, (C) any Excluded Subsidiary ceasing to be an Excluded Subsidiary or (D) any Restricted Subsidiary that is not a Loan Party merging or amalgamating with a Loan Party in accordance with Section 7.04(d) or (y) the designation by the Company, at its election, of any Excluded Subsidiary as a Subsidiary Guarantor (each, an “Additional Guarantor”)

(i) within sixty (60) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion; provided that (I) solely in the case of any such designation of a non-U.S. Excluded Subsidiary as an Additional Guarantor (a “Non-U.S. Discretionary Guarantor”), consent of the Administrative Agent shall be required prior to the addition of any Non-U.S. Discretionary Guarantor, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that such consent may be withheld if the Administrative Agent reasonably determines that such Non-U.S. Discretionary Guarantor is organized under the laws of a jurisdiction (i) where the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) where the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) that is not a member of the Organization for Economic Cooperation and Development or is the target of any Sanctions; provided that no such consent shall be required for the addition of any Additional Guarantor organized under the laws of the United States, Canada, the United Kingdom, Ireland, the Netherlands and Luxembourg) and (II) the Administrative Agent shall have received at least two (2) Business Days prior to such Non-U.S. Discretionary Guarantor becoming an Additional Guarantor all documentation and other information in respect of such Non-U.S. Discretionary Guarantor as has been reasonably requested by the Administrative Agent in writing that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act (and, upon any request made by a Lender to the Administrative Agent, the Administrative Agent will provide the Lenders with all such information made available to it in accordance with, and subject to, the provisions of this Agreement):

(A) cause each such Additional Guarantor to furnish to the Administrative Agent a description of the Material Real Properties that are not Excluded Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Additional Guarantor to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Mortgages, pledges, guarantees, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto (including without limitation, with respect to Mortgages, the documents listed in paragraph (f) of the definition of “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Mortgages, Security Agreement and other Collateral Documents in effect on the Closing Date or required, as of the Closing Date to be delivered in accordance with Section 6.12, if applicable), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Additional Guarantor to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(D) take and cause such Additional Guarantor and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of financing statements and intellectual property security agreements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens required by the Collateral and Guarantee Requirement with the Lien priority permitted under the Loan Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(E) to the extent reasonably requested by the Administrative Agent, cause each such Restricted Subsidiary to deliver customary board resolutions and officers certificates; and

(ii) as promptly as practicable after the request therefor by the Collateral Agent and to the extent in the Company’s possession, deliver to the Collateral Agent with respect to each Material Real Property that is not Excluded Property, any existing title reports, title insurance policies and surveys or environmental assessment reports to the extent reasonably available;

(b) from and after the Permitted Parent Acquisition Effective Date, (i) the Permitted Parent will unconditionally and irrevocably guarantee all the Obligations of the Initial Borrower hereunder and (ii) if applicable, the Initial Borrower will unconditionally and irrevocably guarantee all the Obligations of the Additional Borrower hereunder; and

(c) upon the acquisition of any Material Real Property after the Closing Date that is not Excluded Property by any Loan Party, if such Material Real Property shall not already be subject to a perfected first priority Lien (subject to Permitted Liens) under the Collateral Documents pursuant to the Collateral and Guarantee Requirement and is required to be, the Company shall within ninety (90) days after such the acquisition of such Material Real Property (or such longer period as the Administrative Agent may agree in its reasonable discretion) provide the Administrative Agent written notice thereof, and cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in paragraph (g) of the definition of “Collateral and Guarantee Requirement”; provided that the Company shall provide written notice to the Secured Parties that such Material Real Property shall become subject to a Lien at least forty-five (45) days prior to the granting of the Lien over such Material Real Property. If any Lender determines, acting reasonably, that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any Law of the United States or any State thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such Lien to the extent of such illegality; provided that, (x) such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Secured Party and (y) if any such determination or disclaimer shall reduce any recovery, or deemed amount of recovery, from any such Lien, then notwithstanding any sharing of payment or similar provision of this Agreement to the contrary, including any provision of Section 2.13 and/or Section 8.04, such reduction shall be borne solely by the Lender or Lenders making such determination or disclaimer.

SECTION 6.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

SECTION 6.12 Further Assurances and Post-Closing Covenants.

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) subject to any limitations set forth in the definition of “Collateral and Guarantee Requirement”, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

(b) Within the time periods specified on Schedule 6.12 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12 hereto.

SECTION 6.13 Designation of Subsidiaries.

(a) Subject to Section 6.13(b) below, the Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary (other than a Borrower) or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company (or its relevant Subsidiaries) therein at the date of designation in an amount equal to the fair market value of the Company’s (or its relevant Subsidiaries’) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Company may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless no Event of Default exists or would result therefrom. Notwithstanding the foregoing or anything to the contrary in this Agreement, no Subsidiary may be designated an Unrestricted Subsidiary if such Subsidiary owns or has an exclusive license to any Material Intellectual Property.

SECTION 6.14 Payment of Taxes. The Company will pay and discharge promptly, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Company or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Company nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or IFRS, as applicable, or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

SECTION 6.15 Maintenance of Ratings. The Company will use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Company (or, its applicable public Parent Entity), and (ii) a public rating (but not any specific rating) in respect of the Term B Facility from each of S&P and Moody’s.

SECTION 6.16 Nature of Business. The Company and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by the Company and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, incidental or ancillary thereto.

SECTION 6.17 [Reserved].

SECTION 6.18 Lender Calls. Following the delivery of the financial statements pursuant to Section 6.01(a) or (b), as applicable, the Company shall host a conference call with the Lenders, at a time to be mutually agreed between the Company and the Administrative Agent, to review the financial results of operation and the financial condition of the Company and its Subsidiaries; it being understood and agreed that this Section 6.18 shall be satisfied by any quarterly earnings call held by the Company or any Parent Entity thereof with investors of its public equity securities.

Article VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or Backstopped or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), the Company shall not, nor shall it permit any of the Restricted Subsidiaries to:

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document (including Liens created under the Collateral Documents securing obligations in respect of Secured Hedge Agreements and Cash Management Agreements);

(b) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Debt Obligations of any Restricted Subsidiary that is not a Guarantor;

(c) pledges, deposits or Liens (i) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (ii) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (i), or (iii) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(d) Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;

(e) Liens for Taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, or for property Taxes on property of the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax is to such property;

(f) encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(g) Liens (i) securing Swap Obligations, Cash Management Obligations and the costs thereof; (ii) that are rights of set-off, rights of pledge or other bankers’ Liens (x) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (y) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or consistent with past practice or (z) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (iii) securing Indebtedness and other Debt Obligations permitted to be incurred under Section 7.03(i) with financial institutions; (iv) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (v) (x) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (y) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set- off) arising in the ordinary course of business in connection with the maintenance of such accounts and (z) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(h) leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(i) Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 8.01(h);

(j) Liens (i) securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Debt Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business (in any event including Liens on assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred under Section 7.03(s)); provided that (x) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Agreement and the other Loan Documents and (y) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such

Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (ii) in respect of any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;

(k) Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;

(l) Liens existing on the Closing Date and, to the extent securing Indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000, listed on Schedule 7.01(l);

(m) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary or the Permitted Parent (or at the time the Company or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary or the Permitted Parent (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Debt Obligations relating to any Indebtedness or other Debt Obligations to which such Liens relate;

(n) Liens securing Debt Obligations relating to any Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Loan Party;

(o) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement and the other Loan Documents; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;

(p) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(q) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(r) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(s) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(t) (i) Liens securing Ratio Indebtedness and/or Incremental Equivalent Debt and (ii) guarantees thereof permitted by Section 7.03(c); provided that such Indebtedness shall be secured on a pari passu or junior lien basis with the Obligations and the beneficiaries thereof (or an agent or trustee on their behalf) shall have become party to an Acceptable Intercreditor Agreement;

(u) Liens securing Indebtedness and other Debt Obligations under Section 7.03(f); provided that in the case of Section 7.03(f)(i)(y), such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Equity Interests (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Debt Obligation relates;

(v) Liens securing Indebtedness and other Debt Obligations permitted by Section 7.03(h), (k), (l), (o) or (r) (provided that, in the case of clause (l), such Liens cover only the assets of such Subsidiary);

(w) Liens securing Indebtedness and other Debt Obligations of any Non-Loan Party covering only assets of such Subsidiary;

(x) Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;

(y) Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(z) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(aa) Liens on vehicles or equipment of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(bb) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(cc) (i) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (ii) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(dd) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;

(ee) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement and the other Loan Documents to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ff) Liens securing Indebtedness and other Debt Obligations in an aggregate principal amount, when taken together with the principal amount of all other Indebtedness secured by Liens pursuant to this clause (ff) and then outstanding, not to exceed at the time of creation, incurrence or assumption thereof the greater of (a) $75.0 million and (b) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(gg) [reserved];

(hh) with respect to any real property which is acquired in fee after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Company or any of its Subsidiaries;

(ii) Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant described under Section 7.03, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(jj) Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(kk) Settlement Liens;

(ll) rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(mm) the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(nn) restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(oo) Liens on property, assets or Investments used to defease or to satisfy or discharge Indebtedness; provided such defeasance, satisfaction or discharge is not prohibited by this Agreement;

(pp) Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(qq) the modification, replacement, renewal or extension of any Lien permitted by clauses (j), (l) and (m) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of obligations secured or benefited by such Liens is permitted by Section 7.03;

(rr) Liens on assets securing any Indebtedness owed to any Captive Insurance Company by the Company or any Restricted Subsidiary; and

(ss) Liens arising in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions.

For purposes of determining compliance with this Section 7.01:

(1) in the event that a Lien meets the criteria of more than one of the types of Permitted Liens, the Company, in its sole discretion, shall classify, and may from time to time reclassify, such Lien (or any portion thereof) and shall only be required to include the amount and type of such Lien in one of the clauses of this Section 7.01;

(2) additionally, all or any portion of any Lien may later be reclassified as having been incurred pursuant to any provision in this Section 7.01 so long as such Lien is permitted to be incurred pursuant to such provision and any related Indebtedness is permitted to be incurred at the time of reclassification; and

(3) Liens permitted by this Section 7.01 need not be permitted solely by reference to one provision permitting such Lien but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.01 permitting such Lien.

SECTION 7.02 Investments. Make any Investments, except:

(a) Investments by the Company or a Restricted Subsidiary in assets that are or were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, managers, partners and employees of the Company (or any direct or indirect parent thereof) or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Company (or any Parent Entity) (provided that, the proceeds of any such loans and advances shall be contributed by such Parent Entity to, or applied to a transaction resulting in a return of net cash proceeds in a substantially similar amount to, the Company, as the case may be; provided, further that such contribution or return, as applicable, shall not constitute an equity contribution that may be utilized for other baskets (including the Available Amount) in this Article VII) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at the time made not to exceed the greater of (x) $10.0 million and (y) 7.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property, in each case in the ordinary course of business;

(d) Investments by the Company or any Restricted Subsidiary in the Company or any Restricted Subsidiary;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes or Dispositions, and Restricted Payments permitted (other than, in each case, by reference to this Section 7.02) under Section 7.01, Section 7.03, Section 7.04, and Section 7.06, respectively;

(g) [reserved];

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other noncash consideration received in connection with Dispositions not prohibited by Section 7.04;

(j) the purchase or other acquisition of property or assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person by the Company or a Restricted Subsidiary, or Equity Interests in a Person that, upon the consummation thereof, will be the Permitted Parent or a Restricted Subsidiary (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that (i) after giving effect to any such purchase or other acquisition (A) subject to the LCT Provisions, no Specified Event of Default shall have occurred and be continuing and (B) the Company or Restricted Subsidiary is in compliance with Section 6.16 and (ii) as and when required by the Collateral and Guarantee Requirement, if applicable, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) the Permitted Parent and any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary), as applicable, shall become Guarantors, in each case in accordance with Section 6.10;

(k) [reserved];

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practice;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers from financially troubled account debtors or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments to be made pursuant to this clause (n), in an amount not exceeding the Available Amount; provided that at the time of making any such Investment, with respect to any Investment made utilizing amounts specified in clause (b) of the definition of “Available Amount,” no Specified Event of Default shall have occurred and be continuing;

(o) advances of payroll payments or other compensation to employees or members of management, directors or consultants in the ordinary course of business;

(p) loans and advances by the Company in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to a Parent Entity in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(q) Investments held by a Restricted Subsidiary acquired after the Closing Date or by the Permitted Parent, a corporation or company merged into the Company or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantee Obligations of the Company or any of its Restricted Subsidiaries in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Company (other than any Cure Amount); provided that, any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests shall otherwise be permitted pursuant to this Section 7.02;

(t) other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments to be made pursuant to this clause (t), not exceeding the greater of (i) $60.0 million and (ii) 40.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(u) [reserved];

(v) Investments in JV Entities and Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments to be made pursuant to this clause (v), not exceeding the greater of (i) $60.0 million and (ii) 40.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(w) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(x) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Investments were not entered into in contemplation of such redesignations;

(y) other Investments; provided that, at the time of such Investment, the Total Leverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.00:1.00;

(z) Investments existing or contemplated on a Closing Date (x) with an individual value not in excess of $5,000,000 or (y) set forth on Schedule 7.02 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02 is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(aa) Investments in connection with any Permitted Tax Restructuring;

(bb) Investments in an amount equal to the aggregate amount of cash contributions made after the Closing Date to the Company in exchange for Qualified Equity Interests of the Company, except to the extent utilized in connection with any other transaction permitted by Section 7.03, Section 7.06 or Section 7.08, and except to the extent such amount increases the Available Amount or constitutes a Cure Amount;

(cc) [reserved];

(dd) the forgiveness or conversion to equity of any intercompany Indebtedness owed to the Company or any of its Restricted Subsidiaries or the cancellation or forgiveness of any Indebtedness owed to the Company (or any Parent Entity) or a Subsidiary from any members of management of the Company (or any Parent Entity) or any Subsidiary, in each case permitted by Section 7.03;

(ee) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(ff) Investments (i) in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing; and

(gg) Investments in an amount not to exceed at any time the aggregate amount of Restricted Payments that may be made under Section 7.06 hereof on the date of such Investment; provided, that Investments made pursuant to this clause (gg) shall constitute a utilization of the applicable clause of Section 7.06 by a corresponding amount.

For purposes of determining compliance with this Section 7.02:

(1) in the event that an Investment meets the criteria of more than one of the types of Investments permitted pursuant to this Section 7.02, the Company, in its sole discretion, shall classify, and may from time to time reclassify, such Investment (or any portion thereof) and shall only be required to include the amount and type of such Investment in one of the clauses of this Section 7.02;

(2) additionally, all or any portion of any Investment may later be reclassified as having been incurred pursuant to any provision in this Section 7.02 so long as such Investment is permitted to be incurred pursuant to such provision at the time of reclassification; and

(3) Investments permitted by this Section 7.02 need not be permitted solely by reference to one provision permitting such Investment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.02 permitting such Investment.

Any Investment in any person other than the Company or a Guarantor that is otherwise permitted by this Section 7.02 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

Notwithstanding the foregoing or anything to the contrary in this Agreement, other than the non-exclusive licensing or sub-licensing of intellectual property in the ordinary course of business, in no event shall (i) any Loan Party be permitted to dispose of, or grant an exclusive license to, any Material Intellectual Property, whether as a Disposition, Investment, Restricted Payment or otherwise, to any Unrestricted Subsidiary or any Restricted Subsidiary that is not a Loan Party and (ii) the Company or any Restricted Subsidiary be permitted to dispose of, or grant an exclusive license to, any Material Intellectual Property, whether as a Disposition, Investment, Restricted Payment or otherwise, to any Unrestricted Subsidiary.

SECTION 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) Indebtedness in an unlimited amount so long as, at the time of incurrence thereof and after giving Pro Forma Effect thereto (including pro forma application of the proceeds thereof), (x) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the First Lien Leverage Ratio does not exceed 4.50:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 and the First Lien Leverage Ratio at the end of the most recently ended Test Period), (y) in the case of Indebtedness secured by a Lien on the Collateral that ranks junior to the Lien on the Collateral securing the Obligations, secured by non-Collateral assets or that is unsecured, either, at the Company’s option, (A) the Total Leverage Ratio does not exceed 6.50:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 6.50:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period) or (B) the Fixed Charge Coverage Ratio is no less than 1.75:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the lesser of 1.75:1.00 and the Fixed Charge Coverage Ratio at the end of the most recently ended Test Period); provided, that any such Indebtedness of any Subsidiaries that are non-Loan Parties incurred pursuant to this clause (a) and then outstanding shall not exceed, in the aggregate at the time of incurrence thereof, the greater of (a) $52.5 million and (b) 35.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided, further that any such Indebtedness shall be subject to the applicable Required Debt Terms and (ii) any Refinancing Indebtedness in respect of any of the foregoing;

(b) (i) Incremental Equivalent Debt and (ii) any Refinancing Indebtedness in respect thereof;

(c) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Agreement; provided that (i) a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), guarantee Indebtedness that such Subsidiary could not otherwise incur under this Section 7.03 and (ii) if the Indebtedness being guaranteed is by its express terms subordinated in right of payment to the Loan Obligations, such guarantee shall be subordinated in right of payment to the Loan Obligations (or Guarantees thereof) substantially to the same extent as such Indebtedness is subordinated to the Loan Obligations (or Guarantees thereof);

(d) Indebtedness of the Company to any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary to the Company or any Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Company and its Subsidiaries) all such Indebtedness owed by a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Loan Obligations on terms reasonably satisfactory to the Administrative Agent and provided further that (x) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure), shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(e) (i) (x) the Convertible Notes, (y) Indebtedness existing on the date hereof (with respect to Indebtedness for borrowed money in excess of $5,000,000, solely to the extent listed on Schedule 7.03(e)); and (z) Management Advances and (ii) any Refinancing Indebtedness in respect of the foregoing clauses (i)(x) or (y);

(f) (i) Indebtedness of (x) the Company or any Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Agreement and the other Loan Documents (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that any such Indebtedness incurred pursuant to this clause (f) and then outstanding shall not exceed, in the aggregate at the time of incurrence thereof, (I) the greater of $37.5 million and 25.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, plus (II) an unlimited amount so long as, at the time of incurrence thereof and after giving Pro Forma Effect thereto (including pro forma application of any proceeds thereof), (x) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the First Lien Leverage Ratio does not exceed the greater of 4.50:1.00 and the First Lien Leverage Ratio at the end of the most recently ended Test Period or (y) in the case of Indebtedness secured by a Lien on the Collateral that ranks junior to the Lien on the Collateral securing the Obligations, secured by non-Collateral assets or that is unsecured, either, at the Company’s option, (A) the Total Leverage Ratio does not exceed the greater of 6.50:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period or (B) the Fixed Charge Coverage Ratio is no less than the Fixed Charge Coverage Ratio at the end of the most recently ended Test Period; provided, further that any such Indebtedness pursuant to the foregoing clause (i)(x) shall be subject to the applicable Required Debt Terms and (ii) any Refinancing Indebtedness in respect of any of the foregoing;

(g) Swap Obligations (excluding Swap Obligations entered into for speculative purposes);

(h) (i) Indebtedness (x) represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (h)(i)(x) and then outstanding, does not exceed at the time of incurrence thereof the greater of (a) $50.0 million and (b) 33.33% of Consolidated EBITDA as of the last day of the most recently ended Test Period, and (y) arising out of Sale and Leaseback Transactions in an aggregate outstanding principal amount, which when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (h)(i)(y) and then outstanding, does not exceed at the time of incurrence thereof the greater of (a) $30.0 million and (b) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (ii) any Refinancing Indebtedness in respect of any of the foregoing;

(i) Indebtedness in respect of (i) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; (iii)

customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (iv) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice; (v) Cash Management Obligations; and (vi) Settlement Indebtedness;

(j) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, a Person (including any Equity Interests of a Subsidiary) or Investment (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(k) (i) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (k) and then outstanding, will not exceed at the time of incurrence thereof 100% of the net cash proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Equity Interests or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Equity Interests or an Excluded Contribution) of the Company, in each case, subsequent to the Closing Date, and (ii) any Refinancing Indebtedness in respect thereof;

(l) (i) Indebtedness of Non-Loan Parties in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (l) and then outstanding, will not exceed at the time of incurrence thereof the greater of (a) $52.5 million and (b) 35.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, and (ii) any Refinancing Indebtedness in respect thereof;

(m) (i) Indebtedness issued by the Company or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity of the Company, in each case to finance the purchase or redemption of Equity Interests of the Company or any Parent Entity thereof and (ii) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business or consistent with past practice or in connection with any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(n) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(o) (i) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (o) and then outstanding, will not exceed at the time of incurrence thereof the greater of (x) $150.0 million and (y) 100% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (ii) any Refinancing Indebtedness in respect thereof;

(p) Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility;

(q) any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(r) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Closing Date, including that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(s) (i) Indebtedness of Non-Loan Parties that are Foreign Subsidiaries represented by Capitalized Lease Obligations or Purchase Money Obligations or in respect of mortgages, in each case relating to the acquisition, construction or outfitting of a single manufacturing facility or group of related manufacturing facilities (that are part of a single project (as determined in good faith by the Company)) outside the United States in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (s) and then outstanding, will not at the time of incurrence thereof exceed the greater of (x) $150.0 million and (y) 100.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (ii) any Refinancing Indebtedness incurred by Non-Loan Parties; provided, notwithstanding anything to the contrary herein, no Loan Party shall be permitted to make any Investment in such Foreign Subsidiary in support of the acquisition, construction and/or outfitting of such facilities (other than an unsecured guarantee of such Indebtedness if otherwise permitted to be incurred by such Loan Party hereunder and the acquisition of the Equity Interests of such Foreign Subsidiary upon formation thereof for nominal value); and

(t) Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 7.03:

(1) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described clauses (a) through (t) of this Section 7.03, the Company, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the clauses of this Section 7.03;

(2) additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any provision in this Section 7.03 so long as such Indebtedness is permitted to be incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to one of clauses (b) through (t) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred pursuant to Section 7.03(a) from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under Section 7.03(a));

(3) all Indebtedness outstanding on the Closing Date hereunder under the Convertible Notes shall be deemed incurred on the Closing Date under Section 7.03(e)(i)(x);

(4) in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(5) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6) [reserved];

(7) the principal amount of any Disqualified Equity Interests of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8) Indebtedness permitted by this Section 7.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.03 permitting such Indebtedness;

(9) for all purposes under this Agreement, including for purposes of calculating the Fixed Charge Coverage Ratio, the First Lien Leverage Ratio or the Total Leverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to this Section 7.03 and/or the incurrence or creation of any Lien pursuant to Section 7.01, the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if the Fixed Charge Coverage Ratio, the First Lien Leverage Ratio, the Total Leverage Ratio or other provision of this Agreement, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 7.03 and Section 7.01, as applicable, whether or not the Fixed Charge Coverage Ratio, the First Lien Leverage Ratio, the Total Leverage Ratio or other provision of this Agreement, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the First Lien Leverage Ratio, the Total Leverage Ratio or other provision of this Agreement, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Company revokes an election of a Reserved Indebtedness Amount;

(10) notwithstanding anything in this Section 7.03 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on any provision of this Section 7.03 measured by reference to a percentage of Consolidated EBITDA as of the last day of the most recently ended Test Period, if such refinancing would cause the percentage of Consolidated EBITDA as of the last day of the most recently ended Test Period restriction to be exceeded if calculated based on the percentage of Consolidated EBITDA as of the last day of the most recently ended Test Period on the date of such refinancing, such percentage of Consolidated EBITDA as of the last day of the most recently ended Test Period restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(11) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

With respect to any Ratio Indebtedness (and related Liens permitted pursuant to Section 7.01(t)) incurred to fund, in whole or in part, any Material Acquisition or similar Investment (including the repayment of Indebtedness and/or any transaction expenses in connection therewith), the Company may elect to increase the First Lien Leverage Ratio or the Total Leverage Ratio, as applicable, set forth in Section 7.03(a) or Section 7.03(f) to (i) in the case of any such Ratio Indebtedness that is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, a First Lien Leverage Ratio not exceeding 5.00:1.00 and (ii) in the case of any such Ratio Indebtedness that is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, is secured by non-Collateral assets or is unsecured, a Total Leverage Ratio not exceeding 7.00:1.00 (any such election to increase such leverage ratio, a “Ratio Debt Ratio Increase”); provided that (x) such Ratio Debt Ratio Increase shall apply solely in connection with and for testing the permissibility of the incurrence of such Ratio Indebtedness and related Liens permitted pursuant to Section 7.01(t) and not for any incurrence of any Ratio Indebtedness or any other purpose hereunder and (y) the Company may elect a Ratio Increase no more than once in any twelve (12) month period.

SECTION 7.04 Fundamental Changes.

(a) The Initial Borrower and, if applicable, the Permitted Parent shall not merge with or into, or directly or indirectly Dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any Person (including, in each case, pursuant to a Delaware LLC Division), unless (1) (a) the Initial Borrower or Permitted Parent, as applicable, is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia or any territory thereof and (b) the Successor Company (if not the Initial Borrower or Permitted Parent, as applicable) will expressly assume all the obligations of the Initial Borrower or Permitted Parent, as applicable, under this Agreement and the other Loan Documents to which the Initial Borrower or Permitted Parent, as applicable, is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing; (3) immediately after giving pro forma effect to such transaction, (a) the applicable Successor Company or the Company would be able to incur at least an additional $1.00 of unsecured Indebtedness pursuant to Section 7.03(a) hereof (subject to any Ratio Debt Ratio Increase, if applicable), (b) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower than it was at the end of the most recently ended Test Period or (c) the Total Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher than it was at the end of the most recently ended Test Period; (4) if requested by the Administrative Agent, the Company shall have delivered to the Administrative Agent and the Collateral Agent an Officer’s Certificate and an opinion of counsel (which may be from internal counsel), each stating that such transaction does not violate this Agreement or the other Loan Documents and an opinion of counsel (which may be from internal counsel) stating that such supplement (if any) is a legal and binding agreement enforceable against the Successor Company (subject to customary exceptions and qualifications); provided that in giving an opinion of counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above; (5) the Successor Company shall satisfy the requirements of Section 6.10 of this Agreement in accordance with the terms thereof as and when required thereby; (6) each Guarantor, unless it is the other party to such transaction, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents; (7) each Guarantor, unless it is the other party to such transaction, shall have by a supplement to the Security Agreement and any other applicable Collateral Documents confirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (6); (8) the Administrative Agent shall have received all documentation and other information about the Successor Company that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; and (9) at the time of such transaction, shall be in pro forma compliance with the Financial Covenant after giving effect to any increase thereof following a Financial Covenant Material Acquisition.

(b) [reserved].

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Initial Borrower or Permitted Parent, as applicable, under this Agreement and the other Loan Documents, and the Initial Borrower or Permitted Parent, as applicable, will automatically and unconditionally be released and discharged from its obligations under this Agreement and the other Loan Documents (except in the case of (x) a lease or (y) a sale of less than all of its assets).

(d) Notwithstanding any other provisions of this Section 7.04, (i) the Initial Borrower or Permitted Parent, as applicable, may merge with or into or Dispose all or part of its assets to a Loan Party organized in the United States, (ii) the Initial Borrower or Permitted Parent, as applicable, may merge with or into or Dispose of all or part of its assets to an Affiliate organized or existing under the laws of the jurisdiction of the Initial Borrower or Permitted Parent, as applicable, or the United States of America, any State of the United States or the District of Columbia incorporated or organized for the purpose of changing the legal domicile of the Initial Borrower or Permitted Parent, as applicable, reincorporating the Initial Borrower or Permitted Parent, as applicable, in another jurisdiction, or changing the legal form of the Initial Borrower or Permitted Parent, as applicable, (iii) any Restricted Subsidiary (other than the Borrower) may merge with or into or Dispose of all or part of its assets to the Company or a Guarantor; (iv) any Restricted Subsidiary (other than the Borrower) may merge with or into or Dispose of all or part of its assets to any other Restricted Subsidiary and (v) the Company and its Restricted Subsidiaries may complete any Permitted Tax Restructuring.

(e) The foregoing provisions of this Section 7.04 shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.

(f) Subject to Section 9.11, no Subsidiary Guarantor may merge with or into, or directly or indirectly Dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any Person (including, in each case, pursuant to a Delaware LLC Division), unless (1) (a) (x) the other Person is the Company or any Restricted Subsidiary that is a Loan Party or becomes a Loan Party concurrently with the transaction, (y) such Subsidiary Guarantor is the continuing Person or (z) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under this Agreement and the other Loan Documents; and (b) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; or (2) the transaction constitutes a sale, Disposition or transfer of the Subsidiary Guarantor or the conveyance, transfer or lease of all or substantially all of the assets of the Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) to any Person not otherwise prohibited by this Agreement and the other Loan Documents.

Notwithstanding any other provision of this Section 7.04, any Subsidiary Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Loan Party, (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Subsidiary Guarantor, reincorporating the Subsidiary Guarantor in another jurisdiction, or changing the legal form of the Subsidiary Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, (d) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and (e) complete any Permitted Tax Restructuring. Notwithstanding anything to the contrary in this Section 7.04, the Company may contribute Equity Interests of any or all of its Subsidiaries to any Subsidiary Guarantor.

Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 7.05 [Reserved].

SECTION 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) [reserved];

(b) (i) the Company may redeem in whole or in part any of its (or a Parent Entity’s) Equity Interests for another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Company may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests;

(c) [reserved];

(d) to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted (other than by reference to Section 7.06) by any provision of Section 7.02, or Section 7.04;

(e) repurchases of Equity Interests in the ordinary course of business in the Company or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Company or any of its Restricted Subsidiaries may, in good faith, pay (or any Restricted Subsidiary may make Restricted Payments to the Company to allow the Company to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or of the Company held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other Immediate Family Members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Company or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Company or any Subsidiary; provided that such payments do not exceed at the time made the greater of (x) $11.25 million and (y) 7.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period in any calendar year; provided that any unused portion of the preceding basket for any calendar year may be carried forward to the next succeeding calendar year, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f) in any calendar year (after giving effect to such carry forward) shall not exceed at the time made the greater of (x) $18.75 million and (y) 12.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided, further that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from members of management of the Company or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g) the Company and its Restricted Subsidiaries may make Restricted Payments to any Parent Entity:

(i) for any taxable period for which the Company (or applicable Parent Entity) is a member of a consolidated, combined or similar income tax group (including if the Company is an entity disregarded as separate from its owner for U.S. federal income tax purposes) of which any Parent Entity is the common parent (or a disregarded entity, partnership or other pass-through entity that is wholly-owned (directly or indirectly) by such a tax group), to pay the consolidated, combined or similar income tax liability of such tax group that is attributable to the income of the Company and/or its applicable Subsidiaries included in such group that the Company or Subsidiaries have not otherwise paid; provided that (x) no such payments shall exceed the amount of such taxes that the Company and/or applicable Subsidiaries would have paid had such entity(ies) been a stand-alone corporate taxpayer (or stand-alone corporate group) for all taxing years ending after the date of this Agreement (less any amount in respect thereof actually paid by such Persons directly), and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Company or any of its respective Restricted Subsidiaries for such purpose;

(ii) the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including (v) administrative, legal, accounting and similar expenses provided by third parties, (w) trustee, directors, managers and general partner fees, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claim, litigation or proceeding, (y) fees and expenses (including any underwriters discounts and commissions) related to any investment or acquisition transaction (whether or not successful) and (z) payments in respect of indebtedness and equity securities of any direct or indirect holder of Equity Interests in the Company to the extent the proceeds are used or will be used to pay expenses or other obligations described in this Section 7.06(g)) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Company and its Subsidiaries (including any reasonable and customary indemnification claims made by directors, managers or officers of the Company attributable to the direct or indirect ownership or operations of the Company and its Subsidiaries) and fees and expenses otherwise due and payable by the Company or any of its Restricted Subsidiaries and permitted to be paid by the Company or such Restricted Subsidiary under this Agreement;

(iii) the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain its organizational existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to the Company or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.10;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(vii) the proceeds of which shall be used to pay Public Company Costs.

(h) the Company or any of its Restricted Subsidiaries may pay any Restricted Payment within 60 days after the date of declaration or notice thereof, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement (it being understood that a Restricted Payment pursuant to this Section 7.06(h) shall be deemed to have utilized capacity under such other provision of this Agreement);

(i) the Company or any of its Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(j) the Company or any of its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed at the time made (i) the greater of (x) $75.0 million and (y) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period minus (ii) the amount of any prepayments, redemptions, purchases, defeasances and other payments of Junior Debt made pursuant to Section 7.08(a)(iii)(A);

(k) the Company or any of its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed the Available Amount; provided that at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom;

(l) the Company or any of its Restricted Subsidiaries may make additional Restricted Payments (i) to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) in an amount not to exceed at the time made 6.00% per annum of the Market Capitalization of the Company;

(m) the Company or any of its Restricted Subsidiaries may make additional Restricted Payments; provided that, at the time of such Restricted Payment, the Total Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.00:1.00;

(n) the distribution, by dividend or otherwise, of Equity Interests of an Unrestricted Subsidiary or Indebtedness of an Unrestricted Subsidiary owed to the Company or a Restricted Subsidiary, provided that in each case the principal assets of such Unrestricted Subsidiary are not cash and Cash Equivalents received as Investments from the Company or any of the Restricted Subsidiaries;

(o) the Initial Borrower or any of its Restricted Subsidiaries may make Restricted Payments to any Person that substantially concurrently therewith becomes the Permitted Parent or a Subsidiary thereof in connection with any Permitted Parent Acquisition;

(p) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or warrants and the vesting of restricted stock and restricted stock units;

(q) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing; and

(r) distributions or payments by dividend or otherwise, among the Company and its Restricted Subsidiaries in connection with a Permitted Tax Restructuring.

For purposes of determining compliance with this Section 7.06:

(1) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments permitted pursuant to this Section 7.06, the Company, in its sole discretion, shall classify, and may from time to time reclassify, such Restricted Payment (or any portion thereof) and shall only be required to include the amount and type of such Restricted Payment in one of the clauses of this Section 7.06;

(2) additionally, all or any portion of any Restricted Payment may later be reclassified as having been incurred pursuant to any provision in this Section 7.06 so long as such Restricted Payment is permitted to be incurred pursuant to such provision at the time of reclassification; and

(3) Restricted Payments permitted by this Section 7.06 need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.06 permitting such Restricted Payment.

Notwithstanding the foregoing or anything to the contrary in this Agreement, other than the non-exclusive licensing or sub-licensing of intellectual property in the ordinary course of business, in no event shall (i) any Loan Party be permitted to dispose of, or grant an exclusive license to, any Material Intellectual Property, whether as a Disposition, Investment, Restricted Payment or otherwise, to any Unrestricted Subsidiary or any Restricted Subsidiary that is not a Loan Party and (ii) the Company or any Restricted Subsidiary be permitted to dispose of, or grant an exclusive license to, any Material Intellectual Property, whether as a Disposition, Investment, Restricted Payment or otherwise, to any Unrestricted Subsidiary.

SECTION 7.07 [Reserved].

SECTION 7.08 Prepayments, Etc., of Indebtedness.

(a) Optionally prepay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year prior to the scheduled maturity date thereof any Junior Debt with an outstanding principal amount in excess of the Threshold Amount (it being understood that payments of regularly scheduled interest and “AHYDO” payments under any such Junior Debt Documents shall not be prohibited by this clause), except for (i) the refinancing thereof with the Net Cash Proceeds of any Equity Interest (other than Disqualified Equity Interests) or Indebtedness (to the extent such Indebtedness constitutes Refinancing Indebtedness), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of the Company or any Parent Entity, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount at the time made not to exceed (A)(1) the greater of, at the time made, (x) $75.0 million and (y) 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period minus (2) the amount of Restricted Payments made pursuant to Section 7.06(j) plus (B) the Available Amount (provided that, at the time of any such payment, no Event of Default shall have occurred and be continuing or would result therefrom), (iv) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity (provided that, at the time of such prepayments, redemptions, purchases, defeasances or other payments, the Total Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.00:1.00), (v) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity as part of an applicable high yield discount obligation catch-up payment and (vi) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an amount equal to the aggregate amount of cash contributions made after the Closing Date to the Company in exchange for Qualified Equity Interests of the Company, except to the extent utilized in connection with any other transaction permitted by Section 7.02, Section 7.03 or Section 7.06, and except to the extent such cash contributions increase the Available Amount or constitute a Cure Amount.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders, taken as a whole, in their capacity as such, any term or condition of any Junior Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed), and excluding any such amendment or modification that would not be prohibited under the definition of “Refinancing Indebtedness” with respect to such Junior Debt.

For purposes of determining compliance with this Section 7.08:

(1) in the event that a prepayment, redemption, purchase or other satisfaction of Junior Debt meets the criteria of more than one of the types of prepayments, redemptions, purchases or other satisfactions of Junior Debt permitted pursuant to this Section 7.08, the Company, in its sole discretion, shall classify, and may from time to time reclassify, such prepayment, redemption, purchase or other satisfaction of Junior Debt (or any portion thereof) and shall only be required to include the amount and type of such prepayment, redemption, purchase or other satisfaction of Junior Debt in one of the clauses of this Section 7.08;

(2) additionally, all or any portion of any a prepayment, redemption, purchase or other satisfaction of Junior Debt may later be reclassified as having been incurred pursuant to any provision in this Section 7.08 so long as such prepayment, redemption, purchase or other satisfaction of Junior Debt is permitted pursuant to such provision at the time of reclassification; and

(3) prepayments, redemptions, purchases or other satisfactions of Junior Debt permitted by this Section 7.08 need not be permitted solely by reference to one provision permitting such prepayment, redemption, purchase or other satisfaction of Junior Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.08 permitting such a prepayment, redemption, purchase or other satisfaction of Junior Debt.

SECTION 7.09 Financial Covenant Leverage Ratio. With respect to the Revolving Credit Facility only, except with the written consent of the Required Revolving Credit Lenders, permit the Financial Covenant Leverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis as of the last day of a Test Period (commencing with the Test Period ending on or about September 30, 2021) to exceed 6.50:1.00 if on the last day of such Test Period the aggregate amount of Revolving Credit Loans, Swingline Loans and/or L/C Exposure (excluding up to $15,000,000 of undrawn Letters of Credit and other Letters of Credit which have been Cash Collateralized or Backstopped) exceeds 35% of the Aggregate Revolving Credit Commitments outstanding on the last day of such Test Period (the “Financial Covenant”); provided, that at the Company’s election the maximum Financial Covenant Leverage Ratio for purposes of this Financial Covenant shall be increased (i) for the first four fiscal quarters ending after consummation of such Financial Covenant Material Acquisition, by the Differential Amount and (ii) for the fifth through eighth fiscal quarters ending after consummation of such Financial Covenant Material Acquisition, by 50.0% of the Differential Amount; provided, further that in no event shall (i) the aggregate Differential Amount for all Financial Covenant Material Acquisitions exceed 2.00:1.00 and (ii) the maximum Financial Covenant Leverage Ratio under this Financial Covenant exceed 8.50:1.00.

SECTION 7.10 [Reserved].

SECTION 7.11 Restrictions on Subsidiaries’ Distributions. (a) Enter into any agreement or instrument that by its terms restricts the ability of any Restricted Subsidiary to

(1) pay dividends or make any other distributions in cash or otherwise on its Equity Interests or pay any Indebtedness owed to the Company or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary; or

(2) make any loans or advances to the Company or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 7.11(a) shall not prohibit:

(1) any encumbrance or restriction pursuant to any Indebtedness permitted hereunder or any other agreement or instrument, in each case, in effect at or entered into on the Closing Date;

(2) any encumbrance or restriction pursuant to the Loan Documents;

(3) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Equity Interest or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Equity Interests or Indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5) any encumbrance or restriction: (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (ii) contained in mortgages, pledges, charges or other security agreements permitted under this Agreement and the other Loan Documents or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Agreement and the other Loan Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (iii) contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6) any encumbrance or restriction (i) pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or (ii) pursuant to other Indebtedness permitted to be incurred under Section 7.03(s);

(7) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all of the Equity Interests or all or any assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, licenses, equityholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11) any encumbrance or restriction pursuant to Swap Obligations;

(12) other Indebtedness of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Closing Date pursuant to Section 7.03 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Section 7.03 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement as in effect on the Closing Date or (ii) in respect of which the Company determines in good faith at the time of entry into such agreement or instrument that (A) such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make anticipated principal or interest payments on the Loan Obligations, (B) such encumbrances or restrictions are market terms and the time of incurrence or (C) such encumbrances or restrictions apply only during the continuance of a default in respect of a payment relating to such agreement or instrument;

(15) any encumbrance or restriction existing by reason of any lien permitted under Section 7.01 or imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness; or

(16) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in the clauses above or this clause (b)(16) (an “Initial Agreement”), or contained in any amendment, supplement, replacement, modification or other similar arrangement to an agreement referred to in the clauses above or this clause (b)(16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument do not materially expand the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement, replacement, modification or other similar arrangement relates (as determined in good faith by the Company).

Article VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days of when required to be paid herein, any amount required to be reimbursed to an L/C Issuer pursuant to Section 2.03(c)(i) or (iii) within five (5) Business Days of when required to be paid herein, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a)(i), or Section 6.04 (as it relates to the Company) or Article VII (other than Section 7.09) or (ii) Section 7.09; provided that (i) no Default or Event of Default under Section 7.09 shall be deemed to have occurred until the date that is fifteen (15) Business Days after the date the financials for the relevant fiscal quarter are required to be delivered hereunder if the Company then has a Cure Right under Section 8.05 with respect to the applicable breach and has delivered notice thereof, (ii) any Event of Default under Section 7.09 shall be subject to cure pursuant to Section 8.05 (provided that, with respect to any Default or Event of Default under Section 7.09 subject to cure, during the period commencing on the date such financials are required to be delivered until the earlier of the exercise of the relevant cure right and the expiration of the relevant cure period, (x) the Lenders shall not be required to make any Credit Extension and (y) no action hereunder, the taking of which is subject to no Default or Event of Default having occurred or be continuing, shall be permitted) and (iii) no Default or Event of Default under Section 7.09 shall constitute a Default or an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans and the Revolving Credit Commitments, until the date on which all Loans under each Revolving Credit Facility have been accelerated and all Revolving Credit Commitments have been terminated as a result of such breach, in each case, by the Required Revolving Credit Lenders, and the Required Revolving Credit Lenders have not rescinded such acceleration; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Company of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Company of written notice thereof by the Administrative Agent or the Required Lenders; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) with an outstanding principal amount (or, in the case of a Swap Contract, Swap Termination Value) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness with an outstanding principal amount (or, in the case of a Swap Contract, Swap Termination Value) of not less than the Threshold Amount, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (1) any secured Indebtedness that becomes due as a result of a disposition, transfer, condemnation, insured loss or similar event with respect to the property or assets securing such Indebtedness, (2) any customary offer to repurchase provisions upon an asset sale, (3) customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (4) Indebtedness of any person assumed in connection with the acquisition of such person to the extent that such Indebtedness is repaid as required by the terms thereof as a result of the acquisition of such person, (5) the redemption of any Indebtedness incurred to finance an acquisition pursuant to any special mandatory redemption or similar feature that is triggered as a result of the failure of such acquisition to occur or (6) termination events or equivalent events pursuant to the terms of Indebtedness consisting of Swap Contracts; provided, further that any failure described under clause (A) or (B) above is unremedied and is not waived by the holders of such Indebtedness, and such Indebtedness is not discharged, prior to any termination of the commitments or acceleration of the Loans pursuant to Article VIII; or

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money with an individual amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity. Any material provision of any Guarantee or any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04) or as a result of acts or omissions by the Administrative Agent or the satisfaction in full of all the Loan Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and termination of the Aggregate Commitments, ceases to be in full force and effect or in the case of any Collateral Document, ceases to create a valid Lien on Collateral covered thereby constituting a material portion of the Collateral; or any Loan Party contests in writing the validity or enforceability of any material provision of any Guarantee or any Collateral Document (other than in an informational notice delivered to the Administrative Agent and/or the Collateral Agent); or any Loan Party denies in writing that it has any or further liability or obligation under any Guarantee or any Collateral Document (other than as a result of repayment in full of the Loan Obligations (other than contingent indemnification obligations as to which no claim has been asserted), termination of the Aggregate Commitments or release of the applicable Guarantee), or purports in writing to revoke or rescind any Guarantee or any Collateral Document, except to the extent that any such loss of perfection or priority results from (x) the failure of the Collateral Agent to maintain possession of certificates or other possessory collateral actually delivered to it representing securities or other collateral pledged under the Collateral Documents or the Collateral Agent’s failure to file or maintain any filings required for perfection (including the filing of UCC financing statement or continuations, filings regarding IP Rights or similar filings), (y) the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof and/or (z) a release of any Guarantee or Collateral in accordance with the terms hereof or thereof and, except as to Collateral consisting of Material Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or disclaimed in writing that such losses are covered by such title insurance policy;

(j) Change of Control. There occurs any Change of Control; or

(k) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under ERISA and the Code under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such termination occurs by an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If, prior to the taking of any action under Section 8.02 (or the occurrence of any event set forth in the proviso thereto), any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action (including any action by a specified time), such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the date on which such action is unwound (in each case giving effect to any amendments or waivers under Section 10.01); provided that, subject in all respects to subsection (iv) of the immediately succeeding paragraph, an Event of Default resulting from the failure to deliver a notice pursuant to Section 6.03(a) shall cease to exist and be cured in all respects if the Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured (including pursuant to this paragraph).

Notwithstanding anything to the contrary in this Section 8.01, an Event of Default (the “Initial Default”) may not be cured pursuant to the immediately preceding paragraph:

(i) if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default (including, without limitation, an extension of credit at a time when the conditions thereto have not been met and the application of proceeds thereof) directly results in the cure of such Initial Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that was not permitted that the Initial Default had occurred and was continuing;

(ii) in the case of an Event of Default under Section 8.01(i) that directly results in material impairment of the rights and remedies of the Lenders and Administrative Agent under the Loan Documents and that is incapable of being cured;

(iii) in the case of an Event of Default under Section 8.01(c) arising due to the failure to perform or observe Section 6.06 that directly results in a material adverse effect on the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party;

(iv) in the case of an Initial Default for which (i) the Company intentionally failed to give notice to the Administrative Agent of such Initial Default in accordance with Section 6.03(a) of this Agreement and (ii) the Company had actual knowledge of such failure to give such notice; or

in the case of an Initial Default for which Administrative Agent has accelerated the Loans, exercised remedies or reserved rights.

Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall not be entitled to notify the Company of a Default under this Section 8.01 for actions taken and publicly reported or reported by the Company to the Administrative Agent or the Lenders more than two years prior to such notice of Default, and no Default or Event of Default can occur as a result of any such action; provided that such two year limitation shall not apply if (i) the Administrative Agent or any Lender has commenced any remedial action or has reserved rights in respect of any such Event of Default prior to such time or (ii) any Loan Party had actual knowledge of such Default or Event of Default and failed to notify to Administrative Agent as required hereby.

SECTION 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing (subject, in the case of an Event of Default under Section 8.01(b)(ii), to the proviso thereto and the Cure Right set forth in Section 8.05), the Administrative Agent may, with the consent of, and shall, at the request of, the Required Lenders (or in the case of a termination of the Revolving Credit Commitments pursuant to clause (a) below, the Required Revolving Credit Lenders or, in the case of a failure to observe or perform the Financial Covenant, unless the Required Revolving Credit Lenders have accelerated any Revolving Credit Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders declare an Event of Default in connection therewith, the Required Revolving Credit Lenders), take any or all of the following actions by notice to the Company:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c) require that the Borrower Cash Collateralize or Backstop the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Sections 8.01(f) or (g) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize or Backstop the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any such Person that is an Immaterial Subsidiary or at such time could, upon designation by the Company, become an Immaterial Subsidiary, and that is affected by any event or circumstances referred to in any such clause unless the Consolidated Total Assets of such Subsidiary together with the Consolidated Total Assets of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis.

SECTION 8.04 Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized or Backstopped as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to any Acceptable Intercreditor Agreement then in effect, in the following order:

First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and Collateral Agent in its capacity as such;

Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on the Loans (including, but not limited to, Post-Petition Interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (i) payment of that portion of the Obligations constituting unpaid principal on the Loans, Unreimbursed Amounts and L/C Borrowings, (ii) payment of Obligations arising under Secured Hedge Agreements and Cash Management Obligations and (iii) for the account of the L/C Issuers, Cash Collateralize or Backstop that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize or Backstop the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), to the extent permitted by applicable law, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations pursuant to clause Fourth above) and (b) Cash Management Obligations and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as applicable. Each Cash Management Bank and Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 8.05 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the Company fails to comply with the Financial Covenant, from the last day of the Test Period until the expiration of the fifteenth Business Day after the date on which financial statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.01, the Company may designate any direct equity investment in the Company in cash in the form of common Equity Interests (or other Qualified Equity Interests of the Company reasonably acceptable to the Administrative Agent) made during the Test Period until the end of such time period as a Cure Amount (the “Cure Right”), and upon the receipt by the Company of net cash proceeds corresponding to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that (x) such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document (including, without limitation, for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) for the quarter with respect to which such Cure Right was exercised and (y) there shall be no reduction in Indebtedness in connection with any Cure Amounts for determining compliance with the Financial Covenant and no Cure Amounts will reduce (or count towards) the First Lien Leverage Ratio or the Total Leverage Ratio for purposes of any calculation thereof, in each case, for the fiscal quarter with respect to which such Cure Right was exercised, except that with respect to fiscal quarters thereafter, such reduction may apply but only to the extent the proceeds are actually applied to prepay Indebtedness pursuant to Section 2.05(a).

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Company shall then be in compliance with the requirements of the Financial Covenant during such Test Period, the Company shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured (including for purposes of Section 4.02); provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four (4) consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Company to be in compliance with the Financial Covenant.

(c) Notwithstanding anything in this Agreement to the contrary, following the delivery by the Company of a written notice to the Administrative Agent of its intent to exercise the Cure Right (x) the Lenders shall not be permitted to exercise any rights then available as a result of an Event of Default under this Article VIII on the basis of a breach of the Financial Covenant so as to enable the consummation of the Cure Right as permitted under this Section 8.05 and (y) the Lenders shall not be required to make any Credit Extension and the L/C Issuers shall not be required to make any L/C Credit Extension unless and until the Company has received the Cure Amount required to cause the Company to be in compliance with the Financial Covenant.

SECTION 8.06 Change of Control. Notwithstanding the definition of a Change of Control:

(a) a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming a direct or indirect Wholly-Owned Subsidiary of a holding company if:

(i) (A) the direct or indirect holders of the voting Equity Interests of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting Equity Interests immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting Equity Interests of such holding company; and

(ii) in the case of the direct parent of the Company that becomes such a holding company (“Holdings”), (A) the Administrative Agent shall have received all documentation and other information about Holdings that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, (B) Holdings shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (C) on or prior to the consummation of such transaction, (1) Holdings and the Company shall enter into an amendment this Agreement to add a passive holdings covenant substantially in the form of Exhibit M hereto and to effect an accession of Holdings as a Loan Party to this Agreement (which amendment shall require the consent of only the Administrative Agent notwithstanding anything to the contrary contained in Section 10.01) and (2) Holdings shall enter into a Guaranty and shall cause such agreements, amendments, supplements, stock certificates or other instruments to be executed, delivered, filed and recorded (and deliver a copy of same to the Administrative Agent and Collateral Agent) in such jurisdictions as may be required by applicable law to create and perfect the Lien of the Collateral Agent on all of the Equity Interests issued by the Company and all other Collateral owned by Holdings, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states;

(b) the right to acquire voting Equity Interests (so long as such Person does not have the right to direct the voting of the voting Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of voting Equity Interests will not cause a party to be a beneficial owner; and

(c) for the avoidance of doubt, notwithstanding anything to the contrary, this Section 8.06 shall not apply to a Permitted Parent Acquisition.

Article IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of Agents.

(a) Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and Collateral Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent and Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent and Collateral Agent, regardless of whether a Default or Event of Default has occurred and is continuing. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article IX are solely for the benefit of, and among, the Administrative Agent, the Collateral Agent, the Lenders and each L/C Issuer, and neither the Borrower nor any other Loan Party shall be bound by or have rights as a third party beneficiary of any such provisions (except with respect to Section 9.11 and except to the extent such rights are set forth herein, including with respect to such rights in Section 9.09).

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes MSSF to act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swingline Lender, L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) and Article X as if set forth in full herein with respect thereto.

SECTION 9.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of their duties and exercise their rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Article IX (including this Section 9.02 and Sections 9.03 and 9.07) and Section 10.05 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article IX (including this Section 9.02 and Sections 9.03 and 9.07) and Section 10.05 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent or the Collateral Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

SECTION 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and/or the Collateral Agent (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for (or shall have any duty to ascertain or inquire into) (A) any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or made in any written or oral statements or in any financial or other statements or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, (B) the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, (C) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, (D) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or (E) the value or the sufficiency of any Collateral or the satisfaction of any condition set forth in Article IV or elsewhere herein or that the Liens granted to the Collateral Agent have been properly or sufficiently created, perfected, protected, enforced or entitled to any particular priority, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. Anything contained herein to the contrary notwithstanding, no Agent-Related Person shall have any liability arising from confirmations of the amount of outstanding Loans or the L/C Obligations or the component amounts thereof or shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. No Agent shall have except as expressly set forth herein and in the other Loan Documents, any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by the Company, a Lender or an L/C Issuer The exculpatory provisions of this Article IX shall apply to any such Affiliates, agents, employees or attorneys-in-fact, such sub-agents, and their respective activities in connection with the syndication of credit facilities provided for herein as well as activities of the Administrative Agent and/or the Collateral Agent.

SECTION 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance).

(b) In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

SECTION 9.05 Notice of Default. None of the Administrative Agent or the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender and each L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each L/C Issuer also represents that (i) it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties and (ii) it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide (and shall not be liable for the failure to provide) any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent and the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Loan Obligations and the resignation of the Administrative Agent or the Collateral Agent.

SECTION 9.08 Agents in their Individual Capacities. MSSF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though MSSF were not the Administrative Agent and the Collateral Agent hereunder and without notice to or consent of (nor any duty to accept therefor to) the Lenders. The Lenders acknowledge that, pursuant to such activities, MSSF or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, MSSF shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include MSSF in its individual capacity.

SECTION 9.09 Successor Agents. The Administrative Agent and the Collateral Agent may resign as the Administrative Agent and Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent meeting the qualifications set forth above, which successor may not be a Defaulting Lender or Disqualified Lender. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c), and the retiring Administrative Agent’s or retiring Collateral Agent’s, as applicable, appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation, as applicable, hereunder as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent, as applicable, under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or the Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent, as applicable, hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or the Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or the successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent or retiring Collateral Agent, as applicable, and its agents and sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent, as applicable, was acting as Administrative Agent and/or Collateral Agent, as applicable.

SECTION 9.10 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (k) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be canceled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.11 Collateral and Guaranty Matters. The Lenders and the L/C Issuer and each other Secured Party irrevocably agrees that:

(a) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments, payment in full of all Loan Obligations (other than contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit with no pending drawings (other than Letters of Credit that have been Cash Collateralized or Backstopped or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), (ii) at the time the property subject to such Lien is Disposed, transferred or to be Disposed or transferred as part of or in connection with any Disposition or transfer permitted hereunder or under any other Loan Document to any Person other than any other Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below and/or (v) if the property subject to such Lien becomes Excluded Property;

(b) the Collateral Agent is authorized to (and each Secured Party irrevocably requires the Administrative Agent to promptly) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(c), 7.01(f), 7.01(i), 7.01(j), 7.01(m), 7.01(j)(ii), 7.01(s), 7.01(v), 7.01(z)(ii), 7.01(cc), 7.01(ee), and/or 7.01(oo); provided that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only occur with respect to any Lien on such property that is permitted by Sections 7.01(s), and/or 7.01(oo) to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(c) if any Subsidiary Guarantor becomes an Excluded Subsidiary (other than any Excluded Subsidiary the Borrower elects to maintain as a Subsidiary Guarantor) or is transferred to any Person other than the Borrower or a Restricted Subsidiary, in each case as a result of a transaction or designation permitted hereunder, (x) such Subsidiary shall be automatically released from its obligations under the Guaranty and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Equity or are being transferred to a Person that is not a Loan Party) shall be automatically released; provided that (A) solely in the case of any election to maintain a Non-U.S. Discretionary Guarantor as a Subsidiary Guarantor, consent of the Administrative Agent shall be required prior to such election, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that such consent may be withheld if the Administrative Agent reasonably determines that such Non-U.S. Discretionary Guarantor is organized under the laws of a jurisdiction (1) where the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (2) where the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (3) that is not a member of the Organization for Economic Cooperation and Development or is the target of any Sanctions); provided that no such consent shall be required for the Borrower’s election to maintain an Excluded Subsidiary as a Subsidiary Guarantor if such Excluded Subsidiary was already a Guarantor and has not changed its jurisdiction of organization and/or is organized under the laws of the United States, Canada, the United Kingdom, Ireland, the Netherlands or Luxembourg and (B) unless previously provided with respect to such Non-U.S. Discretionary Guarantor, the Administrative Agent shall have received at least two (2) Business Days prior to such election all documentation and other information in respect of such Excluded Subsidiary as has been reasonably requested by the Administrative Agent in writing that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act (and, upon any request made by a Lender to the Administrative Agent, the Administrative Agent will provide the Lenders with all such information made available to it in accordance with, and subject to, the provisions of this Agreement) and (iii) the release of any Subsidiary Guarantor from its obligations under the Loan Documents solely as a result of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (l) of the definition thereof shall only be permitted if, at the time such Subsidiary Guarantor becomes such an Excluded Subsidiary, (A) no Specified Event of Default has occurred and is continuing and (B) such Subsidiary Guarantor so becomes such an Excluded Subsidiary as a result of a joint venture or other strategic transaction permitted hereunder entered into for a bona fide business purpose.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent and Collateral Agent will promptly (and each Secured Party irrevocably authorizes the Administrative Agent and Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that, upon the reasonable request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that the transactions giving rise to such request have been consummated in accordance with this Agreement and the other Loan Documents. Any such certificate delivered by the Borrower in accordance with this Section 9.11 shall be conclusive and binding. Each Secured Party irrevocably authorizes and directs the Administrative Agent to rely on any such certificate without independent investigation and release its interests in any Collateral or release any Guarantor from its obligations under the Loan Documents (including, in each case of the foregoing, by filing applicable termination statements and/or returning pledged Collateral); it being acknowledged and agreed by each Secured Party that the Administrative Agent, in its capacity as such, shall have no liability with respect to relying on such certificate and taking actions to evidence such release

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral (including through any right of setoff) or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.12 Other Agents; Arrangers and Managers. None of the Lenders, the Agents, the Lead Arrangers, or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger and bookrunner,” “co-documentation agents” “managers” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party reasonably be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon reasonable request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.14 Withholding Tax. To the extent required by any applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (1) the term “Lender” shall, for purposes of this Section 9.14, include any L/C Issuer and (2) this Section 9.14 shall not limit or expand the obligations of the Loan Parties under Section 3.01 or any other provision of this Agreement.

SECTION 9.15 Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender (if applicable) and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank shall indemnify and hold harmless each Agent and each of its directors, officers, employees, or agents, to the extent not reimbursed by the Loan Parties, against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or its directors, officers, employees, or agents in connection with such provider’s Cash Management Obligations or Obligations arising under Secured Hedge Agreements; provided, however, that no Cash Management Bank or Hedge Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. No Cash Management Bank or Hedge Bank will create (or be deemed to create) in favor of any such provider, as applicable, any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents. By accepting the benefits of the Collateral, each such Cash Management Bank or Hedge Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.15.

SECTION 9.16 Return of Certain Payments.

(a) Each Lender and each L/C Issuer (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or L/C Issuer (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment was received by such Recipient to the date such amount is repaid to the Administrative Agent in same-day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Recipient shall not assert any right or claim to the Payment, and hereby waives any claim, counterclaim, defense or right of set off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Payment) with respect to such Payment, and to the extent permitted by applicable law, such Recipient shall not assert any right or claim to the Payment, and hereby waives any claim, counterclaim, defense or right of set off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(c) Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent in the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) The Borrower and each other Loan Party hereby agrees that (x) in the event any Payment (or portion thereof) is not recovered from any Lender or L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount and (y) the receipt by any Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Lender or L/C Issuer by the Borrower or any other Loan Party.

(e) Each party’s obligations in this Section 9.16 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) owed by the Borrower or any other Loan Party.

SECTION 9.17 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article X

Miscellaneous

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.02 (other than a waiver thereof without the consent of the Required Revolving Credit Lenders in connection with a Credit Extension under the Revolving Credit Facility) or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that the waiver of (or amendment to the terms of) (i) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (ii) the MFN Provisions or other “most favored nation” provisions and the application thereof shall not constitute a postponement or reduction of the amount of interest, fees or other amounts;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that (x) any change to the definition of any financial ratio (including the First Lien Leverage Ratio, the Total Leverage Ratio and/or the Fixed Charge Coverage Ratio) or in each case, the component definitions thereof and/or (y) any amendment, supplement, modification and/or waiver of the MFN Provisions shall, in each case of the foregoing clauses (x) and (y), not constitute a reduction in the rate of interest or fees or other amounts payable; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Revolving Credit Lenders,” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents without the written consent of each Lender directly and adversely affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions except as expressly provided in the Loan Documents (including any transaction permitted under Section 7.04), without the written consent of each Lender;

(f) release all or substantially all of the value of the Guarantees in any transaction or series of related transactions except as expressly provided in the Loan Documents (including any transaction permitted under Section 7.04), without the written consent of each Lender;

(g) solely to the extent such change would alter the ratable sharing of payments, change any provision of Section 2.13 or Section 8.04 without the written consent of each Lender directly and adversely affected thereby;

(h) subordinate the Loan Obligations in right of payment to any other Indebtedness or other obligation without the written consent of each Lender directly and adversely affected thereby;

(i) subordinate the Liens securing the Loan Obligations hereunder to the Liens securing any other Indebtedness or other obligation except as expressly provided in the Loan Documents (including any transaction permitted under Section 7.01) without the written consent of each Lender directly and adversely affected thereby;

(j) release (i) the Guaranty provided by the Permitted Parent or (ii) the Guaranty provided by the Borrower, if any, in each case provided pursuant to Section 6.10(b), except as expressly provided in the Loan Documents without the written consent of each Lender directly and adversely affected thereby; or

(k) change the stated currency in which any Lender or L/C Issuer is required to make Loans or issue Letters of Credit or the Borrower is required to make payments of principal, interest, fees or other amounts hereunder or under any other Loan Document without the written consent of each Lender and L/C Issuer directly and adversely affected thereby (but not the Required Lenders);

and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) the definition of “Alternate Currency Sublimit” may be amended or rights and privileges in respect thereof waived with the consent of the Borrower, the Administrative Agent and each Revolving Credit Lender; (v) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

(vi) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders; (vii) the definition of “Letter of Credit Sublimit” may be amended or rights and privileges thereunder waived with the consent of the Borrower , each L/C Issuer, the Administrative Agent and the Required Revolving Credit Lenders; (viii) an amendment described in Section 8.06 or Section 10.24 may be effected with the consent of the Borrower and the Administrative Agent; (ix) the conditions precedent set forth in Section 4.01 to a Credit Extension of Term B Loans on the Closing Date may be amended or rights and privileges thereunder waived only with the consent of the Term Lenders holding more than 50.0% of the Term B Commitments on such date; (x) the conditions precedent set forth in Section 4.01 to a Credit Extension under the Revolving Credit Facility on the Closing Date and/or the conditions precedent set forth in Section 4.02 to a Credit Extension under the Revolving Credit Facility after the Closing Date, in each case, may be amended or rights and privileges thereunder waived only with the consent of the Required Revolving Credit Lenders and, in the case of a Credit Extension that constitutes the issuance of a Letter of Credit, the applicable L/C Issuer; and (xi) only the consent of the Required Revolving Credit Lenders shall be necessary to amend, modify or waive the terms and provision of the financial covenants set forth in Section 7.09 (and any related definitions as used in such Section, but not as used in other Sections of this Agreement). Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and, if applicable, the Required Revolving Credit Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure (x) ambiguities, errors, mistakes, omissions, inconsistencies or defects, (y) to effect administrative changes of a technical or immaterial nature, (iii) to integrate any Incremental Term Loans, Incremental Revolving Credit Facilities, Extended Term Loans or Extended Revolving Credit Commitments as contemplated hereby, (iv) to provide that any Customary Term A Loans have the benefit of the Financial Covenant and lenders thereof are included in the “Required Revolving Credit Lenders” with respect to any amendments to the Financial Covenant and to make appropriate changes to Sections 7.09, 8.02 and 10.01 with respect to the control of remedies in the event of a default in respect of the Financial Covenant or (v) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; it being agreed that in the case of any conflict between this Agreement and any other Loan Document, the provisions of this Agreement shall control (except that in the case of any conflict between this Agreement and an Acceptable Intercreditor Agreement, such Acceptable Intercreditor Agreement shall control). Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), (i) any Loan Document may be amended to cure ambiguities, omissions, mistakes or defects, (ii) any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent), (iii) this Agreement (including the amount of amortization due and payable with respect to any Class of Term Loans) may be amended to the extent necessary to create a fungible Class of Term Loans (including to add provisions that are more favorable to the relevant Class of Lenders holding such Term Loans, but not provisions that are adverse to such Class of Lenders) and (iv) this Agreement (and any other Loan Document) may be amended to the extent necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of clause (h) of the “Collateral and Guarantee Requirement.”

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x)

any Lender that is a Regulated Bank and (y) any Revolving Credit Lender as of the Closing Date) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation without any obligation to independently verify the accuracy or completeness of such representations).

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swingline Lender to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by e-mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swingline Lender pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, any L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the non-”PUBLIC” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the Agent-Related Persons of each of the foregoing from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower other than those arising as a result of such Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and non-appealable judgment).

(f) Notice to Other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs and Expenses. The Borrower agrees (a) to the extent the Closing Date occurs, to pay or reimburse the Administrative Agent, the Lead Arrangers and the L/C Issuers for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Term B Loans and Revolving Credit Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of one primary counsel and one local counsel in each appropriate jurisdiction (which to the extent necessary, may include a single special counsel acting for multiple jurisdictions) (and, in the case of an actual or reasonably perceived conflict of interest, where the Person(s) affected by such conflict notifies the Borrower of the existence of such conflict, one additional firm of counsel for all such affected Persons)) and (b) to pay or reimburse the Administrative Agent, the Lead Arrangers, each L/C Issuer and the Lenders (taken as a whole) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all fees, costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such fees, costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one firm of outside counsel to the Administrative Agent (and one local counsel in each appropriate jurisdiction (which to the extent necessary may include a single special counsel acting for multiple jurisdictions)) (and, in the case of an actual or reasonably perceived conflict of interest, where the Person(s) affected by such conflict notifies the Borrower of the existence of such conflict, one additional firm of counsel for all such affected Persons)). The foregoing fees, costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification by the Borrower; Limitation of Liability. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, each L/C Issuer, each Lead Arranger and their respective Affiliates, and the directors, officers, employees, counsel, agents, advisors, and other representatives and the successors and permitted assigns of each of the foregoing (without duplication) (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages and claims (collectively, the “Losses”), and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one primary firm of counsel for all Indemnitees and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which to the extent necessary, may include a single special counsel acting for multiple jurisdictions) for all Indemnitees (and, in the case of an actual or reasonably perceived conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict, one additional firm of counsel for all such affected Indemnitees)), but no other third party advisors without the Borrower’s prior consent (not to be unreasonably withheld or delayed) of any such Indemnitee arising out of, resulting from, or in connection with, any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Agreement, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnitee is a party thereto and whether or not such Proceedings are brought by the Borrower, its Affiliates or creditors or any other third party Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, (d) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) or (e) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses and related expenses resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates (other than, to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates, with respect to a claim against an Indemnitee acting in its capacity as an Agent or Lead Arranger or similar role under the Loan Documents unless such claim arose from the exceptions specified in clauses (x) and (y) (as determined by a court of competent jurisdiction in a final and non-appealable decision)). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within thirty days after demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial decision in a court of competent jurisdiction that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Loan Documents, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

No Protected Person, nor any other party hereto shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement and, without in any way limiting the indemnification obligations set forth above, no Protected Person or Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the Borrower’s indemnification and reimbursement obligations hereinabove to the extent such damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification or reimbursement hereunder. For purposes hereof, “Protected Person” shall mean each Agent-Related Person, each Lender, each L/C Issuer, each Lead Arranger and their respective Affiliates, and the directors, officers, employees, counsel, agents, advisors, and other representatives and the successors and permitted assigns of each of the foregoing (without duplication).

It is agreed that the Loan Parties shall not be liable for any settlement of any Proceeding (or any expenses related thereto) effected without the Borrower’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, the Borrower agree to indemnify and hold harmless each Indemnitee from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 10.05.

The Borrower shall not, without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceeding, (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee, and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.

SECTION 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, the L/C Issuer or any Lender, or any Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, after the Closing Date with respect to any Facility, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement in respect of such Facility (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that, no consent of the Borrower shall be required for an assignment (1) of any Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund or made by MS to the extent that such assignments are made in the primary syndication and to whom the Borrower has consented on or prior to the Closing Date, (2) of any Revolving Credit Loans and/or Revolving Credit Commitments to any other Revolving Credit Lender or any Affiliate of a Revolving Credit Lender or (3) if an Event of Default has occurred and is continuing, to any Assignee; provided, further that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after a Responsible Officer having received written notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each L/C Issuer and Swingline Lender at the time of such assignment, provided that no consent of such L/C Issuers or Swingline Lender shall be required for any assignment of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of a Term Loan) unless the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D) the Assignee shall not be a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), Defaulting Lender, a Disqualified Lender, (other than as set forth in Section 2.05(d) or clause (F) below) any Loan Party or any of its Affiliates; provided that the list of Disqualified Lenders shall be made available to the Lenders; and

(E) the Assignee shall not be a Defaulting Lender; and

(F) in case of an assignment to an Affiliated Lender, (1) no Revolving Credit Loans or Revolving Credit Commitments shall be assigned to or held by any Affiliated Lender, (2) no proceeds of Revolving Credit Loans shall be used, directly or indirectly, to consummate such assignment, (3) any Loans assigned to an Affiliated Lender shall be canceled promptly upon such assignment, (4) any purchases by Affiliated Lenders shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any Assignment and Assumption executed in connection with such purchases or sales and (5) no Affiliated Lender may purchase any Loans so long as any Event of Default has occurred and is continuing.

Notwithstanding anything to the contrary, this paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities other than Term B Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment shall be effective unless it has been recorded in the Register pursuant to this Section 10.07(d). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to its own interests only) at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the parties intend and shall treat the Loans (and any participation made pursuant to Section 10.07(e)) as being at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender. The Borrower agrees that the Administrative Agent, acting in its capacity as a non-fiduciary agent for purposes of maintaining the Register, and its officers, directors, employees, agents, sub-agents and affiliates, shall constitute “Indemnitees” under Section 10.05 hereof.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any other Person, sell participations to any Person (other than a natural person or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Section 3.01(f) and Sections 3.05 and 3.06), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) (it being agreed that any documentation required to be provided under Section 3.01(f) shall be provided solely to the participating Lender). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant complies with Section 2.13 as though it were a Lender. Any Lender that sells participations and any Lender that grants a Loan to a SPC shall maintain a register on which it enters the name and the address of each Participant and/or SPC and the principal and interest amounts of each Participant’s and/or SPC’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest or granted Loan as the owner thereof for all purposes notwithstanding any notice to the contrary. The Borrower agrees that the Administrative Agent, acting in its capacity as a non-fiduciary agent for purposes of maintaining the Participant Register, and its officers, directors, employees, agents, sub-agents and affiliates, shall constitute “Indemnitees” under Section 10.05 hereof. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrower solely for purposes of applicable U.S. federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version) or, if different, under Sections 871(h) or 881(c) of the Code.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.03 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or similar central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.03 and 3.04, subject to the requirements and limitations of such Sections (including Section 3.01(f) and Sections 3.05 and 3.06), to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.03 or 3.04) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer and the Swingline Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swingline Lender, as the case may be; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swingline Lender, as the case may be, shall have identified, in consultation with the Borrower, a successor L/C Issuer or Swingline Lender, as the case may be, willing to accept its appointment as successor L/C Issuer or Swingline Lender. In the event of any such resignation of an L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swingline Lender, as the case may be, hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or Swingline Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer or the Swingline Lender resigns as Swingline Lender, as the case may be, it shall retain all the rights and obligations of an L/C Issuer or Swingline Lender, as applicable, hereunder with respect to all Letters of Credit or Swingline Loans (as the case may be) outstanding as of the effective date of its resignation as an L/C Issuer or Swingline Lender, as the case may be, and all L/C Obligations with respect thereto and obligations with respect to the Swingline Loans, as applicable (including, as applicable, the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c) and the right to require the Lenders to make Base Rate Loans or fund risk participations in the Swingline Loans pursuant to Section 2.04). Upon the appointment of a successor L/C Issuer or Swingline Lender, as the case may be, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges an duties of the retiring L/C Issuer or Swingline Lender, as applicable, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(k) [Reserved].

(l) Disqualified Lenders. (i) No assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.07 (without giving effect to any deemed consent by the Borrower), in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender at any time after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) for purposes of assignments subsequent to such time, the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (l)(i) shall not be void, but the other provisions of this clause (l) shall apply.

(i) If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lowest of (x) the principal amount thereof, (y) the current trading price of such Term Loans and (z) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) such assignment does not conflict with applicable Laws, (ii) such assignment shall be accompanied by any assignment fee and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iii) The Administrative Agent shall have the right to provide the list of Disqualified Lenders to each Lender requesting the same.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance by other parties with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or whether a Lender is a Net Short Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Lender.

Notwithstanding anything to the contrary in this Section 10.07, there shall be no restrictions on the ability of the Administrative Agent to make assignments pursuant to the credit bidding provision in last paragraph of Section 9.10 and such assignment such be made without regard to (without limitation) any transfer or assignment fee, any restrictions on Eligible Assignees or minimum assignment amounts.

SECTION 10.08 Confidentiality. Each of the Agents (on behalf of themselves and any Agent-Related Person), L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees, managers, administrators, limited partners, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information or who are subject to customary confidentiality obligations of professional practice or who are bound by the terms of this paragraph (or language substantially similar to this paragraph)); (b) to the extent required or requested by any Governmental Authority including any self-regulatory authority such as the National Association of Insurance Commissioners; provided that, other than with respect to requests or requirements by such Governmental Authority pursuant to its oversight or supervisory function over such Agent, L/C Issuer or Lender (or their affiliates) for purposes of clause (b) or (h), such Agent, L/C Issuer or Lender shall (i) give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by such requirement, (ii) cooperate with the Loan Party to obtain a protective order or similar confidential treatment (or, in the case of any requests or requirements by a Governmental Authority pursuant to its oversight or supervisory function, inform such Governmental Authority of the confidential nature of such information), and (iii) only disclose that portion of the Information as counsel for such Agent, L/C Issuer or Lender advises such Person it must disclose pursuant to such requirement; (c) to the extent required by applicable Laws or regulations, or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the identity of Disqualified Lenders may be disclosed to any assignee or participant, or prospective assignee or participant); (f) with the written consent of the Borrower; (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.08, (y) is or was received by any Agent, any Lender, any L/C Issuer or any of their respective Affiliates from a third party that is not, to such party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates or (z) is independently developed by any Agent, any Lender, any L/C Issuer or any of their respective Affiliates; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or (k) for purposes of establishing a “due diligence” defense. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Company or any of its Subsidiaries or their business, other than any such information that is publicly available to any Agent, L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, subject to the exclusive right of the Administrative Agent and the Collateral Agent to exercise remedies under Section 9.11, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and the Subsidiaries) to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust, or tax withholding accounts) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Loan Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Loan Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.

Notwithstanding anything to the contrary

contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to setoff and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is a Foreign Subsidiary or a Domestic Foreign Holding Company. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.14 GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE IN THE BOROUGH OF MANHATTAN (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.

SECTION 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

SECTION 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.17 [Reserved].

SECTION 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the express benefit of the parties hereto and may be enforced by the Loan Parties. For the avoidance of doubt, the foregoing does not prevent or limit a Hedge Bank from exercising any rights to close out and/or terminate any Secured Hedge Agreement or transaction thereunder to which it is a party or net any such amounts in each case pursuant to the terms of such Secured Hedge Agreement.

SECTION 10.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

SECTION 10.20 Acceptable Intercreditor Agreements.

(a) Each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (b) authorizes and instructs the Collateral Agent and/or the Administrative Agent to enter into any Acceptable Intercreditor Agreement, in each case, as Collateral Agent or Administrative Agent hereunder, as applicable, and on behalf of such Lender or other Secured Party.

(b) The foregoing provisions are intended as an inducement to the lenders or noteholders (or any agent, trustee or other representative thereof) party to such Acceptable Intercreditor Agreement to extend credit to the Borrower and such Persons are intended third party beneficiaries of such provisions.

SECTION 10.21 Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Loan Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender or Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.24 Permitted Parent Acquisition.

(a) The Initial Borrower may, in connection with the consummation of any acquisition or other Investment otherwise permitted hereunder and on not less than twenty (20) Business Days’ notice to the Administrative Agent (or such shorter time period as may be agreed by the Administrative Agent in its discretion), become a Wholly-Owned Subsidiary of a Permitted Parent, and at its election may designate such Permitted Parent as an Additional Borrower hereunder, subject in each case to the satisfaction of the Permitted Parent Conditions (a “Permitted Parent Acquisition” and the date of satisfaction of such conditions and the effectiveness of such acquisition or other Investment, the “Permitted Parent Acquisition Effective Date”), and references herein to acquisitions or Investments shall be deemed to include references to a Permitted Parent Acquisition.

(b) The effectiveness of a Permitted Parent Acquisition and, if applicable, the designation of the Permitted Parent as an Additional Borrower hereunder, will be subject the following conditions (collectively, the “Permitted Parent Conditions”):

(i) (A) the Permitted Parent Acquisition, if consummated as an acquisition by the Borrower of the Permitted Parent, would be permitted hereunder, (B) no Event of Default shall have occurred and be continuing on the Permitted Parent Acquisition Effective Date, including giving effect to such Permitted Parent Acquisition, (C) immediately after giving pro forma effect to the Permitted Parent Acquisition, (x) the Company would be able to incur at least an additional $1.00 of unsecured Indebtedness pursuant to Section 7.03(a) hereof (subject to any Ratio Debt Ratio Increase, if applicable), (y) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower than it was at the end of the most recently ended Test Period or (z) the Total Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher than it was at the end of the most recently ended Test Period, (D) the

Permitted Parent shall satisfy the requirements of Section 6.10 of this Agreement and the Collateral and Guarantee Requirement as and when required thereby, (E) the Administrative Agent shall have received all documentation and other information about the Permitted Parent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, not less than two (2) Business Days prior to the Permitted Parent Acquisition Effective Date to the extent requested by the Administrative Agent not less than twelve (12) Business Days prior to the Permitted Parent Acquisition Effective Date (and, if the Permitted Parent is designated an Additional Borrower hereunder, not less than twelve (12) Business Days prior to the Permitted Parent becoming an Additional Borrower hereunder (it being understood and agreed that the Permitted Parent may be designated an Additional Borrower hereunder following the Permitted Parent Acquisition Effective Date subject to the satisfaction of the Permitted Parent Conditions as of the date on which the Permitted Parent becomes an Additional Borrower)), (F) solely if the Initial Borrower designates such Permitted Parent as an Additional Borrower hereunder, such Permitted Parent shall be an entity reasonably satisfactory to the Administrative Agent and (G) at the time of such Permitted Parent Acquisition, the Company shall be in pro forma compliance with the Financial Covenant after giving effect to any increase thereof following a Financial Covenant Material Acquisition, if applicable;

(ii) the Administrative Agent shall have received from each of the Initial Borrower, the Permitted Parent and each other Guarantor a Permitted Parent Joinder Agreement and other supplements or other documentation requested by and reasonably satisfactory to the Administrative Agent, pursuant to which (i) the Permitted Parent will unconditionally and irrevocably guarantee all the Obligations of the Borrower, (ii) the Permitted Parent shall become party hereto and to the other applicable Loan Documents as the Permitted Parent, the Company, a Guarantor, a Loan Party and, if applicable, an Additional Borrower, and assume the obligations applicable to it in such capacities, and (iii) to the extent the Permitted Parent becomes an Additional Borrower, the Initial Borrower and each other Guarantor unconditionally and irrevocably guarantees the obligations of the Additional Borrower hereunder and reaffirms that such obligations and such guarantees benefit from the Lien on the Collateral securing the Obligations as contemplated by the Loan Documents;

(iii) the Administrative Agent shall have received (A) customary certificates of the Secretary or Assistant Secretary or similar officer of the Permitted Parent, certifying true and complete copies of the organizational documents of such Permitted Parent attached thereto, and attaching customary resolutions or other evidence of authorization and incumbency of authorized officers, (B) certificates of good standing from the jurisdiction of organization of such Permitted Parent and (C) an Officer’s Certificate certifying compliance with Section 10.24(b)(i)(A), (B), (C), (D) and (G);

(iv) if requested by the Administrative Agent, the Permitted Parent and the Borrower shall have delivered to the Administrative Agent and the Collateral Agent an opinion of counsel in form and substance substantially consistent with the opinions of counsel delivered on the Closing Date for the Loan Parties (to the extent applicable) or otherwise reasonably satisfactory to the Administrative Agent;

(c) the Obligations of the Initial Borrower and the Additional Borrower hereunder shall be joint and several in nature. The Additional Borrower hereby irrevocably appoints the Initial Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receiving of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto and (iii) the receipt of the proceeds of any Loans made by the Lender to the Additional Borrower. Any acknowledgement, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers or by any Borrower acting singly, shall be valid and effective if taken only by the Initial Borrower, whether or not such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Initial Borrower, in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower. The Company may from time to time on not less than fifteen (15) Business Days’ notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its discretion) terminate the Permitted Parent’s status as Additional Borrower; provided that there are no outstanding Loans payable to the Additional Borrower, or other amounts payable by such Additional Borrower, on account of any Loans made to it as of the effective date of such termination.

(d) Each party hereto agrees that the Administrative Agent and the Initial Borrower may amend this Agreement and any other Loan Document to the extent (but only to the extent) necessary to give effect to the foregoing provisions of this Section 10.24. Any amendment to this Agreement or any other Loan Document that is necessary to effect the provision for this Section 10.24 and any other documentation related thereto shall be deemed “Loan Documents” hereunder.

SECTION 10.25 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INSULET CORPORATION, as the Initial Borrower

By:	/s/ John W. Kapples
Name: John W. Kapples
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent, Swingline Lender, a Revolving Credit Lender and an L/C Issuer

By:	/s/ Vanessa Roberts
Name: Vanessa Roberts
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Vanessa Roberts
Name: Vanessa Roberts
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Revolving Credit Lender

By:	/s/ W. Scott McKechnie
Name: W. Scott McKechnie
Title: SVP

[Signature Page to Credit Agreement]